     Filed with the Securities and Exchange Commission on April 16, 2004

                                                   Registration No. 333-36804
=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                       Post-Effective Amendment No. 4 to
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                       ----------------------------------

                           MADISON RIVER CAPITAL, LLC

      Delaware                       4813                     56-2156823
  (State or other             (Primary Standard            (I.R.S. Employer
  jurisdiction of         Industrial Classification       Identification No.)
  incorporation or               Code Number)
   organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          MADISON RIVER FINANCE CORP.

      Delaware                       4813                     56-2183107
  (State or other             (Primary Standard            (I.R.S. Employer
  jurisdiction of         Industrial Classification       Identification No.)
  incorporation or               Code Number)
   organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                       ----------------------------------
              Paul H. Sunu                              Copy to:
 Chief Financial Officer and Secretary            Gary P. Cullen, Esq.
      --Madison River Capital, LLC           Skadden, Arps, Slate, Meagher
 Chief Financial Officer and Secretary                 & Flom LLP
      --Madison River Finance Corp.                333 W. Wacker Drive
          103 South Fifth Street                 Chicago, Illinois 60606
       Mebane, North Carolina 27302                  (312) 407-0700
              (919) 563-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this amended Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]
If this form is filed to register additional securities for an offering Pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
=============================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We + +may not sell these notes until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these notes, and it is not soliciting an offer to buy these +
+notes in any state where the offer or sale is not permitted.               +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION. DATED APRIL 16, 2004.
PROSPECTUS

                      [MADISON RIVER COMMUNICATIONS LOGO]

                          Madison River Capital, LLC

                          Madison River Finance Corp.

                                 ---------

                               $200,000,000
                    13 1/4% Series B Senior Notes Due 2010

Interest                          Ranking
--------                          -------
The notes bear interest           The notes are unsecured, senior obligations
at a fixed annual rate of         of Madison River and rank junior to
13 1/4%. Interest will be         all of our secured debt.
paid on each March 1 and
September 1.                      Optional Redemption
                                  -------------------
Maturity                          At any time on or after March 1, 2005, we
--------                          may redeem some or all of the notes at the
The notes will mature on          prices specified herein.
March 1, 2010.

Mandatory Offer to Repurchase
-----------------------------
If we undergo a specific
kind of change of
control, we must offer to
repurchase the notes at
the prices specified herein.

                                  ---------


   Investing in the notes involves a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of certain factors that you should consider in connection with an investment in the notes.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This prospectus has been prepared for and will be used by Goldman, Sachs & Co. and its affiliates in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. and its affiliates may act as principal or agent in these transactions. Madison River will not receive any of the proceeds of such sales of the notes but will bear the expenses of registration.

                              Goldman, Sachs & Co.

                                  ---------

                                ________, 2004

                     WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 as amended, or the Exchange Act. As a result, we are required to file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any of these reports, statements and other information that we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. The indenture governing the notes requires us to file reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether we are subject to the reporting requirements of the Exchange Act.

We have filed a registration statement on Form S-4 to register the notes with the SEC. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain this information at no cost by writing or telephoning us at the following address and telephone number:

     Madison River Capital, LLC
     103 South Fifth Street
     Mebane, North Carolina 27302
     Attention:  John R. Whitener
                 Vice President and Treasurer
     Phone: (919) 563-1500

In addition, the registration statement and the exhibits to the registration statement are available on our website at www.madisonriver.net. Information on our website is not incorporated by reference into this prospectus and you should not consider this information as part of this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of all provisions of those documents. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter.

                                   SUMMARY

The following summary is intended to highlight certain information contained elsewhere in this prospectus. This summary is not intended to be a complete statement of all material facts related to the senior notes and is qualified in its entirety by the more detailed information and historical financial information, including the notes relating to that information, appearing elsewhere in this prospectus. Madison River Finance Corp., a wholly owned subsidiary of Madison River Capital, LLC, has only nominal assets, does not conduct any operations and was formed solely to act as co-issuer of the notes. For convenience, throughout this prospectus, the words "Madison River," "we," "us," "our" or similar words refer to Madison River Capital, LLC, Madison River Finance Corp. and all of their subsidiaries except where the context otherwise requires. "Madison River Capital" refers solely to Madison River Capital, LLC, and "Madison River Finance" refers to Madison River Finance Corp.

                             About Madison River

     We are an established rural local telephone company, or RLEC, that serves business and residential customers in the Southeast and Midwest regions of the United States. We offer a variety of telecommunications services, including local and long distance voice, high-speed data and Internet access. Since 1998, we have acquired four RLECs located in Mebane, North Carolina; Galesburg, Illinois; Foley, Alabama and Hinesville, Georgia. Each of our RLECs have been serving their respective community for over 50 years. With these acquisitions, we purchased established businesses with stable cash flows, governmental authorizations and certifications in place, operational support systems, experienced management and key personnel and technologically advanced facilities. We believe our disciplined approach to operations has allowed us to improve the operations at each of our acquired RLECs. For the year ended December 31, 2003, revenues generated by our RLEC operations were approximately $172.5 million, or 92.5% of our total operating revenues.

     As of December 31, 2003, our RLECs had 210,084 connections consisting of 185,903 voice access and 24,181 digital subscriber line, or DSL, connections in service. Our RLEC voice access connections were comprised of 126,415 residential access lines and 59,488 business access lines. We also had 96,586 long distance accounts and 23,773 dial-up Internet access subscribers. In addition, our RLECs provided custom calling features to customers that include voicemail, caller identification, call waiting and call forwarding.

     We also operate as a competitive local exchange carrier, or CLEC, which we refer to as our edge-out services, or EOS, providing local and long distance voice services, high-speed data and Internet access services in edge-out markets established in territories that were in close proximity to our RLECs. Currently, our three edge-out markets are: (i) the Triangle (Raleigh, Durham and Chapel Hill) and Triad (Greensboro and Winston-Salem) regions of North Carolina; (ii) Peoria and Bloomington, Illinois; and (iii) New Orleans, Louisiana and nearby cities. Customers of our edge-out services are generally medium and large businesses that utilize eight voice lines or more and high speed data services. Our edge-out services provide integrated communications services built on high speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as asynchronous transfer mode, or ATM, high speed data and fiber optic networks. For the year ended December 31, 2003, revenues from our edge-out services were approximately $13.9 million, or 7.5%, of our total operating revenues. As of December 31, 2003, our edge-out services served 14,462 voice access and 682 high-speed data connections.

     As part of our edge-out services, we maintain approximately 2,300 route miles fiber optic network, the majority of which comprises a long-haul network in the southeast United States that connects Atlanta, Georgia and Dallas, Texas, two of the five Tier I Network Access Points. Further, the route connects other metropolitan areas such as Mobile and Montgomery, Alabama; Biloxi, Mississippi; New Orleans, Louisiana; and Houston, Texas. We have designated Atlanta and Dallas as our Internet egress points. Our fiber optic network supports our dial-up, DSL and high speed Internet access services provided in our RLEC operations and edge-out services which use our network to connect to the Internet. Because we have found the fiber transport business to be extremely competitive and price driven, we are not actively expanding this line of business at this time.

     For the year ended December 31, 2003, we had revenue, operating income and EBITDA of $186.4 million, $42.5 million and $98.2 million, respectively. For the years ended December 31, 2002 and 2001, we had revenue of $184.2 million and $184.3 million, respectively, operating income of $28.9 million and $13,000, respectively, and EBITDA of $77.1 million and $43.7 million, respectively. At December 31, 2003, we had 225,228 connections and at December 31, 2002 and 2001, we had 223,725 and 223,371 connections, respectively. See footnote (d) under "Selected Financial and Operating Data" for a definition of EBITDA and reconciliation of EBITDA to net loss.

     Our equity holders are affiliates of Madison Dearborn Partners, Goldman, Sachs & Co., Providence Equity Partners, former shareholders of a telephone company we acquired and certain members of our management.

     Our principal executive offices are located at 103 South Fifth Street, Mebane, North Carolina 27302, and our telephone number at that address is
(919) 563-1500.

                             Summary of the Notes

The form and terms of the notes are governed by an indenture, and the indenture is governed by New York law.

 Issuers........................   Madison River Capital, LLC and Madison River
                                   Finance Corp.

 Total Amount of Notes Offered..   $200.0 million in principal amount of 13 1/4%
                                   Senior Notes due 2010.

 Maturity.......................   March 1, 2010.

 Interest.......................   Annual rate--13 1/4%.

                                   Payment frequency-every six months on
                                   March 1 and September 1.

 Ranking........................   The notes:

                                   *  are unsecured senior obligations of Madison
                                      River Capital and Madison River Finance;

                                   *  rank senior to any future subordinated
                                      indebtedness which expressly provides that it
                                      will be subordinated to the notes;

                                   *  rank equal in right of payment with all of our
                                      existing and future unsubordinated, unsecured
                                      debts;

                                   *  rank junior to all our secured debt, to the
                                      extent of the value of the assets securing the
                                      debt; and

                                   *  also rank behind all existing and future third-
                                      party indebtedness (including any credit
                                      facilities) and other liabilities of the
                                      subsidiaries of Madison River Capital and
                                      Madison River Finance.

                                   As of December 31, 2003:

                                   *  Madison River Capital and Madison River Finance
                                      had no other indebtedness; and

                                   *  the subsidiaries of Madison River Capital and
                                      Madison River Finance had $551 million in
                                      liabilities, excluding intercompany liabilities,
                                      but including trade payables.

 Optional Redemption............   On or after March 1, 2005, we may redeem some or
                                   all of the notes at any time at the redemption
                                   prices listed in the "Description of the Notes"
                                   section under the heading "Optional Redemption."


 Mandatory Offer to Repurchase..   If we sell assets under certain circumstances, or
                                   upon certain change of control events, we must
                                   offer to repurchase the notes at the prices listed
                                   in the "Description of the Notes" section under the
                                   heading "Repurchase at the Option of Holders."

 Basic Covenants of Indenture...   The indenture, among other things, restricts our
                                   ability and the ability of our subsidiaries to:

                                   *  incur additional indebtedness;

                                   * pay dividends on, redeem or repurchase our member interests;

                                   *  make various investments;

                                   *  create certain liens or use assets as security
                                      in other transactions;

                                   * sell certain assets or utilize certain asset sale proceeds;

                                   *  merge or consolidate with or into other
                                      companies;

                                   *  dispose of all or substantially all of our
                                      assets and the assets of our subsidiaries; and

                                   *  enter into transactions with affiliates.

                                   These covenants are subject to a number of important limitations and exceptions. For more details, see "Description of the Notes" section under the heading "Certain Covenants."

 Public Market for the Notes....   Goldman , Sachs & Co., or Goldman Sachs, currently
                                   makes a market in the notes. However, you should be
                                   aware that Goldman Sachs is not obligated to do so
                                   and may discontinue its market-making activities at
                                   any time without notice. As a result, the liquidity
                                   of a market for the notes may not be available if
                                   you try to sell your notes. In addition, we cannot
                                   guarantee when, or even if, another market for the
                                   notes will develop. We do not intend to apply for a
                                   listing of the notes on any securities exchange or
                                   on any automated dealer quotation systems.

                                 Risk Factors

You should carefully consider the information set forth under the caption "Risk Factors" beginning on page 6 and all the other information in this prospectus before deciding whether to invest in the notes.

                     Summary Financial and Operating Data

The following table presents summary historical financial and operating data about us.

                                                                   Year Ended December 31,
                                                            -------------------------------------
                                                               2001         2002          2003
                                                            ----------   ----------     ---------
                                                               (in thousands, except for ratios
                                                                   and other operating data)
Statement of Operations Data:
  Revenues................................................   $ 184,263     $ 184,201     $ 186,460
  Operating expenses:
    Cost of services......................................      68,512        56,298        50,214
    Depreciation and amortization.........................      58,471        50,649        52,054
    Selling, general and administrative expenses..........      54,488        45,673        42,402
    Restructuring charge..................................       2,779         2,694          (718)
                                                              --------      --------      --------
  Total operating expenses................................     184,250       155,314       143,952
                                                              --------      --------      --------
  Operating income........................................          13        28,887        42,508
  Interest expense........................................     (64,624)      (63,960)      (62,649)
  Other income (expenses):
    Realized losses on marketable equity securities.......      (9,452)       (3,985)         (343)
    Impairment charges on investments in
      unconsolidated subsidiaries.........................      (8,940)       (2,098)         -
    Other income, net.....................................       3,579         3,597         3,969
                                                              --------      --------      --------
  Loss before income taxes and minority interest expense..     (79,424)      (37,559)      (16,515)
  Income tax benefit (expense)............................       5,570        (1,584)        1,846
                                                              --------      --------      --------
  Loss before minority interest expense...................     (73,854)      (39,143)      (14,669)
  Minority interest expense...............................      (1,075)         (275)         -
                                                              --------      --------      --------
  Net loss................................................   $ (74,929)    $ (39,418)    $ (14,669)
                                                              ========      ========      ========
Balance Sheet Data (at period end):
  Cash and cash equivalents...............................   $  21,606     $  19,954     $  28,143
  Telephone plant and equipment, net......................     396,794       359,365       321,535
  Total assets............................................     896,578       844,771       807,142
  Long-term debt, including current portions..............     680,018       661,568       637,213
  Total member's capital (a)..............................      59,393        57,490        39,488
Other Financial Data:
  Capital expenditures....................................   $  39,936     $  12,344     $  12,223
  Net cash (used in) provided by operating activities.....     (19,770)       32,092        43,769
  Net cash used in investing activities...................     (24,013)      (10,714)      (10,019)
  Net cash provided by (used in) financing activities.....       1,979       (23,030)      (25,561)
  Ratio of earnings to fixed charges (b)..................        -             -             -
  EBITDA (c)..............................................      43,671        77,050        98,188
Other Operating Data:
  Access lines............................................     211,540       206,597       200,365
  DSL and high speed data connections.....................      11,831        17,128        24,863
  Employees...............................................         783           664           643

Note:
(a) Includes member's interest, accumulated deficit and accumulated other comprehensive income (loss).
(b) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 2001, 2002 and 2003, our earnings were insufficient to cover fixed charges by $79,424, $37,559 and $16,515, respectively.
(c) EBITDA consists of our net loss before interest expense, income tax (expense) benefit, depreciation and amortization. This measure is a non-GAAP financial measure, defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. Pursuant to the requirements of Regulation G under the Securities Act of 1933, as amended, or the Securities Act, we have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

     EBITDA is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or as an alternative to net loss as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. See our Consolidated Statements of Cash Flows included elsewhere in this prospectus. The following reconciliation presents our computation of EBITDA for the periods indicated:

Computation of EBITDA:

Statement of Operations Data:
                                                                   Year Ended December 31,
                                                            -------------------------------------
                                                               2001         2002          2003
                                                            ----------   ----------     ---------
  Net loss................................................   $ (74,929)    $ (39,418)    $ (14,669)
  Income tax benefit (expense)............................       5,570        (1,584)        1,846
  Interest expense........................................     (64,624)      (63,960)      (62,649)
  Minority interest expense...............................      (1,075)         (275)         -
  Depreciation and amortization...........................      58,471        50,649        52,054
                                                              --------      --------      --------
  EBITDA..................................................   $  43,671     $  77,050     $  98,188
                                                              ========      ========      ========

                                 RISK FACTORS

     You should carefully consider each of the following factors and all of the other information set forth in this prospectus before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

              Risk Factors Relating to Our Business and Industry


Our significant amount of long-term indebtedness could limit our operational flexibility or otherwise affect our financial health.

     We have a significant amount of long-term indebtedness. As of December 31, 2003, we had:

    * Total indebtedness of $637.2 million;
    * Member's capital of $39.5 million; and
    * Debt to equity ratio of 16.1 to 1.

     For the year ended December 31, 2003, earnings would have been insufficient to cover our fixed charges by $16.5 million.

     The covenants in the indenture governing our senior notes and the covenants that we are subject to under our credit facilities with the Rural Telephone Finance Cooperative, or RTFC, limit our ability to undertake certain transactions including restrictions on our ability to:

    * incur additional indebtedness;
    * pay dividends on, redeem or repurchase our member interests or equity of our subsidiaries;
    * make various investments;
    * make acquisitions without obtaining RTFC consent;
    * exceed certain levels of capital expenditures without lender approval;
    * sell certain assets or utilize certain asset sale proceeds;
    * create certain liens or use assets as security in other transactions;
    * make intercompany advances or loans;
    * enter into certain transactions with affiliates; and
    * merge or consolidate with or into other companies, or dispose of all or substantially all of our assets and the assets of our subsidiaries.

     These covenants are subject to a number of important exceptions. In addition, the terms of the RTFC credit facilities also require us to meet or maintain specified financial ratios and tests. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in an event of default under these credit facilities and/or the indenture.

     Our substantial long-term indebtedness and the related covenants that restrict certain actions we may take could have important consequences for us. For example, they could:

    * make it more difficult for us to satisfy our obligations with respect to all of our indebtedness, including the notes;
    * limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and increase our vulnerability to general adverse economic and industry conditions;
    * limit our ability to borrow additional amounts for working capital, capital expenditures, future business opportunities and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

    * require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;
    * limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
    * restrict our ability to access additional capital;
    * place us at a competitive disadvantage compared to our competitors that have less indebtedness; and
    * make us vulnerable to increases in prevailing interest rates.

     We may incur substantial additional indebtedness in the future. This could further exacerbate the risks described above. The terms of our current indebtedness do not fully prohibit us from incurring additional indebtedness. Our credit facilities currently permit additional borrowing of up to $31.0 million, and all of those borrowings would be effectively senior to the notes.


We may not be able to sustain our revenues.

     There is no assurance that we will be able to stabilize the recent decline in our voice access lines. Beginning with the second quarter of 2002, we have seen the number of voice access lines we serve in certain of our established markets decline due to a number of factors affecting our RLEC markets, including but not limited to, competition and recession. We may not be able to maintain our current number of voice access lines or stabilize the decline in the number of such lines even if we were to expand the markets we serve.

     Consumers may not continue to purchase our services. Our success depends on our ability to maintain our current customer base and revenues from our services and otherwise implement our business plan. In order to maintain our customer base and revenues from our services, we must continue to provide attractive service offerings and compete effectively with other service providers, including wireless service providers and cable companies on, among other things, price, quality and variety of services. Additionally, in order to remain successful, we must also increase the variety of services used by our current customers. Although bundled service offerings have successfully resulted in our customers using additional services in the past, we cannot ensure that we will be able to continue to provide additional services to our customers.

     Prices may decline. The prices that we can charge our customers for services, including voice communications, high speed data and Internet access and egress services, could decline due to the following factors, among others:

    * lower prices offered by our competitors for similar services or bundled services that include voice, data, Internet access or other services we offer;
    * changes in the federal or state regulations that encourage competition have the impact of reducing the prices we may charge for our services;
    * efforts by long distance carriers and others to lower the fees paid to us for use of our network in offering their services;
    * reduction of the universal support fund, or USF, established by the Federal Communications Commission, or FCC, due to increased number of participants accessing USF or changes in the regulation that determines the amount of USF we receive;
    * installation by us and our competitors, some of whom are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed;
    * technological advances that permit substantial increases in, or better usage of, the capacity of transmission media;
    * reduced differentiation in product quality and service resulting in increased price competition; and
    * strategic alliances or similar transactions that decrease industry participants' costs.


We have a history of losses and may experience losses in the future.

     We have incurred losses for the last several fiscal years and we may continue to incur losses in the future. For example, we incurred net losses of $14.7 million and $39.4 million for the fiscal years ended December 31, 2003 and 2002, respectively. We may not achieve profitability in the future or be able to generate cash flow sufficient to meet our interest and principal payment obligations, including the notes, and other capital needs such as working capital for future growth and capital expenditures.

We may need to raise more capital to fund our obligations.

     We may need to raise more capital in the future to:

    * provide adequate working capital to fund our working capital deficit, continuing operations and capital expenditures;
    * provide resources to service or refinance our existing indebtedness, including the notes or any other obligations we may have; and
    * provide liquidity to fund any unexpected expenses or obligations.

     Based on our business plan and anticipated future capital requirements, we believe that the available borrowings under our credit facilities, cash and investments on hand and our cash flow from operations will be adequate to meet our foreseeable operational liquidity needs for at least the next 12 months. However, we may need additional capital sooner than planned. While possible sources of additional capital include commercial bank borrowings, sales of assets, vendor financing or the sale or issuance of equity and debt securities to one or more investors, our ability to arrange additional capital and the terms and cost of that financing will depend upon many factors, some of which are beyond our control. We may be unable to raise additional capital, and such failure to do so could have a material adverse effect on our business and our ability to service our indebtedness, including the notes.


We operate in local regions and, as a result, are highly dependent on economic conditions in the local markets we serve.

     We are sensitive to, and our success will be substantially affected by, local economic and other factors affecting the local communities that we serve. In recent months, we have seen declines in the number of voice access lines we serve in our established markets due to a number of factors. At December 31, 2003, our RLECs served 185,903 voice access lines, which is a decrease of 4,350 voice access lines from 190,253 voice access lines in service at December 31, 2002. The predominant share of voice access line losses have occurred in our Illinois operations, Gallatin River, which accounted for approximately 78% of the decrease. A persistent weakness in the local economies that Gallatin River serves, which are predominantly industrial and agricultural in nature, has led to some loss in the business base and unemployment. Consequently, we have experienced a decline in the number of voice access lines served by this RLEC. We are uncertain at this time regarding the trend for connections in this market in the near future. Furthermore, in March 2004, military officials at Fort Stewart in Hinesville, Georgia, announced that the 3rd Infantry Division stationed there has received orders to prepare for a full deployment by February 2005. Our RLEC, Coastal Utilities, Inc., serves the Hinesville area including the military base. We are currently gathering information regarding this deployment and plan to assess the impact on our operations and cash flows. The full extent of the impact on our operations is difficult to predict and will vary depending on, among other factors, the duration of the troop deployment. Therefore, we are unable at this time to project the range of the impact of this deployment on Coastal Utilities or our operations as a whole. These factors, which are beyond our control, could have a material adverse effect on our business and results of operations, including our ability to service our notes.


Continuing softness in the U.S. economy is having a negative effect on the telecommunications industry.

     In 2001, the business environment for the telecommunications industry deteriorated significantly and rapidly and currently remains weak. This was primarily due to the general weakness in the U.S. economy, which was exacerbated by the events of September 11, 2001, and concerns regarding terrorism, pressure on prices for broadband services due to substantial excess fiber capacity in most markets, forecasted demand for broadband services not being realized as a state of the economy, the bankruptcy or liquidation of a substantial number of Internet companies and financial difficulties experienced by many telecommunications customers. We expect these trends to continue, including reduced business from financially troubled customers and downward pressure on prices due to reduced demand and overcapacity. As a result, our business has been and continues to be adversely affected by softness in the U.S. economy.


We face significant and growing competition in the markets where we operate.

     We operate primarily as a rural ILEC in an industry that is highly competitive. However, due to the rural, low-density characteristics of our existing operating areas, the high cost of entry into these markets and the lack of concentration of medium and large business users, we believe that compared to local exchange carriers serving more urban and densely populated areas, we have historically faced less competition in our existing markets. As characteristics of our markets change, regulatory barriers are removed and entry costs decrease, the likelihood of local competitors entering our markets may increase. Significant and potentially larger competitors could enter our markets at almost any time.

     We may face competition from future market entrants, including cable television companies, wireless telecommunications providers, CLECs, electric utilities, microwave carriers, Internet service providers and private networks built by large end users and municipalities. With wireless telephone companies offering significant minutes of use, including long distance calls, for a flat fee, customers may believe it is more cost effective to substitute their wireless telephones for wireline telephones and to use their wireless telephones to make long distance calls, and we may experience a decrease in our local, long distance and network access service revenues. The introduction of wireline to wireless intermodal number portability, or the ability of a customer to change from a traditional wireline service provider to a wireless service provider while retaining his or her telephone number, may increase the attractiveness of wireless service as a substitute for our wireline services. In addition, we face or expect to face competition for high speed access to the Internet from cable TV companies in each of our RLEC markets. Further, cable TV companies are developing the ability to provide voice services over their network facilities which could create additional competition for our voice services. We also have facilities-based interconnection agreements at Gallatin River and Gulf Telephone and could potentially enter into more interconnection agreements in the future, some of which may allow competitors to provide additional voice services to our customers. Market entry by new competitors is encouraged by the FCC's pick-and-choose rule, which allows any new competitor in a market to pick and choose any portion of or all of an existing interconnection agreement for itself. This obviates the need for a lengthy and often costly negotiation or arbitration for a new interconnection agreement, thereby easing entry into such a market for a new competitor, but it can reduce the incentive of the incumbent carrier to negotiate different terms with different competitors. The FCC has proposed changes to this rule which would eliminate the ability to "pick and choose" among the provisions of different agreements, and require a competitor to adopt all of an existing agreement, negotiate or arbitrate a new agreement, or choose interconnection terms from a state-approved statement of generally available terms, however we cannot predict the outcome of these proposed changes. Our ability to compete effectively will also depend upon our continued ability to maintain price competitiveness.

     In each of the edge-out markets where we provide competitive local services, the services we offer compete principally with the services offered by the ILEC serving that area. These local telephone companies have long-standing relationships with their customers and have the potential to fund
their competitive services with their monopoly service revenues.   As a
result of FCC interconnection and access orders, the ILECs serving areas where we provide competitive local services are afforded a degree of pricing
flexibility for certain services.   Pursuant to the Telecom Act, it is likely
that as competition increases, the FCC will forbear from exercising regulatory authority over additional aspects of the operations of ILECs; similar changes may occur with respect to state regulation. As a result, ILECs may be afforded increased pricing flexibility for their services and other regulatory relief, which could adversely effect our competitive local operations. The ILECs with which we compete may be allowed by regulators to lower rates for their services, engage in substantial volume and term discount pricing practices for their customers or seek to charge us substantial fees for interconnection to their networks.

     Many potential competitors for our services have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

    * greater name recognition;
    * greater financial, technical, marketing and other resources;
    * longstanding or established national contracts;
    * more extensive knowledge of the telecommunications business and industry; and
    * well established relationships with a larger installed base of current and potential customers.

     Other ILECs can also adversely affect the pace at which we add new customers to our edge-out business by prolonging the process of providing unbundled network elements, collocations, intercompany trunks and operations support system interfaces, which allow the electronic transfer between ILECs and CLECs of needed information about customer accounts, service orders and repairs. Although the Telecom Act requires ILECs to provide the unbundled network elements, interconnections and operations support system interfaces needed to allow the CLECs and other new entrants to the local exchange market to obtain service comparable to that provided by the ILECs to their own customers in terms of installation time, repair response time, billing and other administrative functions, in many cases the ILECs have not complied with the mandates of the Telecom Act to the satisfaction of many competitors. In addition, the interconnection regulations may be affected by the outcome of pending court decisions and FCC rulemaking.

     Increased competition could lead to continued declines in our voice access lines, price reductions, fewer sales, reduced operating margins and loss of market share.

Rapidly changing communications technology and other factors may require us to expand or adapt our network in the future.

     The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect of these technological changes on our business. These changes could require us to incur significant capital expenditures to maintain or improve our competitive position. We may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into our systems in a cost effective manner, or at all. Further, new technologies and products may not be compatible with our existing technologies and systems. New technologies and products may reduce the prices for our services or be superior to, and render obsolete, the products and technologies we use. If we do not replace or upgrade our technology and equipment that becomes obsolete, we will not be able to compete effectively. We cannot be certain that technological changes in the communications industry will not have a material adverse effect on our business and our ability to achieve sufficient cash flow to provide adequate working capital and to service our indebtedness, including the notes.

     In addition to technological advances, other factors could require us to further expand or adapt our network, including an increasing number of customers, demand for greater data transmission capacity, failure of our technology and equipment to support operating results anticipated in our business plan and changes in our customers' service requirements. Expanding or adapting our network could require substantial additional financial, operational and managerial resources, any of which may not be available to us.

     While peak digital data transmission speeds across our network between a central office and the end user can exceed 3.0 megabits per second, the actual data transmission speed over our network may fluctuate due to various factors. If our network is unable to provide services to our customers at speeds that are competitive, we may lose our customers to competitors, which would adversely affect our revenues.


We are increasingly dependent on market acceptance of DSL-based services to support growth in our revenues.

     We expect that an increasing amount of our revenues will come from providing DSL-based services. The market for business and residential high-speed Internet access is in the early stages of development and is highly competitive. Because we offer and expect to expand our offering of services to a new and evolving market and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which this market will grow. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and it is unclear if DSL will offer the same or more attractive price-performance characteristics. The markets for our DSL-based services could fail to develop, grow more slowly than anticipated or become saturated with competitors. This could have an adverse effect on our results of operations.


We are subject to extensive government regulation.

     We are subject to varying degrees of federal, state and local regulation and a majority of our revenues come from the provision of services regulated by the FCC and various state regulatory bodies. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes would have on our operations, any such changes could materially increase our compliance costs, require redesign of rate structures, or prevent us from implementing our business plan. Regulation of the telecommunications industry is changing rapidly, which affects our opportunities, competition and other aspects of our business. The regulatory environment varies substantially from state to state. In the states in which we provide service, we are generally required to obtain and maintain certificates of authority from regulatory bodies and file tariffs where we offer intrastate services.

     Existing federal and state rules impose obligations and limitations on us, as the ILEC in some of our markets, that are not imposed on our competitors. Federal obligations to share facilities, justify tariffs, maintain certain types of accounts and file certain types of reports are all examples of disparate regulation. While our edge-out and long distance businesses are also subject to government regulation, our RLECs, in particular, are highly regulated at both the federal and state levels.

     The Telecom Act requires ILECs to enter into agreements to interconnect with, sell unbundled network elements to and sell services for resale to CLECs. In addition, the FCC has required state regulatory bodies to initiate proceedings to determine whether to discontinue and replace specific unbundling rules. Our ability to compete in the local exchange market as a CLEC may be adversely affected by the ILEC's pricing of such offerings and related terms, such as the availability of operation support systems and local number portability, and would be adversely affected if such requirements of the Telecom Act were repealed. Furthermore, the FCC's recent Triennial Review Order reduces certain of the ILEC's obligations, and may result in the elimination of additional obligations, to provide CLECs like ours with access to their network elements. This may increase the costs of providing services to our edge-out customers, require us to make extensive investments in new network equipment to serve edge-out customers, or delay or otherwise limit or affect our ability to expand our edge-out operations. The general uncertainty regarding proposed changes to the unbundling rules results in additional instability for our operations, which may possibly lead to further reductions in revenues.

     In addition, depending on the implementation of the Telecom Act, our RLECs may be forced to interconnect with, and sell such services and elements to, competitors at prices that do not fully recover our costs of providing such services. If we continue to be unable to charge rates that fairly compensate us for providing unbundled network services, our financial and operating results could be adversely affected. In addition, it is possible that in each state in which we have ILEC operations, interexchange carriers that pay our ILECs intrastate access charges may initiate proceedings to reduce our intrastate access charge rates. The outcome of any such proceedings could further adversely affect our financial results.

     We currently receive revenues as a result of state and federal USF programs and make payments to such funds. Various reform proceedings are under way at the FCC to change the method of calculating the amount of contributions paid into the USF by all carriers and the amount of contributions we receive from the USF, as well as the amount of support received by our competitors. We cannot predict at this time whether or when any change in the method of calculating support may affect our business. If these programs are modified or discontinued, our financial results and cash flows may be adversely affected. The Telecom Act also provides that competitors can be designated as eligible telecommunications carriers, or ETCs, and receive "specific" USF support. The FCC has ruled that ETCs are to receive portable USF in the same amount as the ILEC serving the universal service area. If such USF support were to become available to potential competitors where we operate, we might not be able to compete as effectively or otherwise continue to operate as profitably in our markets.

     The rates we charge our local telephone customers are based, in part, on a rate of return authorized by regulators. These authorized rates, as well as allowable investment and expenses, are subject to review and change by those regulators at any time. We are required to file with state regulators, on a periodic basis, information relating to our cost of services and rates of return. State regulators review these filings with a view to determining whether our businesses are over-earning or under-earning and they may also require that we publish our rates several months prior to their effectiveness. To the extent that any business is over-earning, the state regulators may issue an order requiring us to reduce our rates. Similarly, to the extent that any business is under-earning, the state regulators may allow us to increase our rates. While we have not been required to reduce our rates in the past, if regulators order us to reduce our rates, our competitive position, revenues and our earnings will be adversely affected.

     FCC regulations also affect rates that are charged to our customers.
The FCC approves tariffs for interstate access and subscriber line charges, both of which contribute to our revenue. The FCC currently is considering proposals to reduce interstate access charges for carriers like ours, and may require us to recover the forgone revenue from our end users. If the FCC lowers interstate access charges, we may be required to recover more revenue through subscriber line charges or forego this revenue altogether. This could reduce our revenue and impair our competitive position.

     With the passage of the Telecom Act, the regulation of our services has been subject to numerous administrative proceedings at the federal and state level, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation and legislation or whether and to what extent they may adversely affect our business or operations. Any unfavorable outcomes may affect our financial position, results of operations and cash flows, including our ability to service the notes.

     Many other aspects of our services and operations are subject to federal and state regulation, including the introduction and pricing of new services, compliance with demands from law enforcement and national security agencies, privacy of customers' information and our use of radio frequencies.


Expanding our services and growing our business entail a number of risks.

     Currently, we operate our business and provide our services primarily as an RLEC. Our business plan is to expand our business by adding new customers for both our RLEC operations and, to a limited degree, our edge-out services. In addition, we are providing new services to our existing customers. If we expand our telecommunications businesses, we will face certain additional risks, including increased operational, legal and regulatory risks. The telecommunications businesses in which we operate are highly competitive. We may be at a disadvantage to competitors that are stronger financially than we are or have more or better access to capital than we do.

     We may not be successful in expanding our services or entering new markets. In addition, demand and market acceptance for any new products and services we introduce, whether in existing or new markets, are subject to a high level of uncertainty. Our inability to expand our services or to enter new markets effectively could have a material adverse effect on our business and results of operations, including our ability to service our notes.

     Our business plan will, if successfully implemented, result in growth of our operations, which may place a significant strain on our management, financial and other resources. To achieve and sustain growth we must, among other things, monitor operations, meet competitive challenges, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand our internal management, technical, provisioning, information, billing, customer service and accounting systems. We cannot guarantee that we will successfully obtain, integrate and use the employee, management, operational and financial resources necessary to manage a developing and expanding business in an evolving, regulated and increasingly competitive industry.


We may not find suitable businesses to acquire or we may be unsuccessful in integrating acquired businesses.

     Our business plan focuses on growing our business through acquisitions. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates that may increase our costs and limit the number of suitable acquisition candidates available. In addition, future acquisitions by us could result in the incurrence of additional indebtedness and contingent liabilities, which could have a material adverse effect on our ability to achieve sufficient cash flow, provide adequate working capital and service our indebtedness, including the notes. Any future acquisitions could also expose us to increased risks, including, among others:

    * the difficulty of integrating the acquired operations and personnel;
    * the potential disruption of our ongoing business and diversion of resources and management time;
    * the inability to generate revenues from acquired businesses sufficient to offset acquisition costs;
    * the inability of management to maintain uniform standards, controls, procedures and policies;
    * the risks of entering markets in which we have little or no direct prior experience;
    * the risk that federal or state regulators may condition approval of a proposed acquisition on our acceptance of conditions that may adversely affect our overall financial results;
    * difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal accounting controls, procedures and policies;
    * expenses of any undisclosed or potential legal liabilities;
    * the impairment of relationships with employees, unions or customers as a result of changes in management; and
    * the impairment of supplier relationships.

     As a result, we cannot guarantee that we will be able to consummate any acquisitions in the future or that any acquisitions, if completed, would be successfully integrated into our existing operations.

     To date, we have grown in large part through the acquisition of local telephone companies and other operating assets. Our future operations depend largely upon our ability to manage our business successfully. If we are successful in making additional acquisitions, our management team will have to manage a more complex organization and a larger number of operations than we have previously operated. There can be no assurance that we will be successful in integrating the various acquisitions. In addition, we may discover information in the course of the integration of these acquisitions that may have an adverse effect on our business and results of operations, including our ability to service the notes.


Our ability to protect our proprietary technology is limited, and infringement claims against us could adversely affect our ability to conduct our business.

We currently rely on a combination of copyright, trademark and trade secret laws and contractual confidentiality provisions to protect the proprietary information that we have developed. Our ability to protect our proprietary technology is limited, and we cannot be certain that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Also, we cannot be certain that the intellectual property that local telephone companies or others claim to hold and that may be necessary for us to provide our services will be available on commercially reasonable terms. If we were found to be infringing upon the intellectual property rights of others, we might be required to enter into royalty or licensing agreements, which may be costly or not available on commercially reasonable terms. A successful claim of infringement against us or our inability to license the infringed or similar technology on terms acceptable to us could adversely affect our business.

Our edge-out services may adversely affect our cash flow and financial results.

     In recent years, we have made significant changes to our business plan for our edge-out services, formerly referred to as our Integrated Communications Division, or ICD, that will allow, we believe, for a sustainable line of business capable of generating adequate cash to fund its operations. In 2002, our edge-out operating results reflected a significant decrease in the utilization of cash. In 2003, our edge-out services generated positive cash flow and for the year ended December 31, 2003, our edge-out operations had a net operating loss of approximately $12.0 million. We continue to focus on developing this line of business and we expect to sustain positive cash flow in the near future. However, there is no assurance that we will be able to grow or sustain our current positive cash flow from this line of business or that our revised business plan will result in a viable, sustainable line of business capable of funding its own operations in future years in our edge-out markets as a whole. Growth and profitability in our edge-out services line of business may also require interconnection and resale terms and pricing which depend, in part, on federal and state regulatory decisions and court interpretations of legislation, all of which are outside of our control and subject to change in ways that are difficult to predict. Our inability to execute our business plan for our edge-out services could have a material adverse effect on our financial position, results of operations and cash flows, including our ability to service the notes.


We may not be able to achieve desired operating efficiencies from our information and billing systems.

     Sophisticated information and billing systems are vital to our growth and ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide certain of our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. Our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. We may not be able to develop new business, identify revenues and expenses, service customers, collect revenues or develop and maintain an adequate work force if any of the following occurs:

    * vendors fail to deliver proposed products and services in a timely and effective manner or at acceptable costs;
    * we fail to identify adequately our information and processing needs;
    * our related processing or information systems fail;
    * we fail to maintain or upgrade systems when necessary; and
    * we fail to integrate our systems with those of our major customers.

     In addition, our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements may be cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could potentially be costly and affect operating efficiencies.


Network disruptions could adversely affect our operating results.

    The success of our operations will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

    * physical damage;
    * power loss from, among other things, adverse weather conditions;
    * capacity limitations;
    * software and hardware defects;
    * breaches of security, including sabotage, tampering, computer viruses and break-ins; and
    * other disruptions that are beyond our control.

    Disruptions or system failures may cause interruptions in service or reduced capacity for customers. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, and this would reduce our revenues. Service disruptions could also damage our reputation with customers causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs are extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using our network.

We may not be successful in obtaining and maintaining the necessary rights-of-way for our network.

     We may need to obtain supplemental rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and related telecom equipment for any expansion of our network in our markets. We may not be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms whether in new markets or in our existing markets. Although as of December 31, 2003, we had acquired all material, necessary nonexclusive right-of-way agreements covering our current operations, some of these agreements may be short-term or revocable at will, and we cannot be certain that we will continue to have access to existing rights-of-way after they have expired or terminated. Although we believe that alternative supplemental rights-of-way will be available, if any of these agreements were terminated or could not be renewed, we may be forced to remove our fiber optic cable from under the streets or abandon our networks.

     Our utility right-of-way agreements are subject to certain conditions and limitations on access and use and are subject to termination upon customary default provisions. In some cases, these agreements require our fiber network to be moved or removed in the event that the utility needs its right-of-way for public utility purposes or no longer owns its right-of-way. We may not be able to maintain all of our existing rights and permits or obtain and maintain the additional rights and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under certain of our credit facilities.


Our relationships with other companies in the telecommunications industry are material to our operations and their financial difficulties may affect our business.

    We generate a significant portion of our local service revenues from originating and terminating phone calls for interexchange carriers. We originate and terminate long distance phone calls for other interexchange carriers over our networks and for that service we receive revenues from the interexchange carriers, some of which are our largest customers in terms of revenues. As of December 31, 2003, revenues from such interexchange carriers comprised 18.8% of our total revenues. Some of these interexchange carriers have declared bankruptcy in recent years or are experiencing substantial financial difficulties. Two major interexchange carriers with which we conduct business, MCI WorldCom and Global Crossing, declared bankruptcy. These bankruptcies negatively impacted our financial results and cash flows. Additional bankruptcies or disruptions in the businesses for these interexchange carriers and others could further adversely effect on our financial results and cash flows, including our ability to service the notes. In addition, we are aware that certain interexchange carriers are or are seeking to bypass or avoid access charges by originating traffic on and routing traffic through unregulated Internet facilities.

     We also depend on many telecommunications vendors and suppliers to conduct our business. We use many vendors and suppliers that derive significant amounts of business from customers in the telecommunications business. For example, we have a resale agreement with Global Crossing to provide our long distance transmission services. Associated with the difficulties facing many companies in the telecommunications industry, some of these third party vendors and suppliers have experienced substantial financial difficulties in recent years, in some cases leading to bankruptcies and liquidations. Any disruptions that these third party companies experience as a result of their financial difficulties that impact the delivery of products or services that we purchase from them could have an adverse affect on our business.


Resale agreements with long distance carriers may contain volume commitments and/or underutilization penalties.

     As part of our offering of bundled telecommunications services to our customers, we offer long distance services. The long distance business is extremely competitive and prices have declined substantially in recent years. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We rely on other carriers to provide transmission and termination services for all of our long distance traffic. Our primary underlying carrier currently is Global Crossing, which is operating under Chapter 11 bankruptcy protection. We must enter into resale agreements with long distance carriers to provide us with transmission services. These agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of our future customers. In the event we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and in the event we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. The incurrence of any underutilization charges, rate increases or termination charges could have an adverse effect on our business.

We may not be able to compete effectively with the Regional Bell Operating Companies, or RBOCs, in the provision of long distance services.

     RBOCs have received authorization to provide certain types of long distance telephone service in forty-eight states and the District of Columbia. This list of states in which RBOC in-region authority has been granted includes each of the states in which we operate: Illinois, North Carolina, Georgia, Alabama, Mississippi and Louisiana. RBOCs have succeeded in capturing substantial market shares in long distance services in several states where they are authorized to provide such services, including New York and Texas. By obtaining such authorizations, a major incentive that the RBOCs have to cooperate with businesses such as our edge-out operations to foster competition within their service areas has been removed. When RBOCs offer both long distance and local exchange services, they reduce a competitive advantage which businesses like our edge-out operations currently are able to offer in those regions.


We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

     Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties; or for contamination arising from the disposal by us or our predecessors of hazardous wastes at formerly-owned properties or at third-party waste disposal sites. In addition, we could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to violations of environmental laws. Changes in existing laws or regulations or future acquisitions of businesses could require us to incur substantial costs in the future relating to such matters.


We depend on key personnel.

     Our business is dependent upon a small number of key executive officers. We have entered into employment, confidentiality and noncompetition agreements with Messrs. J. Stephen Vanderwoude, Paul H. Sunu, James D. Ogg, Kenneth Amburn, Michael T. Skrivan and Bruce J. Becker providing for employment of each executive for specified periods of time ranging up to three years. The agreements are subject to termination by either party (with or without cause) at any time subject to applicable notice provisions. Additionally, the agreements prohibit the executives from competing with us for a maximum period of up to 15 months, following termination for cause or voluntary termination of employment. We have not entered into employment agreements with any other key executives.

     We cannot guarantee that we will be able to attract or retain other skilled management personnel in the future. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business and results of operations, including our ability to service the notes.


                      Risk Factors Related to the Notes


Because our subsidiaries do not guarantee the notes, the assets of our subsidiaries will be subject to the prior claims of all creditors, including trade creditors, of such subsidiaries.

     Madison River Capital is a holding company with no direct business operations of its own, and its principal assets consist of the capital stock and member interests of its wholly-owned operating subsidiaries. We are dependent upon dividends and other payments from our subsidiaries to provide the funds necessary to meet our obligations, including the payment of principal of and interest on the notes. Our subsidiaries, however, are legally distinct from us, and our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due pursuant to the notes or to make funds available to us for such payment. Because our subsidiaries do not guarantee the notes, any right of the issuers to receive assets of any subsidiary upon the subsidiary's liquidation or reorganization (and consequent right of the holders of the notes to participate in the distribution or realize proceeds from those assets) will be subject to the prior claims of all creditors, including trade creditors, of such subsidiary in a liquidation or reorganization. The ability of our subsidiaries to make payments to us will be subject to, among other things, the availability of funds, the terms of those subsidiaries' indebtedness (which limits their ability to pay dividends or make distributions) and applicable state laws. Claims of our subsidiaries' creditors, including trade creditors, will generally have priority as to the assets of the subsidiaries over the claims of the holders of Madison River Capital's indebtedness, including the notes.

Our ability to service our long-term indebtedness, including the notes, will depend on our subsidiaries' ability to generate cash, our financial and operating performance, the implementation of our business plan and our ability to access cash from our subsidiaries.

     As a holding company with no business operations of our own, our only sources of cash to service our long-term indebtedness, including the notes, are cash on hand and distributions from our subsidiaries from their net earnings and cash flows. Therefore, we are dependent on our subsidiaries' ability to generate adequate cash in the future from their operations, their financial and operating performance and their ability to successfully execute our business plan. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot be certain that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot guarantee that we will be able to refinance any of our indebtedness, including our credit facilities and the notes, on commercially reasonable terms or at all. In addition, we may be forced to reduce or delay planned improvement initiatives and capital expenditures, sell assets or obtain additional equity capital.

     In addition, we may not be able to access the cash flow of our subsidiaries. Our credit facilities with the RTFC contain (and credit facilities that we may enter into in the future may contain) restrictive covenants, including covenants that restrict the timing and amount of dividends, distributions and other intercompany advances or loans of cash and assets that our subsidiaries may pay or advance to us, under the terms of the credit facilities and related guarantees and security agreements. Such subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. Therefore, even if our subsidiaries determine to pay a dividend on, or make a distribution in respect of, their capital stock or member interests or elect to advance or loan cash or other assets to us, we cannot be certain that our subsidiaries will be permitted to pay such dividend or distribution or to make such advance or loan under the terms of our credit facilities. As a result, we may be unable to receive cash through dividends, distributions or other payments from our subsidiaries sufficient to pay principal of and interest on the notes when due. See Footnote 6 to the consolidated financial statements of Madison River Capital, LLC and the Liquidity and Capital Resources section of our Management's Discussion and Analysis of Results of Operations and Financial Condition included in this prospectus.


The holders of a majority of the notes have the right to waive defaults under and to modify the indenture.

     Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the notes then outstanding have the right to:

    * waive certain existing defaults or events of default;
    * waive compliance with certain provisions of the indenture or the notes;
    * modify or supplement the indenture; and
    * direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture.

     These provisions of the indenture could allow actions affecting the notes to be taken without the approval of all of the holders of the notes and thus may have an adverse effect on the holders of the notes who do not approve of such actions.


We may not be able to obtain financing necessary to complete a change of control offer under the indenture.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all notes then outstanding. For example, under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 16, 2006, certain members may require Madison River Telephone Company to purchase all of their redeemable member units at an amount equal to the fair market value of such units. Such an event could result in a "Change of Control" under the indenture. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facilities will not allow such repurchases. In particular, a change of control may cause an acceleration of the indebtedness outstanding under our credit facilities, in which case the indebtedness would be required to be repaid in full before redemption or repurchase of the notes. Certain important corporate events, however, such as a leveraged recapitalization, which would increase the level of our indebtedness, would not constitute a "Change of Control" under our credit facilities. See "Description of the Notes-Repurchase at the Option of Holders."

You may find it difficult to sell your notes.

     Although it is not obligated to do so, Goldman Sachs makes a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman Sachs. No assurance can be given as to the liquidity of or the trading market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. The notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that the market for the notes, if one exists, will not be subject to similar disruptions.

     Goldman Sachs may be deemed to be an affiliate of ours and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to a registration rights agreement, we agreed to file and maintain a registration statement that would allow Goldman Sachs to engage in market-making transactions in the notes. Subject to certain exceptions, the registration statement will remain effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with market-making transactions in the notes. We have agreed to bear all the costs and expenses related to such registration statement.



                          FORWARD-LOOKING STATEMENTS


     The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause such or contribute to such differences include, but are not limited to, the following:

    * our ability to service our significant amount of indebtedness;
    * our ability to sustain our revenues;
    * our inability to achieve profitability;
    * our ability to raise additional capital on acceptable terms and on a timely basis;
    * our dependence on economic conditions in the local markets we serve;
    * continuing softness in the U.S. economy, specifically with respect to the telecommunications industry;
    * significant and growing competition in the telecommunications industry;
    * the advent of new technology that may force us to expand or adapt our network in the future;
    * our dependence on market acceptance of DSL-based services;
    * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
    * the success of efforts to expand our service offerings and grow our business;
    * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
    * our ability to protect our proprietary technology;
    * the failure to implement the revised business plan for our edge-out services successfully;
    * the failure to achieve desired operating efficiencies from our information and billing systems;
    * unanticipated network disruptions;
    * our ability to obtain and maintain the necessary rights-of-way for our networks;
    * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
    * the inability to comply with the minimum volume commitments and other utilization targets in our long distance resale agreements;

    * our ability to compete effectively with the Regional Bell Operating Companies;
    * future liabilities or compliance costs associated with environmental and worker health and safety matters; and
    * our dependence on our key personnel.

     You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the statements in those sections.



                           MARKET AND INDUSTRY DATA


     Market data used throughout this prospectus was obtained from our internal surveys and industry surveys and publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the information. We have not independently verified the market data. Similarly, our internal surveys, while believed to be reliable, have not been verified by any independent sources.



                               USE OF PROCEEDS


     This prospectus is delivered in connection with the sale of the notes by Goldman Sachs in market-making transactions. We will not receive any of the proceeds from such transactions.



                                CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 2003:

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our consolidated financial statements, including the related notes thereto, and other financial data appearing elsewhere in this prospectus.

                                                    December 31, 2003
                                                    -----------------
                                                      (in thousands)
Cash and cash equivalents.........................      $   28,143
                                                         =========

Borrowings under credit facilities................      $  436,593  (a)
Senior notes......................................         197,924  (b)
Other long-term indebtedness......................           2,696  (c)
                                                         ---------
Total long-term debt..............................         637,213
Redeemable minority interest......................           4,000
Member's capital:
  Member's interest...............................         251,284
  Accumulated deficit.............................        (208,308)
  Accumulated other comprehensive income..........          (3,488)
                                                         ---------
    Total member's capital........................          39,488
                                                         ---------
      Total capitalization........................      $  680,701
                                                         =========

------------

(a) Excludes any potential borrowings under available undrawn credit facilities totaling $31.0 million.
(b) Net of unamortized discount of $2,076.
(c) Amount includes a note payable for $2,303 repaid in full in January 2004.

                    SELECTED FINANCIAL AND OPERATING DATA

The following table contains our selected financial and operating data as of and for each of the five years in the period ended December 31, 2003. We are a wholly-owned subsidiary of Madison River Telephone Company, LLC having been organized on August 26, 1999 as a limited liability company under the provisions of the Delaware Limited Liability Company Act. The selected financial data presented in this table was derived from audited consolidated financial statements. The following information should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto and the other financial and operating data included elsewhere in this prospectus.

                           MADISON RIVER CAPITAL, LLC
                      Selected Financial and Operating Data
                        (in thousands, except for ratios)

                                                           Year Ended December 31,
                               ----------------------------------------------------------------
                               1999 (a)      2000 (b)        2001          2002          2003
                               --------      --------      --------      --------      --------
Statement of Operations Data:
  Revenues                     $  81,517      $ 167,101     $ 184,263     $ 184,201     $ 186,460
  Operating expenses:
    Cost of services              24,909         61,559        68,512        56,298        50,214
    Depreciation and
      amortization                21,508         50,093        58,471        50,649        52,054
    Selling, general and
      administrative expenses     29,608         55,457        54,488        45,673        42,402
    Restructuring                   -              -            2,779         2,694          (718)
                               ------------------------------------------------------------------
  Total operating expenses        76,025        167,109       184,250       155,314       143,952
                               ------------------------------------------------------------------
  Operating income (loss)          5,492             (8)           13        28,887        42,508
  Interest expense               (22,443)       (61,267)      (64,624)      (63,960)      (62,649)
  Other income (expense)           3,386          4,899       (14,813)       (2,486)        3,626
                               ------------------------------------------------------------------
  Loss before income taxes and
    minority interest expense    (13,565)       (56,376)      (79,424)      (37,559)      (16,515)
  Income tax (expense) benefit    (1,625)        (2,460)        5,570        (1,584)        1,846
  Minority interest expense          -             (750)       (1,075)         (275)         -
                               ------------------------------------------------------------------

  Net loss                     $ (15,190)     $ (59,586)    $ (74,929)    $ (39,418)    $ (14,669)
                               ==================================================================

Balance Sheet Data (at period end):
  Cash and cash equivalents    $  83,729      $  63,410     $  21,606     $  19,954     $  28,143
  Telephone plant and
    equipment, net               293,322        400,319       396,794       359,365       321,535
  Total assets                   785,290        992,017       896,578       844,771       807,142
  Long-term debt, including
    current portion              535,611        678,114       680,018       661,568       637,213
  Total member's capital         165,994        129,101        59,393        57,490        39,488

Other Financial Data:
  Capital expenditures         $  37,756      $  89,644     $  39,936     $  12,344     $  12,223
  Net cash provided by
    (used in) operating
    activities                    12,938         23,964       (19,770)       32,092        43,769
  Net cash used in investing
    activities                  (374,582)      (214,649)      (24,013)      (10,714)      (10,019)
  Net cash provided by
    (used in) financing
    activities                   439,019        170,366         1,979       (23,030)      (25,561)
  Ratio of earnings to
    fixed charges (c)               -              -             -             -             -
  EBITDA (d)                      30,386         54,984        43,671        77,050        98,188

Other Operating Data:
  Access lines                   150,000        205,547       211,540       206,597       200,365
  DSL and high speed
    data connections                 273          4,536        11,831        17,128        24,863
  Employees                          745          1,073           783           664           643

(a) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations of Madison River Capital and its subsidiaries, including Gulf Coast Services (acquired on September 29, 1999).
(b) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations of Madison River Capital and its subsidiaries, including Coastal Communications (acquired on March 30, 2000).
(c) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1999, 2000, 2001, 2002 and 2003, earnings of Madison River were insufficient to cover fixed charges by $13,565, $56,376, $79,424, $37,559 and $16,515, respectively.
(d) EBITDA consists of our net loss before interest expense, income tax (expense) benefit, depreciation and amortization. This measure is a non-GAAP financial measure, defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. Pursuant to the requirements of Regulation G under the Securities Act, we have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

     EBITDA is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or as an alternative to net loss as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. See our Consolidated Statements of Cash Flows included elsewhere in this prospectus. See reconciliation below.

                                                           Year Ended December 31,
                                ----------------------------------------------------------------
                               1999 (a)      2000 (b)        2001          2002          2003
                               --------      --------      --------      --------      --------
Computation of EBITDA:
  Net loss                     $ (15,190)    $ (59,586)    $ (74,929)    $ (39,418)    $ (14,669)
  Income tax expense (benefit)     1,625         2,460        (5,570)        1,584        (1,846)
  Interest expense                22,443        61,267        64,624        63,960        62,649
  Minority interest expense         -              750         1,075           275          -
  Depreciation and
    amortization                  21,508        50,093        58,471        50,649        52,054
                              ------------------------------------------------------------------
  EBITDA                       $  30,386     $  54,984     $  43,671     $  77,050     $  98,188
                              ==================================================================

Management's Discussion and Analysis of Financial Condition and Results of Operations


    The following discussion should be read in conjunction with the "Selected Financial and Operating Data," Madison River Capital's consolidated financial statements, including the notes related thereto, and other financial data appearing elsewhere in this prospectus. Certain statements set forth below constitute "forward-looking statements" that involve risks and uncertainties. During our existence, we have completed multiple acquisitions of telecommunications companies and assets. As a result, we believe that period-to-period comparisons of our financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

    Included in our discussion and analysis of our operating results are comparisons of EBITDA. EBITDA is a non-GAAP financial measure, defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. See footnote (d) under "Selected Financial and Operating Data" for a reconciliation of EBITDA to net loss. EBITDA is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditure and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or as an alternative to net loss as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

    Historically, our operations have been organized into two operating divisions, which we referred to as the Local Telecommunications Division, or LTD, and the Integrated Communications Division, or ICD. The LTD was responsible for the integration, operation and development of our established markets that consist of our four rural local exchange carriers acquired since January 1998. The ICD was responsible for developing and managing our edge-out strategy as a competitive local exchange carrier as well as maintaining and marketing a fiber transport and Internet egress business. We no longer view the provision of such competitive services as a separate division, but as a line of business within our RLEC operations as the management responsibility for our edge-out operations is within the respective RLECs. Our RLEC operations, which include the LTD, represent the operations of our four RLECS providing a variety of telecommunications services, including local and long distance voice services, high-speed data and Internet access to business and residential customers predominantly in the Southeast and Midwest regions of the United States. Included within our RLEC operations as a separate line of business are our edge-out services, or EOS, that are similar to those provided by the ICD. Accordingly, in the following discussion of our operations we refer to our historical LTD operations as the operations of our RLECs and our historical ICD operations as our edge-out services.

Overview

    We are an established RLEC providing communications services and solutions to business and residential customers in the Southeast and Midwest regions of the United States. Our integrated service offerings include local and long distance voice, high-speed data, Internet access and fiber transport. At December 31, 2003, we had 225,228 voice, DSL and high speed data connections in service.

    Our RLECs are located in North Carolina, Illinois, Alabama and Georgia. We also provide edge-out services as a CLEC in territories that are in close proximity to our RLECs. We currently provide edge-out services to medium and large customers in three markets: (i) the Triangle (Raleigh, Durham and Chapel Hill) and the Triad (Greensboro and Winston-Salem) in North Carolina;
 (ii) Peoria and Bloomington in Illinois and (iii) New Orleans, Louisiana and nearby cities. The management and operating responsibility for the edge-out operations are provided by the managers of the respective RLECs.

    As part of our edge-out services, we maintain a 2,300 route mile fiber optic network, the majority of which comprises a long-haul network in the southeast United States that connects Atlanta, Georgia and Dallas, Texas, two of the five Tier I Network Access Points. Further, the route connects other metropolitan areas such as Mobile and Montgomery, Alabama; Biloxi, Mississippi; New Orleans, Louisiana; and Houston, Texas. We have designated Atlanta and Dallas as our Internet egress points. We use our fiber optic network to support our dial-up, DSL and high speed Internet services provided in our RLEC operations and our edge-out services which use our network to connect to the Internet. Because we have found the fiber transport business to be extremely competitive and price driven, we do not anticipate actively expanding this line of business at this time.

    The objective of our current business plan is to maintain and grow our cash flows and to be a leading provider of telecommunications services in our operating markets in the Southeast and Midwest. Since our inception, our principal activities have been the acquisition, integration, operation and improvement of our RLECs. In acquiring our four RLECs, we purchased businesses with positive cash flow, government and regulatory authorizations and certifications, operating support systems, management and key personnel and facilities. Our RLECs are continuing to develop these established markets with successful marketing of vertical services and DSL, primarily through bundling of products, and is controlling expenses through the use of business process management tools and other methods. In our edge-out services, our strategy is focused on developing a profitable customer base and maintaining sustainable positive cash flow from this division. We have established rigorous criteria for evaluating new customers and the desirability of renewing existing contracts.

Factors Affecting Future Operations

    The following is a discussion of the primary factors that we believe will affect our operations over the next few years.

Revenues

    To date, our revenues have been derived principally from the sale of voice and data communications services to business and residential customers in our established RLEC markets. For the year ended December 31, 2003, approximately 92.5% of our operating revenues came from our RLEC operations and 7.5% from our edge-out services. For the year ended December 31, 2002, approximately 91.7% of our operating revenues came from our RLEC operations and 8.3% from our edge-out services. We intend to focus on continuing to generate increasing revenues in our RLEC operations and edge-out services from voice services (local and long distance), Internet access and enhanced data and other services. The sale of communications services to customers in our RLEC markets will continue to provide the predominant share of our revenues for the foreseeable future. We do not anticipate significant growth in revenues from our edge-out services as we continue to focus on a business plan that provides sustainable positive cash flows from that line of business. Our transport business, which provides services to other carriers and major accounts, will grow revenues only if certain profit margins are obtained without making significant additional capital investments and will primarily continue to support our retail Internet service business.

    At December 31, 2003, we had 225,228 connections in service compared to 223,725 connections in service at December 31, 2002, an increase of 1,503 connections or 0.7%. Our RLEC operations had 210,084 connections in service at December 31, 2003 and 206,676 connections in service at December 31, 2002, an increase of 3,408 connections or 1.6%. For the edge-out services, connections in service at December 31, 2003 and December 31, 2002 were 15,144 and 17,049, respectively, a decrease of 1,905 connections or 11.2%.

    We are currently experiencing a decline in the number of voice access lines in service in our RLECs. For the year ended December 31, 2003, the RLECs finished with approximately 185,903 voice access lines in service, which is a decrease of 4,350 voice access lines from approximately 190,253 voice access lines in service at December 31, 2002. Approximately 54% of the decrease in voice access lines served was the result of a decrease in second lines. As we increase the number of DSL connections we serve, correspondingly, we are experiencing a decrease in the number of second lines we serve. This is the result of our existing customers migrating from our dial-up Internet service where they also purchase a second line to our DSL service where they no longer need a second line. At December 31, 2003, we have approximately 8,200 second lines remaining in service. In addition, our Illinois operations accounted for all of our losses of primary voice access lines, defined as total voice access lines less second lines. A persistent weakness in the local economies that Gallatin River Communications in Illinois serves has led to unemployment and certain business losses and, therefore, a decline in voice access lines served in this market. We are uncertain at this time regarding the trend for voice access lines in this market in the near future. Our remaining three RLECs showed growth in the number of primary voice access lines served at December 31, 2003 when compared to December 31, 2002.

    In March 2004, military officials at Fort Stewart in Hinesville, Georgia, announced that the 3rd Infantry Division stationed there has received orders to prepare for a full deployment by February 2005. Our RLEC, Coastal Utilities, Inc., serves the Hinesville area including the military base. We are currently gathering information regarding this deployment and plan to assess the impact on our operations and cash flows. The full extent of the impact on our operations is difficult to predict and will vary depending on, among other factors, the duration of the troop deployment. Therefore, we are unable at this time to project the range of the impact of this deployment on Coastal Utilities or our operations as a whole.

    The number of DSL subscribers we serve in our RLECs continues to increase. We believe we have been successful in addressing competition from new high speed Internet access product introductions, particularly by cable operators, in our markets during 2002 and 2003. We believe that the execution of our strategy and our ability to deliver a quality DSL product in a timely manner has made us the provider of choice in our markets. Although we cannot be certain, we anticipate that our DSL product will continue to provide a source of increasing revenues for our RLECs. As of December 31, 2003, we had 24,181 DSL connections in service, an increase of 7,758 connections from 16,423 DSL connections at December 31, 2002. Our penetration rate for installed DSL connections reached 13.0% of our RLEC voice access lines at December 31, 2003 compared to 8.6% at December 31, 2002.

    We have also been successful in growing other revenues in our RLECs including the provision of long distance and vertical services to our customers. At December 31, 2003, we had 96,586 long distance accounts compared to 91,234 long distance accounts at December 31, 2002. In addition, our penetration rates for voicemail, caller identification, call waiting and call forwarding have increased over December 31, 2002. We are currently in the preliminary stages of assessing the potential benefits of adding video services to the suite of products we offer to our customers. Since we are early in the planning process, at this time we are not certain what types of video services we may offer, if any, or what types of technology we may use to deliver these services to our customers.

    We have experienced a decrease in the number of dial-up Internet accounts we service. At December 31, 2003, we had 23,773 dial-up Internet customers which was a decrease of 3,983 customers, or 14.4%, from 27,756 dial-up Internet customers at December 31, 2002. We believe that a large percentage of the decrease in dial-up Internet customers is the result of customers migrating from our dial-up Internet service to our high-speed DSL.

    The services we provide can be purchased separately but more often are included in a package with selected other service offerings, often referred to as bundling, and sold at a discount. Our sales and marketing strategy for our RLECs focuses on the bundling of services and the benefits it provides to our customers. We have recently introduced a residential bundled offering called our "No Limits" package. After a successful introduction in our North Carolina market in July, a similar bundling option is now offered in each of our RLEC markets. Our results show that the No Limits package has been successful in increasing penetration rates and we expect this trend to continue in 2004. Many of our customers selecting the No Limits package are new DSL customers and long distance customers which has led to an overall increase in our average revenue per unit. We intend to continue to offer other combined service discounts and programs designed to give customers incentives to buy bundled services.

    We have experienced a decrease in revenues from our edge-out services in 2003 compared to 2002 as new sales of services and renewals of expiring customer contracts have not been enough to replace customers that do not continue with our service. At December 31, 2003, our edge-out services had 14,462 voice access lines and 682 high speed data connections in service. At December 31, 2002, our edge-out services served 16,344 voice access lines and 705 high-speed data connections. The decrease in voice access lines is attributed primarily to the loss of one customer in North Carolina as the result of a merger. We are focusing our efforts on only adding customers that meet certain profitability criteria and on increasing our profitability and margins for services provided to existing customers when renegotiating their contracts at expiration.

    Recent bankruptcies by interexchange carriers, including MCI WorldCom and Global Crossing, have impacted our financial results including our revenues, EBITDA (See footnote (d) under "Selected Financial and Operating Data" for a definition of EBITDA and reconciliation of EBITDA to net loss) and cash flows. The final resolution of these bankruptcies through the legal process and/or any regulatory changes that may arise from these events may have a material impact on our business. Without additional clarification or regulatory changes that recognize the additional financial burdens placed on LECs, we may be unable to appropriately protect ourselves against the financial impact associated with any future bankruptcies of interexchange carriers or other telecommunication providers.


Expenses

    With the completion of each of our four RLEC acquisitions in 1998, 1999 and 2000, we focused on integrating the acquired operations into our existing business and on identifying opportunities to leverage off of common resources and to use best practices to increase productivity and efficiencies in our operations. To accomplish this, we implemented business process management tools and shared information on successful operating practices across the enterprise. We have centralized many of our business and back office functions, including network management, network operations, information technology, procurement, regulatory, finance, accounting, legal and human resources. Accordingly, we experienced fairly significant decreases in operating expenses in our RLEC operations in recent years. More recently, the rate at which operating expenses in the RLECs were decreasing has slowed, producing fairly comparable results from period to period. We seek to maintain the expense reductions that we have achieved in the RLECs in recent years.

    Our edge-out services have been focused on achieving sustainable positive cash flow. An important part of this strategy was the decision, in the fourth quarter of 2001, to slow the rate at which we were adding new voice and high speed data connections in the edge-out services. With slower planned growth, fewer sales personnel were needed and, as a result, fewer provisioners, sales engineers, customer care and other support personnel were required. In addition, certain fixed facility and overhead costs were reduced or eliminated. In addition to our strategy of slower planned growth, we also completed the transformation of the edge-out services as a true edge-out CLEC by placing the responsibility for managing and operating the edge-out service markets with the managers of our respective RLECs. This allowed for additional reductions in operating expenses as we were able to eliminate a number of redundant operations in the edge-out services. We also focused on grooming our network to reduce the costs of delivering services to its customers by replacing more expensive special access circuits with circuits provided for in our interconnection agreements with the incumbent local exchange carriers. In combination, these adjustments led to significant decreases in operating expenses in our edge-out services. Since the fourth quarter of 2002, operating expenses in our edge-out services have remained relatively consistent. In the near term, barring any unforeseen events, we expect that further decreases in operating expenses, if any, should be minimal.

    Our primary operating expenses consist of cost of services, selling, general and administrative expenses and depreciation and amortization.

Cost of services

    Our cost of services includes:

  * plant specific costs and expenses, such as network and general support expense, central office switching and transmission expense, information origination/termination expense and cable and wire facilities expense;

  * plant nonspecific costs, such as testing, provisioning, network, administration, power and engineering;

  * the cost of leasing unbundled copper loop lines and high capacity digital lines from the ILECs to connect our customers and other carriers' networks to our network;

  * the cost of leasing transport from ILECs or other providers where our fiber transport capacity is not available; and

  * the cost of collocating in ILEC central offices.

    We have a resale agreement with Global Crossing to provide long distance transmission services. This agreement contains minimum volume commitments. Although we believe that we will meet these commitments, we may not be successful in generating adequate long distance business to absorb our minimum volume commitment and will be required to pay for long distance transmission services that we are not using. We renewed our agreement with Global Crossing during the third quarter of 2003 on a long-term basis with lower minimum volume commitments than existed in the previous contract.

    We have entered into interconnection agreements with BellSouth, Verizon, Sprint and SBC which allow, among other things, the edge-out services to lease unbundled network elements from these ILECs, at contracted rates contained in the interconnection agreements. We use these network elements to connect our edge-out services customers with our network. Other interconnection agreements may be required by our edge-out services. In addition, the edge-out services currently has the necessary certifications to operate in the states where it has customers.

Selling, general and administrative expenses

    Selling, general and administrative expenses include:

  * selling and marketing expenses;

  * expenses associated with customer care;

  * billing and other operating support systems; and

  * corporate expenses.

    We market our business services through agency relationships and professional sales people. We market our consumer services primarily through our professional customer sales and service representatives. We offer competitive compensation packages including sales commissions and incentives.

    We have operating support and other back office systems that we use to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the access lines in our operations. We may review and consider the benefits offered by the latest generation of systems, and, if we implement new systems, we expect that our operating support systems and customer care expenses may increase.

Depreciation and amortization expenses

    We recognize depreciation expense for our telephone plant and equipment that is in service and is used in our operations, excluding land which is not depreciated. Our regulated RLEC operations use straight-line rates approved by the public utility commissions in the states where we have regulated telephone plant in service. The composite annualized rate of depreciation for telephone plant and equipment in the regulated operations approximated 7.93%, 7.57% and 6.87% for 2003, 2002, and 2001 respectively. In our unregulated RLEC operations and in our edge-out services, telephone plant and equipment is depreciated over lives, determined according to the class of the asset, ranging from three years to 33 years.

    Amortization expense is recognized primarily for our intangible assets considered to have finite lives on a straight-line basis. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which was effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer permitted to be amortized after December 31, 2001, but are subject to impairment tests at least annually in accordance with the tenets of SFAS
142. Other intangible assets will continue to be amortized over their estimated useful lives. We adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. In 2001 and prior years, goodwill was amortized using the straight-line method over 25 years.

    We anticipate that in the next year, most of our capital expenditures will be directed at maintaining our existing networks and accommodating growth in demand for our services, primarily from high speed Internet access services. Our revenues may not increase or even continue at their current levels, and we may not achieve or maintain our target levels for expenses or profitability. We may not be able to generate cash from operations in future periods at the levels we currently project or at all. Our actual future operating results may differ from our current projections, and those differences may be material.

Critical Accounting Estimates

    Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties. In making these estimates, we considered various assumptions and factors that will differ from the actual results achieved and will need to be analyzed and adjusted in future periods. These differences may have a material impact on our financial condition, results of operations or cash flows.

Allowance for Uncollectible Accounts

    We evaluate the collectibility of our accounts receivable using a combination of estimates and assumptions. In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, such as a bankruptcy filing or substantial down-grading of credit scores, we record a specific allowance against the customer's account based on our estimate of the net realizable value of what we believe can be reasonably collected. For our other accounts receivable, we estimate the net realizable value of the accounts based on a review of specific customer balances, our trends and experience with prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, we review the adequacy of the allowance and our estimates of the net realizable value.


Revenues

We recognize revenues from universal service funding and charges to interexchange carriers for switched and special access services. In certain cases, our RLEC subsidiaries participate in revenue sharing arrangements with other telephone companies, sometimes referred to as pools. Such sharing arrangements are funded by national universal service funding, subscriber line charges and access charges in the interstate market. Revenues earned through the sharing arrangements are initially recorded based on estimates we make regarding our costs to provide services. These estimates are then subject to adjustment in future accounting periods as actual operating results become available.

Goodwill and Long-Lived Assets

    Goodwill represents the excess of the purchase price of our acquisitions over the fair value of the net assets acquired and has an indefinite life.
In accordance with the provisions of Statement of Financial Accounting Standard 142, Goodwill and Other Intangible Assets ("SFAS 142"), we test goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred, such as significant underperformance by a reporting unit relative to its historical or its projected future operating results, significant regulatory changes that would impact the financial condition or future operating results of the reporting unit or significant adverse industry or economic trends. In performing our review of goodwill under the terms of SFAS 142, we make certain estimates regarding the implied fair value of our individual operating companies where goodwill is recorded. Determining whether an impairment has occurred requires valuation of the respective reporting unit, which we estimate using undiscounted cash flows and comparative market multiples when available and appropriate. In completing our analysis of the carrying value of goodwill, we rely on a number of factors, including actual operating results, market data and future business plans.

    If our analysis indicates goodwill is impaired, measuring its impairment requires a fair value estimate of each identified tangible and intangible asset. In determining an estimate of fair value in the case of an impairment of goodwill, we would use the best information available, which may include among other things, quoted market prices, prices for similar assets and liabilities or present value techniques as allowed under SFAS 142. See Note 1 to the consolidated financial statements for further discussion regarding goodwill.

    We review the carrying value of our long-lived assets, primarily our fiber network, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets
 ("SFAS 144"), to determine if the carrying value of these assets has been impaired. Our review on the carrying value of long-lived assets is conducted on an annual basis or more frequently if events or circumstances indicate that an impairment may exist. In accordance with the terms of SFAS 144, we estimate the undiscounted future cash flows to be generated by our long-lived assets and compare them to the carrying value of the respective assets. If the carrying value of the fiber network exceeds the undiscounted expected future cash flows, an impairment exists for the amount by which the carrying value of the asset exceeds its estimated fair value. Our estimate of the fair value of the long-lived asset would be made using the best information available, which may include among other things, quoted market prices, prices for similar assets and liabilities or present value techniques as allowed under SFAS 144.


Results of Operations


Year Ended December 31, 2003 compared to Year Ended December 31, 2002

    Total revenues for the year ended December 31, 2003 were $186.4 million, an increase of $2.2 million from $184.2 million for the year ended December 31, 2002. Revenues in the RLEC operations were $172.5 million in 2003, an increase of $3.6 million, or 2.1%, from revenues of $168.9 million in 2002. Revenues from Internet and enhanced data services were $2.8 million higher in 2003 than in 2002 as a result of growth in the number of DSL connections.
The RLECs finished 2003 with 24,181 DSL connections in service compared to 16,423 DSL connections in service at the end of 2002, an increase of 7,758 connections or 47.2%. Likewise, long distance revenues in 2003 increased $1.0 million compared to 2002 due to an increase in the number of long distance accounts served. At December 31, 2003, the RLECs served 96,586 long distance accounts, an increase of 5,352 long distance accounts, or 5.9%, from 91,234 accounts served at December 31, 2002. Finally, miscellaneous revenues increased $1.9 million in 2003 compared to 2002 and is attributed to the impact on miscellaneous revenues in 2002 from approximately $1.5 million in bad debts being charged against revenues for pre-petition amounts of two customers, MCI WorldCom and Global Crossing, which filed for bankruptcy during the second quarter of 2002. No comparable bad debt charges were recognized in 2003. These increases in RLEC revenues were offset by a decrease of $2.0 million in local service revenues. The decrease in local service revenues is primarily attributable to anticipated lower network access revenues, as a result of lower universal support receipts, in 2003 compared to 2002. In addition, local service revenues were impacted by the decrease in voice access lines. At December 31, 2003, the RLECs served 185,903 voice access lines, a decrease of 4,350 voice access lines, or 2.3%, from 190,253 voice access lines served at December 31, 2002. Revenues in our edge-out services in 2003 were $13.9 million, a decrease of $1.4 million, or 8.6%, from the prior year revenues of $15.3 million, as a result of a decrease in the average number of voice and high speed data connections in service during 2003 compared to 2002. Revenues from voice services, which are comprised of local, network access and long distance service, as a percentage of total revenues, were approximately 81.4% and 83.5% for the years ended December 31, 2003 and 2002, respectively.

    Total operating expenses decreased $11.4 million from $155.3 million, or 84.3%, of total revenues in 2002, to $143.9 million, or 77.2%, of total revenues in 2003. Approximately $2.7 million of the decrease is the result of a one-time, non-cash gain from a pension curtailment in the first quarter of 2003. Accrual of benefits for qualified plan participants who are not members of bargaining units in our non-contributory, defined benefit pension plan was frozen in the first quarter of 2003. As a result, Statement of Financial Accounting Standards No. 88, Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits became effective. The pension plan curtailment resulted in an immediate net gain of $2.8 million, of which $2.7 million resulted in a reduction in pension expenses and $0.1 million went to reduce capital additions. The gain was recognized in the first quarter of 2003 and was allocated between our operating subsidiaries who participate in the pension plan. Although further accrual of benefits by plan participants is frozen, we have a continuing obligation to fund the plan and continue to recognize net periodic pension expense. Approximately $2.1 million of the net gain was recognized as a reduction of pension expenses in our RLECs and $0.6 million as a reduction of pension expenses in our edge-out services. Approximately $3.4 million of the decrease in operating expenses resulted from changes in restructuring expenses, with the majority of the decrease, or $3.2 million, in the edge-out services. In 2003, we recognized a benefit of approximately $0.7 million for adjustments made to restructuring accruals to recognize differences between actual operating results and our original estimates of restructuring expenses properly recorded in prior years in accordance with Emerging Issues Task Force Issue 94-3 ("EITF 94-3"). In 2002, we recorded restructuring expenses of $2.7 million. The remaining decreases in operating expenses are attributed to further expense reductions realized primarily in our edge-out services and to a lesser degree in the RLECs when compared to the prior year. The benefits from the changes we implemented to our cost structure in our edge-out services in the fourth quarter of 2001 and the third quarter of 2002 were fully realized in 2003.
In the RLECs, in addition to the impact of slower growth on our operating expenses, we also realized a full year of cost reductions in 2003 from the implementation of more cost efficient methods of managing our business processes in earlier years.

    These operating expense reductions were partially offset by certain higher operating expenses. Our short-term incentive accruals increased $2.5 million in 2003 compared to 2002. In addition, during the fourth quarter of 2003, we accrued a one-time charge of $1.1 million for potential sales tax liabilities that may be retroactively imposed on the RLECs. We also recognized $0.9 million in expenses for DSL modems used in the RLEC operations. Prior to the third quarter of 2003, under the Company's accounting policies, the cost of DSL modems were capitalized. However, beginning in the third quarter of 2003, the Company began expensing DSL modems as their cost fell below the threshold for capitalization.

    Cost of services, as a percentage of total revenues, decreased from 30.6% in 2002 to 26.9% in 2003, and selling, general and administrative expenses, as a percentage of total revenues, decreased from 26.3% in 2002 to 22.4% in 2003. Depreciation and amortization expenses, as a percentage of total revenues, increased from 27.5% in 2002 to 27.9% in 2003.

    Operating expenses in the RLECs in 2003 were $118.0 million, a decrease of $1.2 million, or 1.0%, from 2002 operating expenses of $119.2 million. Cost of services were $41.9 million in 2003, a decrease of $1.6 million, or 3.6%, from $43.5 million in 2002. Selling, general and administrative expenses decreased $1.1 million, or 2.7%, from $40.4 million in 2002 to $39.3 million in 2003. Restructuring expenses in the RLECs were $0.1 million in 2002 compared to a benefit of $0.1 million in 2003, a change of $0.2 million. These decreases were offset by an increase of $1.7 million in depreciation and amortization expenses to $36.9 million in 2003 from $35.2 million in 2002.

    In our edge-out services, operating expenses in 2003 were $25.9 million compared to operating expenses in 2002 of $36.1 million, a decrease of $10.2 million or 28.3%. Cost of services decreased approximately $4.5 million, or 35.4%, to $8.3 million in 2003 from $12.8 million in 2002. Depreciation and amortization was $15.1 million in 2003 and $15.4 million in 2002, a decrease of $0.3 million, or 1.7%. Selling, general and administrative expenses decreased $2.2 million, or 41.2%, to $3.1 million in 2003 from $5.3 million in 2002. Restructuring expenses in the edge-out services were $2.6 million in 2002 compared to a benefit of $0.6 million in 2003, a change of $3.2 million.

    Net operating income increased approximately $13.6 million, or 47.2%, from net operating income of $28.9 million, or 15.7% of total revenues in 2002 to net operating income of $42.5 million, or 22.8% of total revenues in 2003. The increase is attributed primarily to the reductions in operating expenses in the RLECs and edge-out services. Net operating income in the RLECs increased $4.7 million, or 9.5%, to $54.5 million in 2003 from $49.8 million in 2002. In our edge-out services, our net operating loss improved $8.9 million, or 42.6%, to a net operating loss of $12.0 million in 2003 from a net operating loss of $20.9 million in 2002.

    Interest expense decreased $1.3 million to $62.7 million, or 33.6% of total revenues, in 2003 compared to $64.0 million, or 34.7% of total revenues, in 2002. The decrease in interest expense is primarily attributable to a lower average balance of long-term debt outstanding and slightly lower weighted average interest rates during 2003 compared to 2002. The benefit of this decrease was partially offset by the accrual of $1.4 million in interest expense related to a potential income tax liability.

    For 2003, we had other income, net of approximately $3.6 million compared to other expenses, net of $2.5 million in 2002, a change of $6.1 million. Included in other expenses for 2002 is a $4.5 million realized loss for a decrease in the fair market value of an investment in US Unwired, Inc. common stock that was deemed to be other than temporary and an impairment charge of $2.1 million taken against the carrying value of our investment in US

Carrier Telecom, LLC that is accounted for using the equity method. No such comparable charges were recorded in 2003.

    We recorded an income tax benefit of $1.8 million in 2003 compared to income tax expense of $1.6 million in 2002, a change of $3.4 million. The change is attributable primarily to the recognition of a $2.7 million in income tax refunds in 2003 that offset income tax expense. During 2002, after consultation with our tax advisors, we amended certain prior year income tax returns that resulted in refunds of approximately $7.8 million.
We received the refunds in 2002 and recorded them as deferred income tax liabilities. In the third quarter of 2003, the Internal Revenue Service, as part of an audit, verbally notified us that our position in the amended income tax returns would be disallowed and in the fourth quarter, we received formal notice of disallowance. The refunds impacted by this IRS notification totaled $5.1 million and remain as part of our deferred income tax liabilities. The remaining $2.7 million was recognized as an income tax benefit.

    Our net loss improved $24.7 million from a net loss of $39.4 million, or 21.4% of total revenues, in 2002, to a net loss of $14.7 million, or 7.9% of total revenues, in 2003, as a result of the factors discussed above. We reported net income in our RLEC operations of $24.2 million in 2003 compared to net income of $8.5 million in 2002, an increase of $15.7 million, or 185.1%. For 2003 and 2002, our edge-out services reported a net loss of $38.9 million and $47.9 million, respectively, an improvement of $9.0 million, or 18.8%. Our EBITDA increased $21.1 million from $77.1 million, or 41.8% of total revenues, in 2002, to $98.2 million, or 52.7% of total revenues, in 2003. (See footnote (d) under "Selected Financial and Operating Data" for a definition of EBITDA and reconciliation of EBITDA to net loss.)


Year Ended December 31, 2002 compared to Year Ended December 31, 2001

    Total revenues for the year ended December 31, 2002 were $184.2 million, a decrease of $0.1 million from $184.3 million for the year ended December 31, 2001. Revenues in the RLECs were $168.9 million in 2002, a decrease of $2.3 million, or 1.3%, from revenues of $171.3 million in 2001. Revenues from Internet and enhanced data services were $4.4 million higher in 2002 than in 2001 as a result of growth in the number of DSL connections. The RLECs finished 2002 with approximately 16,420 DSL connections compared to approximately 11,140 DSL connections at the end of 2001, an increase of 5,280 connections. The increase in Internet and enhanced data services was offset by lower local service revenues, which decreased $3.1 million in 2002, and miscellaneous telecommunications service and equipment revenues, which decreased $3.2 million in 2002. Local service revenues were unfavorably impacted by decreases in our voice access lines in service and lower network access revenues. In addition, we sold two exchanges in Illinois in May 2001 that contributed approximately $1.2 million in revenues in 2001 prior to the date of their disposal for which no comparable revenues were reported in 2002. Miscellaneous telecommunications service and equipment revenues decreased primarily as a result of higher bad debt charges being recognized in 2002 compared to 2001. The most significant bad debt charges were recognized in connection with the bankruptcies of two interexchange carriers, MCI WorldCom and Global Crossing. Revenues generated by the edge-out services in 2002 grew $2.1 million over the prior year, or 16.3%, to $15.3 million, as a result of an increase in the average number of voice and high speed data connections in service during 2002. Revenues from voice services, which are comprised of local, network access and long distance service, as a percentage of total revenues, were approximately 83.5% and 84.9% for the years ended December 31, 2002 and 2001, respectively.

    Total operating expenses decreased $29.0 million from $184.3 million, or 100.0% of total revenues in 2001, to $155.3 million, or 84.3% of total revenues in 2002. Cost of services, as a percentage of total revenues, decreased from 37.2% in 2001 to 30.6% in 2002, and selling, general and administrative expenses, as a percentage of total revenues, decreased from 31.0% in 2001 to 26.3% in 2002. Depreciation and amortization expenses, as a percentage of total revenues, decreased from 31.7% in 2001 to 27.5% in 2002. The decrease is attributable to lower operating expenses in both the RLECs and the edge-out services.

    Operating expenses in our RLEC operations in 2002 were $119.2 million, a decrease of $15.1 million, or 11.3%, from 2001 operating expenses of $134.3 million. The decrease is primarily the result of lower amortization expenses in 2002 than in 2001. Effective with the adoption of SFAS 142 in the first quarter of 2002, we were no longer permitted to amortize our goodwill. In 2001, expenses associated with the amortization of goodwill were approximately $16.5 million in the RLECs for which no comparable amortization expense was recognized in 2002. In addition, the RLEC's cost of services were approximately $3.1 million lower in 2002 than 2001 primarily as a result of expense reduction measures and impact on expenses from the disposal of the two exchanges in Illinois in the second quarter of 2001. These reductions in operating expenses in the RLECs were offset by an increase in depreciation expense and selling, general and administrative expenses. Depreciation expense increased approximately $3.5 million as a result of a higher average balance of telephone plant and equipment in service in 2002 than in 2001. Selling, general and administrative expenses increased $0.9 million in 2002 compared to 2001 due to an increase in non-cash, long-term incentive plan expenses of $3.8 million. Excluding the impact of these long-term incentive plan expenses, selling, general and administrative expenses would have decreased $2.9 million in 2002.

    For our edge-out services, operating expenses in 2002 were $36.1 million compared to operating expenses in 2001 of $49.9 million, a decrease of $13.8 million or 27.6%. The decrease in operating expenses reflects the strategy for the edge-out services to achieve positive cash flow with a slower targeted growth rate and significant cost reductions as well as the realignment of its operations under the responsibility of the managers of the respective RLECs. Cost of services decreased approximately $9.2 million, or 41.8%, primarily as a result of lower personnel costs and circuit expenses. Selling, general and administrative expenses decreased $9.7 million, or 55.3%, primarily attributed to a smaller sales, marketing and engineering support function and lower overhead expenses. Operating expenses in the edge-out services reflect restructuring charges of $2.6 million accrued in the third quarter of 2002 and $2.8 million accrued in the fourth quarter of 2001.

    Net operating income increased approximately $28.9 million from net operating income of $13,000 to net operating income of $28.9 million, or 15.7% of total revenues in 2002. The increase is primarily attributable to non-amortization of goodwill and expense reductions realized in both the RLECs and the edge-out services. Net operating income in the RLECs increased $13.0 million, or 35.2%, to $49.8 million in 2002 from $36.8 million in 2001. In our edge-out services, the net operating loss improved $15.9 million, or 43.3%, to a net operating loss of $20.9 million 2002 from a net operating loss of $36.8 million in 2001.

    Interest expense decreased $0.6 million to $64.0 million, or 34.7% of total revenues, in 2002 compared to $64.6 million, or 35.1% of total revenues, in 2001. The decrease in interest expense is primarily attributable to a lower average outstanding balance of long-term debt during 2002 compared to 2001, partially offset by a higher weighted average interest rate.

    For 2002, we had other net expenses of approximately $2.5 million compared to other net expenses of $14.8 million in 2001, a change of $12.3 million. Included in other expense for 2002 is a $4.0 million realized loss for a decrease in the fair market value of our investment in US Unwired, Inc. common stock that was deemed to be other than temporary and an impairment charge of $2.1 million taken against the carrying value of our investment in US Carrier Telecom, LLC that is accounted for using the equity method. Included in other net expenses for 2001 are realized losses on the disposal of marketable equity securities of approximately $9.5 million and impairment losses on investments accounted for using the equity method of $8.9 million.

    Our net loss improved $35.5 million from a net loss of $74.9 million, or 40.7% of total revenues, in 2001, to a net loss of $39.4 million, or 21.4% of total revenues, in 2002, as a result of the factors discussed above. The RLECs reported net income of $8.5 million in 2002 compared to a net loss of $11.1 million in 2001, an improvement of $19.6 million. For 2002 and 2001, the edge-out services had a net loss of $47.9 million and $63.9 million, respectively, an improvement of $16.0 million. Our EBITDA increased $33.4 million from $43.7 million, or 23.7% of total revenues, in 2001, to $77.1 million, or 41.8% of total revenues, in 2002. (See footnote (d) under "Selected Financial and Operating Data" for a definition of EBITDA and reconciliation of EBITDA to net loss.)


Liquidity and Capital Resources

    We are a holding company with no business operations of our own. Our only significant assets are the capital stock/member interests of our subsidiaries. Accordingly, our only sources of cash to pay our obligations are cash on hand and distributions from our subsidiaries from their net earnings and cash flow. Even if our subsidiaries determine to pay a dividend on, or make a distribution in respect of, their capital stock/member interests, we cannot guarantee that our subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds or that they will be permitted to pay such dividend or distribution under the terms of their credit facilities.

     Operating Activities. For the year ended December 31, 2003, we generated net cash from operating activities of $43.8 million and for the year ended December 31, 2002, we generated net cash from operating activities of $32.1 million, an increase of $11.7 million, or 36.3%. In 2003, we continued to reduce our expenses in both the RLEC operations and the edge-out services which resulted in a lower use of cash. Operating expenses, excluding non-cash depreciation and amortization expenses, in 2003 were $91.9 million in 2003 compared to $104.7 million in 2002, a decrease of $12.8 million. For the year ended December 31, 2002, we generated net cash from operating activities of $32.1 million and for the year ended December 31, 2001, we used net cash in our operating activities of $19.8 million, a change in net cash flows from operating activities of approximately $51.9 million. For 2002, our net loss before non-cash charges of depreciation, amortization, long-term incentive plan expenses, realized losses on marketable equity securities and investment impairment charges and equity losses in unconsolidated subsidiaries reflect net cash provided of $23.9 million compared to $5.6 million for 2001, an improvement of $18.3 million. In addition, net cash used for current liabilities in 2002 was approximately $20.8 million lower in 2002 than in 2001.

Also, in 2002, we received income tax refunds of approximately $6.5 million for which no comparable refunds were received in 2001.

     Investing Activities. For the year ended December 31, 2003, net cash used in investing activities was $10.0 million. This consisted primarily of capital expenditures of $12.2 million and was partially offset by the redemption of $2.0 million in RTFC subordinated capital certificates. For the year ended December 31, 2002, net cash used in investing activities was $10.7 million, primarily due to capital expenditures of $12.3 million. This was offset by net cash of $0.7 million from redemption of SCCs and a decrease in other assets of $0.9 million. For the year ended December 31, 2001, we used $24.0 million in cash for investing activities. Cash used for investing activities was primarily for the purchase of telephone plant and equipment in the amount of $39.9 million. This was offset by proceeds from the sale of telephone plant and equipment of $13.5 million and decreases in other assets of $2.4 million.

     Financing Activities. For the year ended December 31, 2003, net cash used in financing activities was $25.6 million and is attributed to scheduled principal payments on long-term debt of $13.6 million, the repayment of $21.0 million outstanding on a line of credit and the redemption of $1.0 million of a minority interest in Coastal Communications. These uses of cash were partially offset by the proceeds of a $10.0 million advance on a line of credit. For the year ended December 31, 2002, net cash used in financing activities was $23.0 million. The net use of cash for financing activities is attributed to scheduled principal payments on long-term debt of $20.4 million and the repayment of an outstanding line of credit of $10.0 million. In addition, during 2002, we redeemed $2.0 million in member's interest and $1.0 million in minority interest in Coastal Communications and advanced $1.4 million to our managing directors. These uses of cash were offset by the proceeds of $4.0 million from advances on a line of credit and $7.8 million from borrowings under a term loan. For the year ended December 31, 2001, net cash provided by financing activities was $2.0 million. The primary components of this increase in cash were proceeds from long-term debt of $17.0 million, offset by repayments on long-term debt of $15.3 million.

    At December 31, 2003, we had negative working capital of $193,000 compared to negative working capital of $21.8 million at December 31, 2002, an improvement of $21.6 million. The improvement is attributed primarily to the change in the current portion of long-term debt due to the amendment entered into with the RTFC in the third quarter of 2003, which is further described below, and an increase in our cash and cash equivalents of $8.2 million. Under the amendment, we do not make any scheduled principal payments to the RTFC until the third quarter of 2004. Therefore, our current portion of long-term debt was $7.0 million at December 31, 2003 compared to $27.6 million at December 31, 2002, a change of $20.6 million. Under the terms of the amendment, our scheduled principal payments through 2010 are significantly less than under our previous agreement. As discussed below, we may be required to make annual mandatory prepayments equivalent to any excess cash flow as defined in the amendment in addition to our scheduled principal payments. These mandatory payments for excess cash flow will be based on our RLECs year-end financial results, beginning in 2005 based on the results of the 2004 fiscal year. We are uncertain what mandatory prepayments will have to be made, if any, at this time. The increase in cash is attributed to lower operating expenses and the deferral of our third and fourth quarter principal payments to the RTFC under the terms of the amendment. These increases in cash were partially offset by our $11.0 million net reduction in the amounts outstanding under our secured line of credit with the RTFC.

    At December 31, 2003, we had total liquidity of $59.1 million which consists of cash and cash equivalents of $28.1 million and available borrowings on our lines of credit with the RTFC of $31.0 million. As a result of our amendment with the RTFC, our liquidity position has been enhanced. The reductions in the scheduled principal payments under the amendment provide us with additional liquidity and greater operating flexibility during the next several years. In addition, we have remained focused on implementing operating improvements and efficiencies in our business processes to reduce our operating expenses and accordingly, our use of cash to fund our operations.

Off-Balance Sheet Arrangements

    As of December 31, 2003, we had no off-balance sheet arrangements as defined under Regulation S-K 303(a)(4).

Material Contractual Cash Obligations

    The following table contains a summary of our material contractual cash obligations as of December 31, 2003:

                                             Cash Payments Due by Period
                                               (amounts in thousands)
                                 Total       Year 1     Years 2-3    Years 4-5    Thereafter
                            ----------------------------------------------------------------
   Long-term debt
    - principal (a)         $   639,289    $   6,996    $  28,770    $  18,770    $  584,753
   Long-term debt
    - interest (b)              426,993       59,210      106,239      104,751       156,793
   Operating leases (c)           7,626        1,375        1,996        1,289         2,966
   Redemption of minority
    interest (d)                  4,000        1,000        2,000        1,000          -
   Other contractual cash
    obligations (e)               7,161        3,137        1,768        1,110         1,146
                            ----------------------------------------------------------------
   Material contractual
    cash obligations        $ 1,085,069    $  71,718    $ 140,773    $ 126,920    $  745,658
                            ================================================================

(a) Includes scheduled principal repayments per long-term debt agreements. Amount includes the unamortized discount of $2,076 on our senior notes. Our long-term debt is discussed further below and in Note 6 to our consolidated financial statements.
(b) Includes estimates of interest expense on long-term debt amounts currently outstanding based on scheduled principal repayments and certain interest rate assumptions for our various tranches of long-term debt. Our long-term debt is discussed further below and in Note 6 to our consolidated financial statements.
(c)  Amount is shown net of estimated sublease income from current subleases.
(d)  See Note 13 to our consolidated financial statements.
(e) Includes miscellaneous other commitments represented by contracts or other agreements requiring scheduled cash outlays in future periods. Amounts presented are on an undiscounted basis and include, among other things, maintenance agreements, service agreements, professional fees and employment agreements.

Long-Term Debt and Revolving Credit Facilities

    We or our subsidiaries have outstanding term and revolving credit facilities totaling $436.6 million with the RTFC, which were entered into in connection with our four RLEC acquisitions. In addition, we have outstanding $200.0 million in 13 1/4% senior notes that are due in March 2010, a $2.3 million mortgage note payable on property acquired in the Coastal Communications acquisition and a $0.4 million miscellaneous note payable.
The $2.3 million mortgage note payable was repaid in full in January 2004.

RTFC Debt Facilities

    Our subsidiary, Madison River LTD Funding Corp., or MRLTDF, is the borrower under a loan agreement with the RTFC. MRLTDF is the holding company for three of our RLECs: Mebtel, Gulf Coast Services and Coastal
Communications. Our fourth RLEC, Gallatin River Holdings, LLC, or GRH, has provided a guaranty to the RTFC and its operating assets and revenues are subject to a first mortgage lien in favor of the RTFC.

    As of December 31, 2003, MRLTDF had approximately $426.6 million in term loans outstanding with the RTFC. Of this amount, $414.9 million in term loans bear fixed interest rates that range between 5.65% and 9.05%, with a weighted average rate approximating 7.7%. The fixed interest rates expire at various times, beginning in October 2004 through August 2006, depending on the terms of the note. Upon the expiration of the fixed interest rates, the term loans will convert to the RTFC's prevailing base variable interest rate plus a 1.0% interest rate adder. We have the ability to allow the interest rate on a term loan to remain variable or to choose a fixed rate as is then available and in effect for similar loans for any portion or all of the principal amount then outstanding on the term loan, provided the RTFC offers a fixed rate. The remaining $11.7 million term loan has a variable interest rate of 5.2% at December 31, 2003.

    In July 2003, MRLTDF executed an amendment to its loan agreement with the RTFC which, among other things, allows greater operating flexibility through an increase in our available liquidity. Under the terms of the amendment, our loan agreement was extended to November 2016. The amendment also provided us with a reduction in scheduled principal payments through 2011 with the first scheduled principal payment occurring in the third quarter of 2004. We continue to pay quarterly interest payments to the RTFC. We also may be required to make annual prepayments of principal based on our financial results. Annually, beginning in 2005, we will calculate excess cash flow as defined in the amendment using the preceding year's financial results. If the calculation indicates excess cash flow, we will make a mandatory prepayment equivalent to the amount of excess cash flow to reduce the principal outstanding to the RTFC. The payment will be required to be made in the second quarter of the year in which the calculation is made.

    Under the terms of the amendment, interest rates on our outstanding term loans are at their prevailing RTFC fixed or variable base rate plus a 1.0% interest rate adder, which replaced the existing interest rate adders. Prior to the amendment, interest rates on these term loans were at their prevailing RTFC fixed or variable base rate plus interest rate adders ranging from 0.35% to 0.75%. The 1.0% interest rate adder is subject to performance pricing which will provide for a reduction in the interest rate adder as our Total Leverage Ratio, as defined in the amendment, decreases. The interest rate adder will remain at 1.0% while the Total Leverage Ratio is greater than 5.0 to 1.0. It decreases to 0.75% when the Total Leverage Ratio is between 4.0 to 1.0 and 5.0 to 1.0 and decreases to 0.5% when the Total Leverage Ratio is less than 4.0 to 1.0. The prior interest rate adders had no performance pricing associated with them.

    In addition, certain covenants were added or revised under the amendment and we will continue to test our compliance with our financial ratios, as defined in the amendment, on an annual basis. Included in our covenants, among others, are requirements that we obtain RTFC approval of a forward-looking, three-year capital expenditure budget on an annual basis and obtain RTFC consent before completing any acquisitions or disposals of local exchanges. Our covenants regarding payment of dividends by MRLTDF and GRH remained substantially the same as under the existing agreement. In addition, the amendment allows us to repurchase our senior notes without RTFC consent in amounts not to exceed $2.0 million per quarter and $6.0 million per year.

    Prior to the amendment, the loan facilities were secured by a first mortgage lien on substantially all of the operating assets and revenues of the RLECs. In addition, substantially all of the outstanding equity interests of the RLECs were pledged in support of the facilities. As part of the amendment, the RTFC was additionally granted a first mortgage lien on the assets of Madison River Holdings, the parent of MRLTDF or MRH, Mebtel Long Distance Solutions, Inc., or MLDS, and Madison River Long Distance Solutions, Inc, or MRLDS, and the equity interests in those entities were pledged in support of the loan facilities thereby providing the RTFC a security interest in all of the assets, revenues and substantially all of the equity interests of the RLECs. In addition, as provided for in the amendment, in the event that the senior notes are retired, we will grant the RTFC a first mortgage lien on the operating assets and revenues of Madison River Communications, LLC.

    As a condition of obtaining long-term financing from the RTFC, we purchased subordinated capital certificates ("SCCs") that represent ownership interests in the RTFC equal to 10% of the amount borrowed. The RTFC financed the purchase of the SCCs by increasing the balance advanced for a loan by an amount equal to the SCCs purchased.

    At December 31, 2003, we owned $44.0 million in SCCs. The SCCs are redeemed for cash on an annual basis, at par, in an amount equivalent to 10% of the term loan principal that was repaid in the prior year. Therefore, at December 31, 2003, based on principal payments of $13.5 million made to the RTFC in 2003, we have approximately $1.4 million in SCCs eligible to be redeemed in 2004. In March 2003 and 2002, the RTFC redeemed approximately $2.0 million and $1.5 million, respectively, of our SCCs.

    We also receive a share of the RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to the RTFC's gross margins. Currently, 70% of the RTFC's patronage capital allocation is retired with cash after the end of the year, and 30% is paid in the form of patronage capital certificates. The patronage capital certificates will be retired with cash in accordance with the RTFC's board-approved rotation cycle which is currently a fifteen year cycle.

    In addition to the term loans, we also have a secured line of credit and an unsecured line of credit with the RTFC. The secured line of credit is a $31.0 million facility at MRLTDF and has no annual paydown provisions. The secured line of credit expires in March 2005 and bears interest at the RTFC base rate for a standard line of credit plus 50 basis points, or 5.15% at December 31, 2003. We had advanced $10.0 million against this line of credit at December 31, 2003, and the remaining $21.0 million is fully available to be drawn. The unsecured line of credit is a $10.0 million facility at that is available for general corporate purposes to Coastal Utilities, Inc. and expires in March 2005. Under the terms of the unsecured revolving line of credit agreement, we must repay all amounts advanced under this facility within 360 days of the first advance and bring the outstanding amount to zero for a period of five consecutive days in each 360-day period. The unsecured line of credit is fully available to be drawn and bears interest at the RTFC base rate for a standard line of credit plus 100 basis points. Under the terms of the amendment as discussed above, we have agreed to provide the RTFC with a security interest in the assets of Coastal Utilities, Inc. to secure this line of credit. We intend to negotiate the extension of these lines of credit with the RTFC during 2004.

    As discussed above, the terms of the RTFC loan agreement, as amended, contains various financial and administrative covenants including ratios that are tested on an annual basis. The ratios are tested against the combined financial results of MRLTDF and its subsidiaries, GRH, MRLDS and MLDS. In addition, among other things, these combined entities are restricted in their ability to: (i) declare or pay dividends to their respective parents, under specified circumstances, (ii) limited in their ability to make intercompany loans or enter into other affiliated transactions, (iii) sell assets and make use of the proceeds, and (iv) incur additional indebtedness above certain amounts without the consent of the RTFC. As a result of these provisions of the loan agreement, as amended, any cash generated by MRLTDF and its subsidiaries, GRH, MRLDS or MLDS and any amounts available under the line of credit facilities discussed above may only be available to those entities and not to us or our other subsidiaries to fund our obligations. At December 31, 2003, MRLTDF was in compliance with the terms of its loan agreement, as amended, with the RTFC.

Senior Notes

    Madison River Capital is the issuer of $200.0 million in publicly traded 13 1/4% senior notes outstanding that are due in March 2010. Interest is payable semiannually on March 1 and September 1 of each year. The senior notes are registered with the SEC and are subject to the terms and conditions of an indenture. At December 31, 2003, the senior notes had a carrying value of $197.9 million, which is net of a $2.1 million unamortized discount.

    Under the terms of the indenture, Madison River Capital and its restricted subsidiaries must comply with certain financial and administrative covenants. Among other things, Madison River Capital and its restricted subsidiaries are limited in their ability to: (i) incur additional indebtedness, (ii) pay dividends or make other distributions to Madison River Telephone or others holding an equity interest in a restricted subsidiary,
(iii) redeem or repurchase equity interests, (iv) make various investments or other restricted payments, (v) create certain liens or use assets as security in other transactions, (vi) sell certain assets or utilize certain asset sale proceeds, (vii) merge or consolidate with or into other companies or (vii) enter into transactions with affiliates. At December 31, 2003, Madison River Capital was in compliance with the terms of its senior notes indenture.

Other Long-Term Debt
    Our other indebtedness includes a $2.3 million note payable to the former Coastal shareholders for the purchase of land and a building used in our operations. The note, secured by the land and building, was repaid in full in January 2004.

    In addition, Madison River Capital also has a miscellaneous note payable of $0.4 million that bears interest at 8.0% and is due on demand.

Capital Requirements

    We require significant capital to fund our working capital needs, including our debt service requirements and capital expenditures. In the near term, we expect that our primary uses of cash will include:

    * scheduled principal and interest payments on our long-term debt;

    * the maintenance and growth of our telephone plant and network infrastructure;

    * the maintenance, upgrade and integration of operating support systems and other automated back office systems;

    * sales and marketing expenses;

    * corporate overhead; and

    * personnel and related expenses.

    As discussed above, our amendment with the RTFC has significantly lowered our scheduled principal payments to the RTFC through 2010, thereby reducing the capital required to service our financing and increasing our liquidity.

    We currently estimate that cash required to fund capital expenditures in 2004 will be approximately $13.0 million. For the year ended December 31, 2003, our capital expenditures were approximately $12.2 million. Our use of cash for capital expenditures in 2003 and 2002 was significantly less than we have incurred in prior years. This is a result of several factors. First, we invested a significant amount in capital expenditures during 2000 and 2001 to build-out and enhance our telephone plant and network facilities in our markets. Absent major changes in the technology that we employ, we believe that we have facilities in place capable of providing a high level of service to our customers without significant alterations or enhancements. We anticipate that a large portion of our capital expenditures in 2004 will be directed toward maintaining our existing facilities. Second, we have experienced slower growth in recent quarters for our RLEC operations including losses in the number of voice access lines we serve. In addition, we have not expanded our edge-out services into any new markets, nor do we have any current intentions to expand into new markets, and our existing edge-out operations have not demonstrated any growth as part of our business plan to generate sustainable cash flow. Therefore, there is minimal demand currently to expand our telephone plant or network facilities. During 2004, the demand for use of capital in the expansion of our telephone plant and network facilities will be assessed, in part, using factors such as the increase in demand for access lines and communications services and the introduction of new technologies that will provide an appropriate return on capital invested. We are currently in the preliminary stages of assessing the potential benefits of adding video services to the suite of products we offer to our customers. Since we are early in the planning process, at this time we are not certain what types of video services we may offer, if any, or what types of technology we may use to deliver these services to our customers. Depending on the outcome of this process, we may see an increase in our capital expenditures in future periods to support the delivery of this service to our customers.

As part of the consideration paid in the Coastal Communications, Inc. ("CCI") acquisition in March 2000, we issued to the former shareholders of Coastal Utilities 300 shares of Series A non-voting common stock and 300 shares of Series B non-voting common stock of CCI in the face amount of $10.0 million and $5.0 million, respectively. The Series A and Series B stock had put and call features that were defined pursuant to the terms of a shareholders agreement and were exercisable by the holders and CCI. In 2002, MRTC, our parent, completed an agreement with these former shareholders that, among other things, modified certain provisions of the shareholders agreement. Under the terms of the agreement, the former shareholders exchanged certain of their equity interests in CCI for equity in MRTC and a note payable from MRTC. In addition, CCI redeemed 30 shares of Series A stock in CCI retained by the former shareholders for $33,333.33 per share, or approximately $1.0 million, at the closing of the transaction. CCI redeemed an additional 30 shares of Series A stock in June 2003 for approximately $1.0 million. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right to require CCI to redeem their remaining 120 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1.0 million, in any thirteen-month period. We expect that the next redemption of 30 shares of $1.0 million will take place in July 2004.

    During 2002, after consultation with our tax advisors, we amended certain prior year income tax returns that resulted in refunds to the Company of approximately $7.8 million. We received the refunds in 2002 and recorded them as deferred income tax liabilities. In the third quarter of 2003, the Internal Revenue Service, as part of an audit, verbally notified us that our position taken in the amended tax returns would be disallowed and in the fourth quarter, we received formal notice of disallowance. The refunds impacted by this IRS notification totaled $5.1 million. The remaining $2.7 million was recognized as an income tax benefit in the fourth quarter of 2003. Based on discussions with our tax advisors, we believe that our position is appropriate under current tax laws and we intend to defend the position taken in our amended income tax returns. In the third quarter of 2003, in accordance with Financial Accounting Standard No. 5, the Company accrued interest expense of $1.3 million to recognize a contingent liability meeting the criteria for accrual for interest expense on the disputed refunds. The Company accrued an additional $0.1 million in interest expense
in the fourth quarter of 2003.   The Company anticipates that interest
expense related to this liability will be approximately $0.4 million annually until the issue is resolved. At this time, we cannot assure you that we will prevail in our defense of our position taken in the amended income tax returns. If we are not successful, we may be required to repay the amounts received for refunds plus accrued interest. We believe this matter may take up to two years to resolve.

    Under the terms of MRTC's Operating Agreement, at any time on or after January 16, 2006, certain members may require MRTC to purchase all of their member units at an amount equal to the fair market value of the units. We may be required to fund this obligation of our parent company.

    Based on our business plan, we currently project that cash and cash equivalents on hand, available borrowings under our credit facilities and our cash flow from operations will be adequate to meet our foreseeable operational liquidity needs, including funding our negative working capital position, for the next 12 months. However, our actual cash needs may differ from our estimates, and those differences could be material. Our future capital requirements will depend on many factors, including, among others:

    * the extent to which we consummate any significant additional acquisitions;

    * our success in maintaining a net positive cash flow in our edge-out operations;

    * the demand for our services in our existing markets;

    * our ability to acquire, maintain, develop, upgrade and integrate the necessary operating support systems and other back office systems; and

    * regulatory, technological and competitive developments.

    We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends or making intercompany loans and investments, and those subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements that our subsidiaries may enter into governing the terms of indebtedness may restrict our subsidiaries' ability to pay dividends or advance cash in any other manner to us.

    To the extent that our business plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, other strategic debt financing, sales of non-strategic assets, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to provide adequate working capital, service our indebtedness or make anticipated capital expenditures. Failure to obtain adequate financing, if necessary, could require us to significantly reduce our operations or level of capital expenditures which could have a material adverse effect on our projected financial condition and results of operations.

Recent Accounting Pronouncements

    In April 2002, the FASB issued Statement of Financial Accounting Standards 145, Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement 4. Extraordinary treatment will be required for certain extinguishments as provided in APB 30. SFAS 145 also amends Statement 13 to require certain modifications to capital leases be treated as a sale-leaseback and modified the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS 145 is effective for all fiscal years beginning after May 15, 2002 and was adopted by us on January 1, 2003. The adoption of SFAS 145 did not have a material impact on our results of operations, financial position or cash flows.

    In July 2002, the FASB issued Statement of Financial Accounting Standards 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146, which nullified EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity
 (including Certain Costs Incurred in a Restructuring)", requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Our adoption of SFAS 146, effective January 1, 2003, did not have a material impact on our results of operations, financial position or cash flows.

    In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). The interpretation requires recognition of liabilities at their fair value for newly issued guarantees and certain other disclosures. We adopted FIN 45 in 2003 and it did not have a material impact on our results of operations, financial position or cash flows.

    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights, defined as variable interest entities, or VIEs, and to determine when and which business enterprise should consolidate the VIE as the "primary beneficiary". This new consolidation model applies when either (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, FIN 46 requires additional disclosures. This interpretation applies immediately to VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. We have not obtained an interest in any VIE's since January 31, 2003. We have determined that an unconsolidated company in which we hold an investment that is accounted for under the equity method is a VIE under FIN 46 but we are not the primary beneficiary of the VIE. We provide services to the VIE for which we have recorded revenues of $0.4 million and we have recognized expenses of $0.2 million for services provided by the VIE to us in the year ended December 31, 2003. Our maximum exposure to loss as a result of our involvement with the VIE is the $0.3 million carrying value of our investment at December 31, 2003. According to FASB Interpretation No. 46 (revised December 2003), entities shall apply the Interpretation only to special-purpose entities subject to the Interpretation no later than December 31, 2003 and all other entities no later than March 31, 2004. Special-purpose entities are defined as any entity whose activities are primarily related to securitizations or other forms of asset-backed financings or single-lessee leasing arrangements. Given that we have no significant variable interests in special-purpose entities, the Interpretation is effective March 31, 2004.

    In May 2003, the FASB issued Statement of Financial Accounting Standards 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity ("SFAS 150"). SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments previously were classified as equity or temporary equity and as such, SFAS 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments. SFAS 150 was effective for public companies for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. We adopted SFAS 150 during the third quarter of 2003. Upon adoption, we reclassified the redeemable minority interest on our balance sheet from its mezzanine level presentation between liabilities and equity to current and long-term liabilities. Beyond the reclassification of redeemable minority interest, the adoption of SFAS 150 did not have a material impact on our results of operations, financial position or cash flows.


Quantitative and Qualitative Disclosures About Market Risk

    Although we invest our short-term excess cash balances, the nature and quality of these investments are restricted under our internal investment policies. These investments are limited primarily to U.S. Treasury agreement and agency securities, certain time deposits and high quality repurchase agreements and commercial paper. We do not invest in any derivative or commodity type instruments. Accordingly, we are subject to minimal market risk on our investments.

    Our long term secured debt facilities with the RTFC mature in 2016. As of December 31, 2003, we had fixed rate secured debt with the RTFC of $414.9 million at a blended rate of 7.77%. The fixed rates on the term loans expire beginning October 2004 through August 2006. Upon the expiration of the fixed interest rates, the term loans will convert to the RTFC's prevailing base variable interest rate plus a 1.0% interest rate adder. We have the ability to allow the interest rate on a term loan to remain variable or to choose a fixed rate as is then available and in effect for similar loans for any portion or all of the principal amount then outstanding on the term loan, provided the RTFC offers a fixed rate. In addition, we have two miscellaneous notes that total $2.7 million at December 31, 2003 with each bearing fixed rate interest at 8.0%. One of these two miscellaneous notes, totaling $2.3 million at December 31, 2003, was repaid in January 2004. Our senior notes have a stated fixed rate of 13.25%. In addition to our fixed rate facilities, we have $11.7 million in term loans and $10.0 million under a secured line of credit with the RTFC that bear variable interest rates approximating a blended average rate of 5.2%. A one percent change in the underlying interest rates for the variable rate debt would have an immaterial impact of less than $225,000 per year on interest expense. Accordingly, we are subject to only minimal interest rate risk on our long-term debt while our fixed rates are in place.

                                   BUSINESS

Our Business

Overview

    We are an established rural local telephone company, or RLEC, that serves business and residential customers in the Southeast and Midwest regions of the United States. We offer a variety of telecommunications services, including local and long distance voice, high-speed data and Internet access.

    Since 1998, we have acquired four RLECs, each of which has been serving its community for over 50 years. With these acquisitions, we purchased established businesses with stable cash flows, governmental authorizations and certifications in place, operational support systems, experienced management and key personnel and technologically advanced facilities. We believe our disciplined approach to operations has allowed us to improve the operations at each of our acquired RLECs. Our four RLECs, their location, date acquired and total number of voice access and high-speed digital subscriber line, or DSL, connections in service at December 31, 2003 are:

                                                                           Date           Connections at
                  Company                         Location               Acquired        December 31, 2003
    ----------------------------------     ----------------------     --------------     -----------------
     Mebtel, Inc.                          Mebane, North Carolina     January 1998            14,106
     Gallatin River Communications, LLC    Galesburg, Illinois        November 1998           83,243
     Gulf Telephone Company                Foley, Alabama             September 1999          65,874
     Coastal Utilities, Inc.               Hinesville, Georgia        March 2000              46,861

    Our RLECs serve primarily three types of customers:

     1. Residential and business customers located in our local service areas that buy local and long distance voice, high speed data and Internet access services;
     2. Interexchange carriers, wireless and other carriers that pay for access to long distance customers located within the respective RLEC's local service areas; and
     3. Customers that purchase miscellaneous services such as directory advertising or customer premise equipment.

    As of December 31, 2003, our RLECs had 210,084 connections consisting of 185,903 voice access and 24,181 DSL connections in service. Our RLEC's voice access connections were comprised of 126,415 residential access lines and 59,488 business access lines. We also had 96,586 long distance accounts and 23,773 dial-up Internet access subscribers. In addition, our RLECs provided custom calling features to customers that include voicemail, caller identification, call waiting and call forwarding.

    We were founded with the goal of acquiring, integrating and operating RLECs. We believe that RLECs are generally stable operating companies with strong cash flow margins that benefit from a favorable regulatory environment and limited competition. We believe that we can add value to our business by acquiring rural telecommunication assets and improving their cost structure and productivity. In evaluating acquisition opportunities, we apply rigorous selection criteria which include, among other things, opportunity to improve cost structure, margins and operations, current and historical operating performance, geographic location of network and proximity to our markets, market demographic profile, quality of infrastructure and facilities, regulatory environment and outlook, integration and management. With our four RLEC acquisitions, our management team has developed expertise in acquiring and integrating strategic RLEC assets into our existing operations. We believe that these skills provide us with the leverage to grow our business with further RLEC acquisitions. Although we cannot be certain, we anticipate that there will be opportunities in the future to evaluate attractive RLEC acquisition targets against our investment criteria.

    An important part of our operating strategy for acquisitions is to maintain, to the extent possible, the local identity, customer service and management presence of the acquired company. With the exception of Gallatin River, our RLECs continue to operate with the same corporate identity by which they were recognized before the acquisition. The exchanges and assets that comprise Gallatin River were acquired from Sprint and, therefore, were renamed. The responsibility for the operations of each RLEC is directed by an experienced, local management team. Our central management company, Madison River Management, LLC, or MRM, provides certain administrative, financial and technical support services to each RLEC in accordance with the terms of management services agreements. We have consolidated certain functions, including the purchase of certain products and services for the benefit of all of our RLECs at MRM in an effort to provide efficiencies and cost savings that could not be gained by each RLEC acting individually. In addition, our RLECs share information between respective management teams regarding process improvements that have been implemented and best practices that are employed to leverage the knowledge developed by each RLEC and further the overall improvement in operations.

    We also operate as a competitive local exchange carrier, or CLEC, which we refer to as our edge-out services, or EOS, providing local and long distance voice services, high-speed data and Internet access services in edge-out markets established in territories that were in close proximity to our RLECs. By developing markets in close proximity to our RLEC operations, or "edging out" from those operations, we were able to leverage off of the resources that our RLECs could provide. Beginning in 2002, the responsibility for managing and operating our edge-out services was transitioned to the managers of our respective RLECs. Currently, our three edge-out markets are: (i) the Triangle (Raleigh, Durham and Chapel Hill) and Triad (Greensboro and Winston-Salem) regions of North Carolina; (ii) Peoria and Bloomington, Illinois; and (iii) New Orleans, Louisiana and nearby cities. Customers of our edge-out services are generally medium and large businesses that utilize eight voice lines or more and high speed data services. Our edge-out services provide integrated communications services built on high speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as asynchronous transfer mode, or ATM, high speed data and fiber optic networks.

    As part of our edge-out services, we maintain approximately 2,300 route miles of fiber optic network, the majority of which comprises a long-haul network in the southeast United States that connects Atlanta, Georgia and Dallas, Texas, two of the five Tier I Network Access Points. Further, the route connects other metropolitan areas such as Mobile and Montgomery, Alabama; Biloxi, Mississippi; New Orleans, Louisiana; and Houston, Texas. We have designated Atlanta and Dallas as our Internet egress points. Our fiber optic network supports our dial-up, DSL and high speed Internet services provided in our RLEC operations and edge-out services which use our network to connect to the Internet. Because we have found the fiber transport business to be extremely competitive and price driven, we are not actively expanding this line of business at this time.

    For the year ended December 31, 2003, we had revenue, operating income and EBITDA of $186.4 million, $42.5 million and $98.2 million, respectively. For the years ended December 31, 2002 and 2001, we had revenue of $184.2 million and $184.3 million, respectively, operating income of $28.9 million and $13,000, respectively, and EBITDA of $77.1 million and $43.7 million, respectively. At December 31, 2003, we had 225,228 connections and at December 31, 2002 and 2001, we had 223,725 and 223,371 connections, respectively. See footnote (d) under "Selected Financial and Operating Data" for a definition of EBITDA and reconciliation of EBITDA to net loss.

    In fiscal year 2003, revenues generated by our RLECs were approximately $172.5 million, or 92.5% of our total operating revenues, while revenues from our edge-out services were approximately $13.9 million, or 7.5%, of our total operating revenues. As of December 31, 2003, our RLECs served 185,903 voice access and 24,181 DSL connections. In our edge-out markets, we served 14,462 voice access and 682 high-speed data connections.

Corporate Organization and Ownership
------------------------------------
    Madison River is a limited liability company that was organized in 1999 under the provisions of the Delaware Limited Liability Company Act. We are a wholly-owned subsidiary of our parent company, Madison River Telephone Company, LLC ("MRTC"). MRTC was founded in April 1996 by a management team led by J. Stephen Vanderwoude, former President and Chief Operating Officer of Centel Corporation. Equity investors in MRTC include affiliates of Madison Dearborn Partners, Goldman Sachs & Co., Providence Equity Partners, the former owners of Coastal Utilities, Inc. and certain members of our management team.


Our Markets

    Our RLEC markets are predominantly in rural areas and small towns and cities. We are the incumbent provider of basic telephone services in these markets. At December 31, 2003, our RLECs had 185,903 voice access lines in service, of which approximately 68% were residential and 32% were business. We believe our RLEC markets have demonstrated the need and potential for a provider of a full range of communications solutions. We strive to be the service provider of choice for our customers in our RLEC markets by providing a full suite of integrated communications services in local and long distance voice, high speed data, Internet access and custom calling features.

    We have dedicated and experienced senior managers and customer service representatives located in each region in which we operate with an extensive knowledge of the dynamics of their specific markets and the needs of our customers. In each of our markets, we maintain business offices that provide our customers the opportunity to meet personally with our local management, customer service and sales representatives and pay their bills directly.

    In recent months, we have seen declines in the number of voice access lines we serve in our established markets due to a number of factors. At December 31, 2003, our RLECs served 185,903 voice access lines, which is a decrease of 4,350 voice access lines from 190,253 voice access lines in service at December 31, 2002. Approximately 53.9% of the decrease during 2003 is attributed to the removal of 2,344 second lines. We believe the decrease in second lines is the result of our increasing number of DSL connections being place in service as our customers are dropping their second lines when they take our DSL service.

    Another factor for the decrease in voice access lines is attributed to our Illinois operations, Gallatin River. When excluding the impact of second lines that were removed, Gallatin River had a decrease of 2,496 primary voice access lines. This accounts for our entire decrease in primary voice access lines as each of our other RLECs had increases in the number of primary voice access lines served during 2003. A persistent weakness in the local economies that Gallatin River serves, which are predominantly industrial and agricultural in nature, has led to some loss in the business base and higher unemployment. We are uncertain at this time regarding the trend for connections in this market in the near future.

    We have seen strong demand for our DSL service offerings in our RLEC markets. At December 31, 2003, we served 24,181 DSL connections which is an increase of 7,758 connections, or 47%, from 16,423 connections in service at December 31, 2002. The increase in DSL connections was spread across each of our RLECs. Our penetration rate of DSL connections to voice access lines is approximately 13% at December 31, 2003. We expect to experience strong growth in the number of DSL connections we serve in each market as we introduce new bundled product offerings.

    In March 2004, military officials at Fort Stewart in Hinesville, Georgia, announced that the 3rd Infantry Division stationed there has received orders to prepare for a full deployment by February 2005. Our RLEC, Coastal Utilities, Inc. serves the Hinesville area including the military base. We are currently gathering information regarding this deployment and plan to assess the impact on our operations and cash flows.


Our Strategy

     Our objective is to maintain and grow cash flows and to be a leading provider of telephone services in our target markets in the Southeast and Midwest. The key elements of our strategy include:

    * Continue to improve operating efficiencies. We have centralized many of our business and back office functions, including network management, network operations, information technology, procurement, regulatory, finance, accounting, legal and human resources, resulting in a more efficient utilization of resources. By providing these centrally managed resources to our operating companies, we allow our local management and customer service functions to focus on their business locally and better serve our customers in a cost-effective manner. We intend to continue to identify and develop more cost efficient methods of managing our business processes, including sharing and implementing best practices across our operations, to provide a higher level of service to our operating companies and our customers.

    * Disciplined approach to capital expenditures. We purchased established telephone companies with operational support systems and technologically advanced network facilities. Furthermore, we invested significant amounts during 2000 and 2001 to build-out and enhance our telephone plant and network facilities in our markets. Absent major changes in technology, we believe that our network facilities are capable of providing a high quality, full suite of telecommunications services to our customers without significant alterations or enhancements. As a result, we currently estimate our capital expenditures in the next two years will be approximately $13.0 million per year. We will continue to maintain a disciplined approach to making capital expenditures. We review each element of our business to determine possible capital expenditure programs and then prioritize them based on a return on investment model.

    * Build competitive position through superior service offerings. We focus on delivering superior, high quality communications services to our customers. We regularly introduce new services to our customers. We were the first company in our markets to offer high speed Internet access. We also were the first company to offer a bundle in our markets which offers, for a single price, unlimited use of local telephone service, long distance service, high-speed DSL service for Internet access as well as custom calling features, including caller identification and voicemail. We intend to continue to add new services and provide bundle offerings which we believe will allow us to continue to build upon our strong competitive position.

    * Expand market position through knowledge of local markets. We have dedicated and experienced senior managers and customer service representatives located in each region in which we operate with an extensive knowledge of the dynamics of their specific markets and the needs of our customers. In each of our markets, we maintain business offices that provide our customers the opportunity to meet personally with our local management, customer service and sales representatives and pay their bills directly. We intend to build upon our local presence to continue to produce better than average growth in customer connections and strong customer retention.

    * Selectively grow through disciplined acquisitions. We believe that we can continue to add value to our business by acquiring rural telecommunication assets and improving their cost structure and productivity. In evaluating acquisition opportunities, we apply rigorous selection criteria which include, among other things, opportunity to improve cost structure, margins and operations, current and historical operating performance, geographic location of network and proximity to our markets, market demographic profile, quality of infrastructure and facilities, regulatory environment and outlook, integration and management.

Organization


                                         ---------------------------
                                         |      Madison River      |
                                         |  Telephone Company, LLC |
                                         ---------------------------
                                                     |
                                                     |
                                                     |
                                         ----------------------------
                                         |Madison River Capital, LLC|
                                         |         (co-issuer)      |
                                         ----------------------------
                                             |     |     |     |         -----------------------------
                                             |     |     |     |         |Madison River Finance Corp.|
                                             |     |     |     |---------|        (co-issuer)        |
                                             |     |     |               -----------------------------
       ---------------------------------------     |     ------------------------------------------------
       |                                           |                                                    |
       |                                           |                                                    |
       |                                           |                                                    |
       |                                           |                                                    |
 ---------------------                     ------------------------------                               |
 |   Madison River   |                     |Madison River Holdings Corp.|                               |
 |Communications, LLC|                     |                            |                               |
 ---------------------                     ------------------------------                               |
       |                                     |             |                                            |
       |                                     |             |                                            |
       |           ---------------------------             ------------                                 |
       |           |                 |                                |                                 |
       |           |                 |                                |                                 |
       |   ----------------   ----------------               -------------------                        |
       |   | Madison River|   |    Mebtel    |               |  Madison River  |                        |
       |   |Long Distance |   |Long Distance.|               |LTD Funding Corp.|                        |
       |   |Solutions,Inc.|   |Solutions,Inc.|               -------------------                        |
       |   ----------------   ----------------                        |                                 |
       |              |                                               |                                 |
       |              |                 --------------------------------------------                    |
       |              |                 |                   |            |         |                    |
       |              |                 |                   |            |         |                    |
       |    ----------------   -------------------  -----------------    |   --------------   ------------------
       |    | Madison River|   |  Gulf Coast     |  |    Coastal    |    |   |Mebtel, Inc.|   |Gallatin River  |
       |    |Long Distance.|   |Services, Inc.(1)|  |Communications,|    |   |            |   |Holdings, LLC(2)|
       |    |Solutions,Inc.|   -------------------  |Inc. (3)       |    |   --------------   ------------------
       |    ----------------                        -----------------    |
       |                                                    |            -------------
       |                                                    |                        |
       |                                                    |                        |
       |                                                    |                        |
 ---------------------                             --------------------       -----------------
 |       Gulf        |                             |Coastal Utilities,|       | Madison River |
 |Communications, LLC|                             |      Inc.(4)     |       |  Management   |
 |       (5)         |                             |                  |       |    Company    |
 ---------------------                             --------------------       -----------------

(1) Gulf Long Distance, Inc. and Gulf Telephone Company are wholly-owned subsidiaries of Gulf Coast Services, Inc.
(2) The membership interests of Gallatin River Holdings, L.L.C. are owned as follows: (i) Class A Units are owned 60.5% by Madison River LTD
      Funding Corp. and 39.5% by Madison River Management Company and (ii)
      Class B Units are owned 100% by Madison River Capital, LLC who is also the managing member. Gallatin River Communications L.L.C. is a wholly-owned subsidiary of Gallatin River Holdings, L.L.C.
(3)   Madison River LTD Funding Corp. owns 100% of the voting stock of
      Coastal Communications, Inc. Affiliated parties own the remaining interests of Coastal Communications, Inc.
(4)   Coastal Long Distance Services, Inc. is a wholly-owned subsidiary of
      Coastal Utilities, Inc.
(5)   The membership units of Gulf Communications, LLC are owned as follows:
      (i) Class A Preferred Member Interests are owned 100% by Gulf
      Telephone Company, and (ii) Class B Common Member Interests are owned
      99% by Madison River Communications, LLC and 1% by Gulf Telephone
      Company.  Madison River Communications, LLC is the managing member.

Products and services

    We seek to capitalize on our local presence and network infrastructure by offering a full suite of integrated communications services in voice, high-speed data, fiber transport, Internet access and long distance services, as well as value-added features such as call waiting, caller identification, voicemail and conference bridge services, all on one bill. Set forth below are brief descriptions of the communications services we provide to our customers in our markets:

    Local services

    We provide basic local telephone service to residential and business customers in our franchised territories. Except for customers of Gallatin River, our customers are charged a flat monthly fee for the use of this service. Our Gallatin River customers pay a flat fee plus local usage pursuant to a local measured service, or LMS, type tariff. We also offer our customers a variety of custom calling features, such as voicemail, caller identification, call waiting and call forwarding. These custom calling features are bundled into packages with other services and sold at a discount as well as being offered separately. We charge a flat monthly fee for these custom calling features that will vary depending on the bundled offering and types of services selected.

    Also included in our local service revenues are network access revenues. Network access revenues are earned for the origination and termination of long distance calls, and usually involve more than one carrier providing long distance service to the customer. Long distance calls are generally billed to the customer originating the call. Therefore, a mechanism is required to compensate each carrier involved in providing services related to the long distance calls such as the origination and termination of the long distance call. This mechanism is referred to as a network access charge and revenues from these charges are derived from charges to the end user of the service as well as billings to interexchange carriers for the use of our facilities to access our customers. In addition, contributions received from our participation in universal service funding support mechanisms are included as part of network access revenues. Universal service funding mechanisms provide support for the capital invested in communications infrastructure to promote universal telecommunications services at affordable rates for rural customers. For the year ended December 31, 2003, local service revenues represented 68.1% of our total revenue.

    Long distance services

    We provide long distance services under our own brand names in each of our franchised territories. Long distance revenues are earned as our long distance customers make calls. The charges are based on the length of the calls and the rate charged per minute unless offered under one of our bundled packages at a fixed price. In addition, some customers pay a fixed minimum monthly charge for our long distance service independent of the actual calls made. We bundle our long distance service with other custom calling features to offer an attractively priced option to our customers. For the year ended December 31, 2003, long distance service revenues represented 8.4% of our total revenue.

    Internet and enhanced data services

    We provide high-speed DSL services and dial-up Internet services in our franchised territories. Our DSL service provides high-speed access to the Internet at upload and download speeds up to 3.0 megabytes per second. Our DSL services are purchased by both residential and business customers for a monthly fee. Currently, we are capable of providing DSL service to approximately 90% of our customers. Our dial-up Internet service provides customers, primarily residential customers, a connection for unlimited access to the Internet over their existing phone lines for a flat monthly fee. Customers using our Internet access services have the ability to establish an email account and to send and receive email. We offer our customers these services as part of discounted packages that include other services and features. For the year ended December 31, 2003, internet and enhanced data service revenues represented 8.7% of our total revenue.

    Edge-out services

    In markets near our franchised territories, we provide local, long distance and high speed data services primarily to medium and large businesses. In addition, as part of our edge-out services, we maintain and market a fiber transport and Internet egress business to customers primarily in the Southeast region of the United States. In our edge-out markets, we provided basic local exchange services to 14,462 voice access lines and 682 high-speed data connections as of December 31, 2003. Approximately 67% of our edge-out customers take our data product. In addition, we provide data and Internet related services to our customers primarily using ATM switches distributed strategically throughout our network, enabling customers to use a single network connection to communicate with multiple sites throughout our fiber optic network and egress to the Internet. Our transport business customers are other interexchange carriers and major accounts and we provide services such as intercity transport, including both high capacity and optical wavelength transport, metro access services and Internet egress services at a DS-3 level and above. For the year ended December 31, 2003, edge-out service revenues represented 7.5% of our total revenue.

    Telephone directory and other miscellaneous revenues

    Our telephone directory and other miscellaneous revenues consist primarily of revenues from advertising sold in our telephone directories, revenues earned from sales of telephone equipment to business customers and revenues earned from other carriers for billing their long-distance customers for long-distance calls and collecting the amounts due.

    Our directory service provides telephone directories in our RLEC markets that consist of residential and business white and yellow page listings and advertisements. We currently produce nine different directories in our service areas. We provide this service through third-party contractors who pay us a percentage of revenues realized from the sale of advertising placed in these directories.

    We are a reseller of telephone equipment, such as telephone systems and handsets, primarily to business customers. As part of this service, we provide installation and support to our customers including maintenance under contract agreements for fees based on the level of services provided. For the year ended December 31, 2003, telephone directory and other miscellaneous revenues represented 7.3% of our total revenue.

    We are currently in the preliminary stages of assessing the potential benefits of adding video services to the suite of products we offer to our customers. Since we are early in the planning process for this product offering, at this time we are not certain what types of video services we may offer, if any, or what types of technology we may use to deliver these services to our customers.


Sales and marketing

    Our marketing approach emphasizes customer oriented sales, marketing and service with a local presence. For our RLECs, we market our products primarily through our customer service and sales representatives supported by direct mail, bill inserts, newspaper advertising, website promotions, public relations activities and sponsorship of community events. Best sales practices are shared amongst our RLECs. In each of our RLEC markets, we maintain business offices that allow our customers the opportunity to pay their bills directly or meet personally with our customer service and sales representatives. Our customer service and sales representatives are well trained and earn incentive compensation to promote sales of services to customers that meet their unique needs. In each RLEC, we also have quota-carrying outside sales representatives that market to businesses by offering focused, customized proposals.

    The services we provide can be purchased separately but more often are included in a package with selected other service offerings, often referred to as bundling, and sold at a discount. Our sales and marketing strategy for our RLECs focuses on the bundling of services and the benefits it provides to our customers. We believe that a fully-integrated bundle of services maximizes our opportunity to increase penetration of new and existing services and reduces our risks of losing customers to increasingly aggressive competitors. We feel that the convenience and simplicity of a single provider and a single bill, in addition to the cost savings, is highly valued by our customers. Because of the convenience a bundle offers, we believe customers are more satisfied and less likely to select other vendors as their telecommunications provider.

    We have recently introduced a residential bundled offering called our "No Limits" package. After a successful introduction in our North Carolina market in July, a similar bundling option is now offered in each of our RLEC markets. Our results show that the No Limits package has been successful in increasing penetration rates. Many of our customers selecting the No Limits package are new DSL customers and long distance customers.

    The No Limits bundle is marketed to our residential customers at approximately $85 per month, with the price varying slightly by location. We believe our pricing points for the No Limits package is at a level equal or better than packages offered by cable, wireless, and IXC competitors in our markets. Customers sign a one-year service agreement with this bundled package. The No Limits package offers:

  * unlimited local telephone service;

  * unlimited nationwide long distance;

  * unlimited use of our most popular custom calling features including caller identification and voicemail; and

  * unlimited use of our high-speed DSL service for Internet access.

    We also employ marketing campaigns to systematically move customers from our dial-up Internet service to DSL and from purchasing single services to purchasing bundled options like the No Limits package. Because of the convenience a bundle offers, we believe customers are more satisfied and less likely to seek other vendors for their voice and data services.

    In our edge-out services, our sales and marketing group consists of an agent liaison manager for each of our three edge-out operating regions that work with 22 companies authorized as agents to market our services. In addition, two quota-carrying outside sales representatives for Gallatin River in Illinois also market edge-out services. Our agents and our direct sales force market our services to medium and large businesses. These sales forces make direct calls to prospective and existing business customers, conduct analyses of business customers' usage histories and service needs, and demonstrate how our service package will improve a customer's communications capabilities and costs. Our network engineers work closely with our sales representatives to design service products and applications, such as high speed data and wholesale transport services, for our customers. For our existing customer base, our Client Based Marketing group handles contract renewals and upgrades. We divide our account types between General Business and Major Accounts. General Business customers generally have under 100 access lines. Major Account business customers generally have more than 100 access lines and/or requirements for high capacity data transport and access.

    We serve our edge-out markets predominantly from our established operations in Mebane, North Carolina and Pekin, Illinois. We also have sales and operations facilities in New Orleans, Louisiana that are managed by our RLEC in Foley, Alabama. Our local offices are primarily responsible for coordinating service and customer premise equipment installation activities. Our technicians survey customer premises to assess building entry, power and space requirements and coordinate delivery, installation and testing of equipment.

    We believe that our customers value our "single point of contact" for meeting their telecommunications needs as well as our ability to provide a fully integrated portfolio of services. Our ATM-based services are fully monitored for service performance by systems in our network operations center, enabling us to provide preventative as well as corrective maintenance 24 hours a day, 365 days a year.

    We seek to maintain and enhance the strong brand identity and reputation that each of our RLECs enjoys in its communities. We believe this provides us with a competitive advantage. For example, in each of our major areas of operation, we market our products and presence through our local brand names, Mebtel Communications, Gallatin River Communications, Gulf Telephone Company and Coastal Utilities. As we market new services, or reach out from our established markets, we will seek to use our brand identities to attain increased recognition with potential customers. In our edge-out markets, we are building and enhancing our brand identity as Madison River Communications.


Network

    We offer facilities-based services in each of our markets. Our fully integrated telecommunications network is comprised primarily of ATM core switches, capable of handling both voice and data, and time division modulation, or TDM, digital central office switches and our packet network used for DSL services that reach approximately 90% of our RLEC customers. Our network also includes approximately 3,600 route miles of local and long-haul fiber optic network predominately based in the southeastern United States. We currently own predominantly all of our network facilities in our RLEC operations. In our edge-out services, we own most of our network facilities, including substantially all of our long-haul fiber network, but do lease certain facilities and elements to allow us to serve our customers. We have not booked any revenues from swaps of indefeasible rights to use, or IRUs.

    We have a full suite of proven operational support systems, or OSSs, and customer care/billing systems that we believe allow us to meet or exceed our customers' expectations. Our OSSs include automated provisioning and service activation systems, mechanized line record and trouble reporting systems, inter-company provisioning and trading partner electronic data exchange systems. We employ an Internet service provider provisioning system and helpdesk database software to assist new data customers and to communicate with them when necessary. We currently bill our edge-out and Gulf Telephone Company customers using our Unix-based Single View billing system and Coastal Utilities customers with an AS400 based billing system from Comsoft. We outsource our billing for Mebtel and Gallatin River to a third party vendor. We believe our OSSs are scalable to accommodate reasonable growth and expansion we may experience.

    Our network operations center located in Mebane, North Carolina monitors all of our networks, transport and ATM elements, digital switching systems and ISP infrastructure devices twenty-four hours a day, 365 days a year.

    The majority of our fiber optic network comprises a long-haul network in the southeast United States that connects Atlanta, Georgia and Dallas, Texas, two of the five United States Tier I Network Access Points. Further, the route connects other metropolitan areas such as Mobile and Montgomery, Alabama; Biloxi, Mississippi; New Orleans, Louisiana; and Houston, Texas. We have designated Atlanta and Dallas as our Internet egress points.

    In connection with our offering of local exchange services in our edge-out markets, we have entered into interconnection agreements to resell the incumbent carrier's local exchange services and interconnect our network with the incumbent carrier's network for the purpose of immediately gaining access to the unbundled network elements necessary to provide local exchange services and high speed data service. The interconnection agreements contain provisions that grant us the right to obtain the benefit of any arrangements entered into during the term of the interconnection agreements between the incumbent carriers and any other carrier that materially differs from the rates, terms or conditions of our interconnection agreements. Under the interconnection agreements, we may resell one or more unbundled network elements of the incumbent carriers at agreed upon prices. As will be discussed further in the Regulatory Section, the status of our interconnection agreements with the incumbent carriers is at risk due to a ruling by the United States Court of Appeals for the District of Columbia Circuit, or DC Circuit, to vacate and remand portions of the Federal Communication Commission's Triennial Review Order. As a result of this ruling, we are uncertain whether the interconnection agreements we have with other incumbent local exchange carriers, or ILECs, will remain in effect or will be subject to significant modifications.


Management

    Our management team has extensive experience, averaging more than 30 years, in telecommunications, network engineering and operations, customer care, sales and marketing, project development, regulatory management and finance. J. Stephen Vanderwoude, our Chairman and Chief Executive Officer, has an extensive background in the telecommunications industry, including serving as President and Chief Operating Officer and a director of Centel Corporation and President and Chief Operating Officer of the Local Telecommunications division of Sprint Corporation. Many of the other members of the management team have extensive telecommunications industry experience, including positions at Sprint Corporation, Centel Corporation and Citizens Communications.

    We have entered into employment, confidentiality and noncompetition agreements with our key executive members of management. The agreements are subject to termination by either party (with or without cause) at any time subject to applicable notice provisions. Additionally, the agreements prohibit the executives from competing with us for a maximum period of up to 15 months, following termination for cause or voluntary termination of employment. We have not entered into employment agreements with any other key executives.

    We believe our management team has been successful in acquiring and successfully integrating strategic assets into our existing operations. Further, we believe the skill and experience of our management team will continue to provide significant benefits to us as we continue to enhance and expand our service offerings and grow our business.


Employees

    As of December 31, 2003, our work force consisted of 643 full time employees. Approximately 138 of our employees at Gallatin River are subject to collective bargaining agreements with the International Brotherhood of Electrical Workers ("IBEW") and with the Communications Workers of America
 ("CWA"). Our labor agreement with the CWA, covering employees of Gallatin River in Galesburg, Illinois, was renegotiated during 2002 for a three-year period that ends in April 2005. Our labor agreements with the IBEW, covering employees of Gallatin River in Dixon and Pekin, Illinois, were also renegotiated during 2002. The collective bargaining agreement for the employees in Dixon was extended to November 2005 and the collective bargaining agreement for employees in Pekin was extended to September 2005. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. We also believe that our relations with our employees are good.


Industry overview and competition

    Over the past several years, the telecommunications industry has undergone significant structural change. Many of the largest service providers have achieved growth through acquisitions and mergers while an increasing number of competitive providers have restructured or entered bankruptcy to obtain protection from their creditors. Recently, capital in the form of public financing or public equity was generally not as available to new entrants and competitive providers as compared to the levels available in previous years. Capital constraints have caused a number of competitive providers to change their business plans. Consolidation of competitive providers has resulted in part due to these capital constraints. Despite these changes, the demand for all types of telecommunications services have not diminished, particularly high speed data services.

    The passage of the Telecommunications Act of 1996, or the Telecom Act, which amended the Communications Act of 1934, as amended, or the Communications Act, substantially changed the regulatory structure applicable to the telecommunications industry, with a stated goal of stimulating competition for virtually all telecommunications services, including local telephone service, long distance service and enhanced services. Companies are increasingly bundling these services and providing one-stop shopping for end-user customers. There has also been an increase in competition from incumbent local exchange companies edging out of the territories where they are the incumbent carriers, wireless providers and other intermodal competitors, including cable operators.

    We operate in the rural telephone industry. Our industry is comprised of hundreds of carriers ranging in size from 3.2 million access lines to family-owned local exchange carriers with less than 5,000 access lines. The RLEC sector has several attributes which distinguish it from urban oriented telephone companies. These include limited competition due to the high cost of building competitive networks in rural areas, a favorable regulatory environment which limits the requirement to resell elements of our networks to competing carriers and a universal service fund which compensates RLECs to the extent they have to offset the higher costs of operating in rural areas.

    Rural telephone companies owned by families or small groups of individuals face technical, administrative and regulatory complexities of the local telephone business which challenge the capabilities of local management. We believe that the owners of many of these small companies will consider selling their businesses. In addition, several larger, urban oriented, telephone companies have sold, or are considering selling, a portion of their rural telephone exchanges in order to focus on major metropolitan operations that generate the majority of their revenues. As a result, we believe that there will be further acquisition opportunities for rural telephone operations.

    Since the passage of the Communications Act, federal and state regulations promoting the widespread availability of telephone service have allowed rural and small urban telephone companies to maintain advanced technology while keeping prices affordable for customers. This policy commitment was reaffirmed and expanded by the universal service provisions of the Telecom Act. In light of the high cost per access line of installing lines and switches and providing telephone service in sparsely populated areas, a system of cost recovery mechanisms has been established to, among other things, keep customer telephone charges at a reasonable level and yet allow owners of such telephone companies to earn a fair return on their investment. These cost recovery mechanisms, which are less available to larger telephone companies, have resulted in robust telecommunications networks in many rural and small urban areas, and such capabilities may deter entry by potential competitors in these small markets. Currently, Gallatin River and Gulf Telephone Company are our only RLECs with facilities-based competition.

    In markets where we have implemented our edge-out strategy, we are subject to competition from the incumbent local exchange companies and other CLEC competitors, including cable television operators, other incumbent local exchange companies operating outside their traditional service areas, long distance carriers and wireless carriers. The ongoing consolidation and constraints on capital in the telecommunications industry could change the nature of our competitive environment.


Properties

    We own and lease offices and space in a number of locations within our regions of operation, primarily for our corporate and administrative offices, central office switches and business offices, network operations centers, customer service centers, sales offices and network equipment installations. Our corporate headquarters and our accounting center are located in approximately 24,100 square feet of leased space in two separate buildings in Mebane, North Carolina. The lease for the corporate headquarters, including our renewal options, will expire in approximately 15 years. The leases for the accounting center, including our renewal options, will expire at various times in six to eight years.

    Our RLECs own predominantly all of the properties used for their central office switches, business offices, regional headquarters and warehouse space in their operating regions. The poles, lines, wires, cable, conduits and related equipment owned by the RLECs are located primarily on properties that we do not own, but are available for the RLECs' use pursuant to consents of various governmental bodies or subject to leases, permits, easements or other agreements with the owners. Our RLECs own approximately 1,300 route miles of fiber in its operating regions.

    In our edge-out markets, we lease properties primarily for sales and administrative offices, collocations, ATM switches and data transmission equipment. We also lease local loop lines that connect its customers to its network as well as leasing space for central offices for our RLECs for collocating transmission equipment. In our edge-out markets we closed certain sales and administrative offices and we are currently evaluating our options related to disposal or sublease of these spaces. We have leases on office space in Peoria, Illinois and Atlanta, Georgia that are no longer used by our edge-out services and have been sublet. In addition, we have office space in Greensboro, North Carolina and New Orleans, Louisiana that is being actively marketed on a sublet basis. We own approximately 2,300 route miles of fiber in North Carolina, Illinois and across the southeast from Atlanta to Houston and Dallas that is used in providing our edge-out services.

    Substantially all of our RLEC properties and telephone plant and equipment are pledged as collateral for our senior indebtedness. We believe our current facilities are adequate to meet our needs in our incumbent local and competitive local markets for the foreseeable future.

Legal Proceedings

    Our subsidiary, Gulf Coast Services, sponsors an Employee Stock
Ownership Plan ("ESOP") that was the subject of an application before the Internal Revenue Service ("IRS") for a compliance statement under the Voluntary Compliance Resolution Program. The application was filed with the IRS on May 17, 2000. According to the application, Gulf Coast Services made large contributions to the ESOP and to its 401(k) plan during 1997 and 1998, which caused the two plans to allocate amounts to certain employees in excess of the limits set forth in Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). The administrative committees for both plans sought to comply with the requirements of Code Section 415 by reducing employees' allocations under the ESOP before any reductions of allocations under the 401(k) plan. Although this approach was consistent with Treasury Regulations under Code Section 415, it may not have been consistent with the terms of the plan documents. The application requested a compliance statement to the effect that any failure to comply with the terms of the plans would not adversely affect the plans' tax-qualified status, conditioned upon the implementation of the specific corrections set forth in the compliance statement.

    We estimated that the cost to the ESOP of the corrective allocation described above to be approximately $3.3 million. In the application, Gulf Coast Services requested that the assets held in the Section 415 Suspense Account and in the ESOP Loan Suspense Account be used by the ESOP for the correction. The 415 Suspense Account had an approximate value of $1.6 million, and the ESOP Loan Suspense Account had a value in excess of the $1.7 million needed for the full correction. However, based on discussions with the IRS and upon the recommendation of our advisors, during the second quarter of 2001, we withdrew our proposal to use the assets in the ESOP Loan Suspense Account as a source of funds to satisfy the obligation. Shortly thereafter, the IRS issued our Section 415 Compliance Statement and provided us with 150 days to institute the corrective actions. The correction period was then subsequently extended for thirty days to December 17, 2001. During the course of making the corrections as required by the compliance statement, additional administrative errors in the operation of the ESOP were found that affected years beginning January 1, 1995 through December 31, 1999. The newly discovered operational failures were interrelated with and directly affected the failures subject to the original compliance statement, and, therefore, the corrections under the original compliance statement could not be accurately completed.

    In response to these operational failures, we underwent an extensive review of the ESOP administration for the plan years 1995 through 1999. As part of this process, on June 7, 2002, we submitted a new application for a compliance statement under the Walk-In-Closing Agreement Program with the IRS. The new application provided proposed corrections to be made for the operational failures disclosed in the first application as well as presented our proposed corrections for the additional failures found in the administration of the ESOP. In October 2003, we received a preliminary Compliance Statement from the IRS documenting their conclusions related to our second VCO application. With our advisors, we completed the final Compliance Statement and it was issued in February 2004 allowing us 150 days, or until July 4, 2004 to implement all of the corrections. As of the end of February 2004, we had implemented substantially all of the required corrections outlined in the final Compliance Statement and made a distribution of substantially all of the cash assets held in the ESOP to participants. The ESOP, which holds a 48.2% interest in an escrow fund established in connection with our acquisition of Gulf Coast Services in September 1999, will remain open until mid-2006 pending final distribution of the remaining amounts in the escrow fund. Under the terms of the final Compliance Statement, we contributed approximately $0.2 million to the ESOP to provide adequate funds for the corrections.

    In May 2002, the escrow committee for the escrow fund authorized the transfer of $1.7 million from the escrow fund to the ESOP as required by the initial application for a compliance statement. Pursuant to the terms of the final Compliance Statement issued in February 2004, the $1.7 million was no longer necessary to complete the corrections to the ESOP. In March 2004, we requested the return of this amount from the ESOP trust, together with interest earned from the date of the initial transfer, to the escrow fund.

    We are involved in other various claims, legal actions and regulatory proceedings arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

                                  REGULATION

     The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and such changes may have an adverse effect on us in the future. See "Risk Factors-We are subject to extensive government regulation."

Overview

    We are subject to regulation by federal, state and local government agencies. At the federal level, the Federal Communications Commission, or the FCC, has jurisdiction over interstate and international telecommunications services. State telecommunications regulatory commissions exercise jurisdiction over intrastate telecommunications services. The FCC does not directly regulate enhanced services and has preempted certain inconsistent state regulation of enhanced services. Additionally, municipalities and other local government agencies regulate limited aspects of our business, such as use of government owned rights of way, construction permits and building codes.

Federal Regulation

    We are subject to, and must comply with, the Communications Act.
Pursuant to this statute and associated FCC rules, the FCC regulates the rates and terms for interstate access services, which are an important source of revenues for our RLECs. The amendments to the Communications Act contained in the Telecom Act have changed and are expected to continue to change the telecommunications industry. Among its more significant provisions, the Telecom Act (1) removes barriers to entry into local telephone services while enhancing universal service, (2) requires ILECs to interconnect with competitors, (3) establishes procedures pursuant to which ILECs may provide other services, such as the provision of long distance services by Bell Operating Companies and their affiliates (including their respective holding companies), and (4) directs the FCC to establish an explicit subsidy mechanism (while simultaneously removing implicit subsidies) for the preservation of universal service.

Access Charges

    The FCC regulates the prices that ILECs charge for the use of their local telephone facilities in originating or terminating interstate transmissions. State regulatory bodies regulate intrastate charges. Federal and state charges are subject to change at any time. The FCC has structured these prices, or access charges, as a combination of flat monthly charges paid by the end-users and usage sensitive charges paid by long distance carriers.

    The FCC regulates the levels of interstate access charges by imposing price caps on larger ILECs. These price caps can be adjusted based on various formulae and otherwise through regulatory proceedings. Smaller ILECs may elect to base access charges on price caps, but are not required to do so unless they elected to use price caps in the past or their affiliated ILECs base their access charges on price caps. Through 2003, our RLECs elected not to utilize federal price caps. Instead, our RLECs employ rate-of-return rate-making for their interstate access charges. With the exception of Mebtel, our RLECs provide service pursuant to tariffs they file with the FCC for their interstate traffic sensitive access services and participate in interstate common line end user tariff rates filed by the National Exchange Carrier Association, or NECA, for a pool of rate-of-return ILECs to recover non-traffic sensitive costs. Mebtel also participates in the NECA traffic sensitive pool and charges the established NECA traffic sensitive tariff rates. NECA tariff rates are established based on the pooling carriers' expenses incurred and their investment, and a regulated rate of return on that investment and an amount to cover their income taxes on that return. The authorized rate of return for such interstate access services is currently 11.25%.

    In May 1997, the FCC initiated a multi-year transition designed to lead to lower usage-sensitive access charges for larger ILECs. As part of this transition, the FCC in August 1999 adopted an order and further notice of proposed rulemaking aimed at introducing additional pricing flexibility and other deregulation for these larger companies' interstate access charges, particularly special access and dedicated transport. In May 2000, the FCC lowered switched access rates, increased caps applicable to end-user rates and established additional universal service funding support for these larger companies. Previously, in May 1998, the FCC proposed to initiate a similar transition for smaller ILECs, including our RLECs. This proceeding was concluded and an order issued in November 2001 known as the MAG Order.

    The MAG Order was released November 8, 2001 and was effective January 1, 2002. The MAG Order applies to non-price cap or "rate-of-return" exchange carriers. The MAG Order increases the maximum Subscriber Line Charges, or SLCs. The MAG order reduced access charges paid by long distance carriers, increased the recovery of costs from end users and increased the amount of costs recovered from federal universal funding. As a result, although total revenue did not change, the aggregate amount of access charges paid by long distance carriers to access providers, such as our rural telephone companies has decreased and may continue to decrease. Beginning January 1, 2002, the maximum SLCs for single line business and residential customers increased from $3.50 per month to $5.00 per month. The maximum single line business and residential SLCs increased to $6.00 as of July 1, 2002 and increased to $6.50 as of July 1, 2003. Maximum SLCs for multi-line business customers increased to $9.20 effective January 1, 2002, and no further increases are scheduled.

    The MAG Order included a notice of proposed rulemaking on incentive regulation and the introduction of pricing flexibility measures for rate-of-return carriers. This proceeding has not been completed, and no incentive option (other than price caps, pursuant to the Coalition for Affordable Local and Long distance Services (CALLS) plan) is currently available to our RLEC operations.

    On February 26, 2004, the FCC released the text of its Report and Order and Further Notice of Proposed Rulemaking in the MAG proceeding. In the Order, the FCC eliminated the requirement for rate-of-return carriers to obtain a waiver of FCC rules to convert acquired price cap properties to a rate-of-return status. In the Further Notice of Proposed Rulemaking, the FCC asked for comments on two proposals for federal alternative regulation plans. It is not known at this time whether the FCC will establish additional alternative regulation options for rate-of-return carriers and if so, when such options would be available or what the terms of those options would be.

    On May 22, 2001, the FCC released an order adopting the recommendation of the Federal-State Joint Board to impose an interim freeze of the Part 36 category relationships and jurisdictional cost allocation factors for price cap ILECs and a freeze of all allocation factors for rate-of-return ILECs. This order also gave rate-of-return ILECs a one-time option to freeze their
Part 36 category relationships in addition to their jurisdictional allocation factors. The freeze is in effect from July 1, 2001 through June 30, 2006, or until the FCC has completed comprehensive separations reform, whichever comes first. The frozen allocation factors and category relationships will be based on carriers' separations studies for calendar year 2000. Our RLECs opted not to freeze their allocation factors.

    During 2001, the FCC released an order establishing access charge rules for competitive local exchange carriers, or CLECs. Under FCC rules, CLECs, can file interstate tariffs for access charges only if the access charge rates conform to FCC safe harbor rates (essentially, the rate charged by the largest ILEC in that market area). A CLEC wishing to charge higher rates can do so, but cannot use the tariff process to collect such rates. Under these rules, interexchange carriers are required to interconnect with companies whose rates are within the FCC safe harbor guideline, and are required to pay access charges at the tariffed rates.

Removal of Entry Barriers

    Prior to the enactment of the Telecom Act, many states limited the services that could be offered by a company competing with an ILEC. The Telecom Act generally prohibits state and local governments from enforcing any law, rule or legal requirement that has the effect of prohibiting any entity from providing any interstate or intrastate telecom service. However, states can modify conditions of entry into areas served by rural telephone companies where the state telecommunications regulatory commission has determined that certain universal service protections must be satisfied. The federal law should allow us to provide a full range of local and long distance services in most areas of any state. Following the passage of the Telecom Act, the level of competition in the markets we serve has increased and is expected to continue to increase.

Interconnection with Local Telephone Companies and Access to Other Facilities

    The Telecom Act imposes a number of access and interconnection requirements on all local telephone companies, including CLECs, with additional requirements imposed on ILECs. These requirements are intended to ensure access to certain networks under reasonable rates, terms and conditions. Specifically, local telephone companies must provide the following:

  * Resale. Local telephone companies generally may not prohibit or place unreasonable restrictions on the resale of their services.

  * Telephone Number Portability. Local telephone companies must provide for telephone number portability, allowing a customer to keep the same telephone number when it switches service providers.

  * Dialing Parity. Local telephone companies must provide dialing parity, which allows customers to route their calls to a telecommunications provider without having to dial special access codes.

  * Access to Rights-of-Way. Local telephone companies must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  * Reciprocal Compensation. The duty to establish reciprocal compensation arrangements for the transport and termination of telecommunications originated and terminated within a geographic scope established by FCC rules.

    All of our RLECs have implemented full equal access (dialing parity) capabilities. The FCC's rules require our RLECs to use reasonable efforts to implement local number portability after receiving a request from another carrier to do so. During the first quarter of 2003, several wireless carriers submitted requests for local number portability. On November 10, 2003, the FCC issued an order clarifying and defining the requirements of wireline local exchanges carriers to port numbers to wireless carriers.
Under the terms of this Order, the Madison River incumbent local exchange carriers are required to implement Local Number Portability for wireline to wireline and wireless service providers by May 24, 2004. Our RLECs therefore plan to implement Local Number Portability on May 24, 2004. We are uncertain what impact this will have on our costs to provide service or what impact this will have on our customer base at this time.

    In addition, all ILECs must provide the following, subject to the statutory exemptions for rural telephone companies:

  * Interconnection. Interconnect their facilities and equipment with any requesting telecommunications carrier at any technical feasible point;

  * Notice of Changes. Provide reasonable notice of changes to the information necessary for transmission and routing of services over the incumbent telephone company's facilities or in the information necessary for interoperability;

  * Resale. Offer its retail local telephone services to resellers at a wholesale rate that is less than the retail rate charged to end-users.

  * Unbundling of Network Elements. Offer access to various unbundled elements of their networks at cost-based rates.

  * Collocation. Provide physical collocation, which allows CLECs to install and maintain their own network termination equipment in ILECs' central offices, or functionally equivalent forms of interconnection under some conditions.

    Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services.

    All of our RLECs qualify as rural telephone companies under the Telecom Act. They are, therefore, statutorily exempted from the ILEC interconnection requirements unless and until they receive a bona fide request for wholesale resale, unbundling or collocation, and the applicable state telecommunications regulatory commission acts to lift the exemption. Despite their rural status, Gallatin River agreed with the Illinois Commerce Commission and Mebtel agreed with the North Carolina Utilities Commission that they would not contest requests by competitive local telephone companies for such interconnection arrangements. State commissions have jurisdiction to review certain aspects of interconnection and resale agreements. Our RLECs may also seek specific suspensions or modification of interconnection obligations under the Telecom Act as a company that serves less than two percent of the nation's access lines, where such interconnection obligations would otherwise cause undue economic burden or are technically infeasible.

    The FCC has adopted rules regulating the pricing of the provision of unbundled network elements by ILECs. On May 13, 2002, the Supreme Court affirmed that the FCC's rules basing unbundled network element, or UNE, pricing on forward-looking economic costs, including total element long-run incremental costs methodology, or TELRIC, were proper under the Telecom Act. The Court also affirmed the FCC's requirement that ILECs combine UNEs for competitors when they are unable to do so themselves. Although the United States Supreme Court has upheld the FCC's authority to adopt TELRIC pricing rules, the specific pricing guidelines created by the FCC remain subject to review by the federal courts. In addition to proceedings regarding the FCC's pricing rules, the FCC's other interconnection requirements remain subject to further court and FCC proceedings.

    The Telecom Act requires utilities to provide access to their poles, ducts, conduits and rights-of-way to telecom carriers on a nondiscriminatory basis. In October 2000, the FCC adopted rules prohibiting certain anticompetitive contracts between carriers and owners of multi-tenant buildings, requiring ILECs to disclose existing demarcation points in such buildings and to afford competitors with access to rights-of-way, and prohibiting restrictions on the use of antennae by users which have a direct or indirect ownership or leasehold interest in such properties.

    On February 20, 2003, the FCC announced a decision to revise its rules requiring the unbundling of network elements by the ILECs which was released in a formal Order on August 21, 2003 (the "Triennial Review Order"). This Order was released on August 21, 2003. The new regulations limit the obligation of the ILECs to provide access to broadband network facilities. The new rules do not require ILECs to make fiber-to-the-home loops or the increased transmission capacity that exists after the extension of fiber networks further into a neighborhood available to CLECs. Similarly, the FCC eliminated the requirement that line-sharing, where a CLEC offers high-speed Internet access over certain frequencies while the ILEC provides voice telephone services over other frequencies using the same local loop, be available as an unbundled element.

    The Triennial Review Order redefined the standard for determining which services are subject to mandatory unbundling by requiring that, for a network element to be required to be unbundled, a CLEC must demonstrate that a lack of access to an ILEC's network element creates barriers, including operational and economic barriers, to its entry into the local telecommunications market which are likely to make entry into that market unprofitable. The FCC also eliminated its presumption that switching for business customers served by high-capacity loops, such as DS-1, must be unbundled to ensure competition. Instead, state utility commissions were given 90 days from the effective date of the Triennial Review Order (August 21, 2003) to determine based on market conditions that such switching must still be unbundled to preserve competition. No state utility commissions made any such determinations by November 20, 2003, the deadline for doing so under the Triennial Review Order. The FCC also eliminated the current limited requirement for unbundling of packet switching.

    The revised rules provide state utility commissions with an increased role in determining which individual elements must be unbundled in the markets they regulate. The state utility commissions are to make detailed assessments of the status of competition in the markets within their states to ensure that the unbundling requirements are applied in a manner consistent with the newly announced standard for determining which services are subject to mandatory unbundling. The FCC has opened a Further Notice of Proposed Rulemaking seeking comment on whether the FCC should modify the pick-and-choose rule that permits requesting CLECs to opt into individual portions of interconnection agreements without accepting all the terms and conditions of such agreements.

    On March 2, 2004, the DC Circuit Court vacated and remanded portions of the Triennial Review Order. The DC Circuit Court vacated and remanded the FCC finding that CLECs are impaired without access to mass market switching and dedicated transport elements based on the DC Circuit Court's view that the FCC cannot subdelegate its responsibilities to the state utility commissions. The DC Circuit Court upheld the FCC finding that incumbent local exchange carriers are not required to provide UNEs for data services or to provide line sharing. The DC Circuit Court vacated the FCC finding that wireless carriers are impaired without access to dedicated transport facilities. The DC Circuit Court then stayed the effective date of its decision for 60 days, giving the telecommunications industry time to appeal the decision and the FCC time to put interim rules in place until the vacated and remanded issues are resolved.

    At this time, we are uncertain of the impact of the DC Circuit Court's decision to vacate and remand certain provisions of the FCC Triennial Review Order or the implementation of these new regulations on our RLEC operations or edge-out services. We are also uncertain as to the impact on our RLEC operations or edge-out services of actions that may be taken by state utility commissions based upon the new regulations, new legislation passed in response to the new regulations or any further court decisions that result from an appeal of the DC Circuit Court ruling. In particular, to the extent that the FCC's limitation on access to fiber deployed in local loop facilities limits our ability to obtain unbundled local loops for use in serving our edge-out customers, our business could be adversely affected.

    On April 27, 2001, the FCC released a notice of proposed rulemaking addressing inter-carrier compensation issues. Under this rulemaking, the FCC asked for comment on a "bill and keep" compensation method that would overhaul the existing rules governing reciprocal compensation and access charge regulation. The outcome of this proceeding could change the way we receive compensation from other carriers and our end users. At this time, we cannot estimate whether any such changes will occur or, if they do, what the effect of the changes on our wireline revenues and expenses would be.

RLEC Services Regulation

    Our RLEC services segment revenue is subject to regulation, including incentive regulation by the FCC and various state regulatory bodies. We believe that state lawmakers will continue to review the statutes governing the level and type of regulation for telecommunications services. It is expected that over the next few years, legislative and regulatory actions will provide opportunities to restructure rates, introduce more flexible incentive regulation programs and possibly reduce the overall level of regulation. We expect the election of incentive regulation plans and the expected reduction in the overall level of regulation to allow us to introduce services more expeditiously than in the past.

    The FCC generally must approve in advance most transfers of control and assignments of operating authorizations by FCC-regulated entities.
Therefore, if we seek to acquire companies that hold FCC authorizations, in most instances we will be required to seek approval from the FCC prior to completing those acquisitions. The FCC has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. This may impair our ability to make acquisitions.

Bell Operating Company Entry into Long Distance Services

    The FCC has required that incumbent and independent local exchange carriers that provide interstate long distance services originating from their local exchange service territories, must do so in accordance with "structural separation" rules. These rules require that our long distance affiliates (i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from its affiliated local exchange telephone company at tariffed rates, terms and conditions. The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for such requirements, but we cannot predict the outcome of that proceeding.

    Our principal competitor for local services in each area where we operate as a CLEC is an ILEC. In many of these areas, the ILEC is a Regional Bell Operating Company, or RBOC. Although RBOCs and their affiliates were, prior to the passage of the Telecom Act, prohibited from providing long distance services, the Telecom Act allows a RBOC to provide long distance service in its own local service region upon a determination by the FCC that it had satisfied a 14- point checklist of competitive requirements. This provision increases the RBOC's incentives to open their markets to competition, to the benefit of CLECs; obtaining long distance service authority increases the ability of the RBOCs to compete against providers of integrated communications services. To date, the FCC has authorized RBOCs to provide in-region long distance services in forty-eight states and the District of Columbia. This list of states in which RBOC in-region authority has been granted includes each of the states in which we operate: Illinois, North Carolina, Georgia, Alabama, Mississippi and Louisiana.

Relaxation of Regulation

    Through a series of proceedings, the FCC has decreased the regulatory requirements applicable to carriers that do not dominate their markets. All providers of domestic interstate services other than ILECs are classified as non-dominant carriers. Our RLEC operations that operate as non-dominant service providers are subject to relatively limited regulation by the FCC. Among other requirements, these subsidiaries must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory.

    The FCC phased out the ability of long distance carriers to provide domestic interstate services pursuant to tariffs during 2001. These carriers are no longer able to rely on tariffs as a means of specifying the prices, terms and conditions under which they offer interstate services. The FCC has adopted rules that require long distance carriers to make specific public disclosures on the carriers' Internet web sites.

Universal Service

    The FCC is required to establish a "universal service" program that is intended to ensure that affordable, quality telecommunications services are available to all Americans. The Telecom Act sets forth policies and establishes certain standards in support of universal service, including that consumers in rural areas should have access to telecommunications and information services that are reasonably comparable in rates and other terms to those services provided in urban areas. A revised universal service support mechanism for larger ILECs went into effect on January 1, 2000. A similar new universal service mechanism for rate-of-return ILECs, known as the ICLS, went into effect January 1, 2002.

    Per FCC rules, all ILECs were required to chose whether to disaggregate specific rate centers for the purpose of establishing the amount of universal service support associated with such rate centers, or maintaining an aggregated study area approach. Our RLECs developed and filed disaggregation studies in compliance with FCC rules. These studies identify the amount of portable universal service funding that would be available to a competitor that has been certified as an Eligible Telecommunications Carrier, or ETC, in each rate center. Information regarding portable universal service funding associated with each ILEC is available at the web site of the Universal Service Administrative Corporation, or USAC.

    Competitive local exchange carriers that have been granted ETC status currently are eligible to receive the same amount of universal service per customer as the ILEC serving the universal service area. To date, only one carrier has been granted ETC status in an area served by our ILEC subsidiaries. In Alabama, a cellular provider has been certified as an ETC in areas served by Gulf Telephone Company. As this cellular provider introduces services to customers in this geographic area and/or submits claims for existing customers, it will be eligible to draw universal service funds. The amounts of universal service funds paid to all ETCs, including ILECs, can be found at the USAC web site. Under current rules and procedures, the payment of universal service funding to an ETC in an area served by an ILEC does not reduce the funding to the ILEC. However, the growth of the fund due to payments to new ETCs has generated concerns of legislative and regulatory bodies. The FCC review of the situation could result in rules being promulgated that could reduce universal service funding to our RLECs.

    Our RLECs receive federal and state universal service support and are required to make contributions to federal and state universal service support. Such payments represented approximately 1.2% of our revenues for the year ended December 31, 2003. Our contribution to federal universal service support programs is assessed against our interstate end-user telecommunications revenues. Furthermore, under the current regulatory scheme, as the number of access lines that we have in any given state increases, the rate at which we can recover certain support payments decreases. Therefore, as we implement our growth strategy, our eligibility for such support payments may decrease. Our contribution for such state programs is assessed against our intrastate revenues. Although many states are likely to adopt an assessment methodology similar to the federal methodology, states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules.

    On December 13, 2002, the FCC released rules making minor changes to the procedures related to universal service fund assessments. This includes a higher assessment to wireless carriers, use of a current (rather than historical) basis of revenues for assessments, and rules limiting the charges to individual carriers to no more than the assessment percentage on that customer's interstate revenues. These new rules are not expected to have any significant impacts on the operations of our RLECs. In the order, the FCC also asked for comment on proposed changes to the way the assessments are recovered from end users, proposing to assess end users on a per line or per number basis rather than on the basis of retail-billed revenues. No decision from this notice of proposed rulemaking has been issued.

    In addition, there are a number of appeals challenging several aspects of the FCC's universal service rules. It is not possible to predict at this time whether the FCC or Congress will order modification to those rules, or the ultimate impact any such modification might have on us.

    On February 27, 2004, the Federal State Joint Board on Universal Service released a Recommended Decision addressing a number of universal service issues. The Recommended Decision is the product of state and federal commissioners working together to develop a consensus recommendation. The FCC has up to one year to act on the Recommended Decision and it can accept, reject or modify the recommendations in any manner it chooses. In the Recommended Decision, the Joint Board recommends the FCC adopt permissive federal guidelines for states to consider in ETC proceedings. These guidelines would generally make it more difficult for competitive ETCs to be certified by requiring applicants to show a public interest benefit beyond a simple showing of increased competition. The Joint Board goes on to recommend that universal service support be limited to a single primary connection that provides access to the public telephone network. It then recommends that the Commission seek comment on three alternative proposals to minimize impacts on rural carriers if support is limited to a single primary connection. The Joint Board also recommends universal service support per primary line be capped when a competitive ETC enters the market of a rural carrier.

    It is not known at this time how the FCC will act with respect to the Recommended Decision of the Joint Board on Universal Service and, therefore, we cannot estimate the impact of any such decision on our operations.

Internet

    In connection with our Internet access offerings, we could become subject to laws and regulations as they are adopted or applied to the Internet.
There is currently only a small body of laws and regulations applicable to access to or commerce on the Internet. As the significance of the Internet expands, federal, state and local governments may adopt rules and regulations, or apply existing laws and regulations to the Internet.

    To date, the FCC has treated Internet service providers, or ISPs, as enhanced service providers rather than common carriers. As such, ISPs have been exempt from various federal and state regulations, including the obligation to pay access charges and contribute to universal service funds. As part of a reciprocal compensation order, the FCC has determined that both dedicated and dial-up calls from a customer to an ISP are interstate, not local, calls and, therefore, are subject to the FCC's jurisdiction. On March 24, 2000, the United States Court of Appeals for the District of Columbia vacated and remanded this determination so that the FCC can explain more clearly why such calls are not considered local. In April 2001, the FCC released an order that reclassified Internet service as information access and therefore not subject to reciprocal compensation. This finding was appealed to the United States Court of Appeals for the District of Columbia, which, on May 3, 2002, remanded the issue back to the FCC, finding that the FCC's basis of its decision was insufficient. The FCC has not issued a further order establishing a different basis for its decision.

    On February 12, 2004, the FCC initiated a proceeding to examine the manner in which it should regulate voice services provided over the Internet. The text of the Notice of Proposed Rulemaking was released on March 10, 2004. The FCC proposes to assert jurisdiction over IP-enabled applications and services, including but not limited to VoIP offerings. This proceeding will investigate the level of regulation appropriate to Internet services and addresses important social objectives, such as public safety, emergency 911, law enforcement access, consumer protections and disability access. It is not known at this time what impact this proceeding will have on our operations.

    On February 12, 2004, the FCC ruled that pulver.com's Free World Dialup service offering will remain a minimally regulated competitive option for consumers. The Declaratory Ruling adopted emphasizes the FCC's long-standing policy of keeping consumer Internet services free from burdensome economic regulation at both the federal and state levels. In 2003, pulver.com filed a petition for declaratory ruling requesting that the FCC rule pulver.com's Free World Dialup service to be neither a "telecommunications service" nor "telecommunications," and therefore not subject to traditional telephone regulation. The FCC granted pulver.com's petition and also declared Free World Dialup to be an unregulated information service that is subject to federal jurisdiction.

    Internet services are subject to a variety of other federal laws and regulations, including those related to privacy, indecency, copyright and tax.

Customer Information

    Carriers are subject to limitations on the use of customer information the carrier acquires by virtue of providing telecommunications services. Protected information includes information related to the quantity, technical configuration, type, destination and the amount of use of services. A carrier may not use such information acquired through one of its service offerings to market certain other service offerings without the approval of the affected customers. These restrictions may affect our ability to market a variety of packaged services to existing customers. We are also subject to laws and regulations requiring the implementation of capabilities and provision of access to information for law enforcement and national security purposes.

Preferred Carrier Selection Changes

    A customer may change its preferred long distance carrier or its local service provider at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as slamming. The FCC has levied substantial fines for slamming and has recently increased the penalties for slamming. No such fines have been assessed against us.

Truth-in-Billing

    The FCC has adopted rules designed to make it easier for customers to understand the bills of telecommunications carriers. These new rules establish requirements regarding the formatting of bills and the information that must be included in bills.

State Regulation - Incumbent Local Telephone Company

    Most states have some form of certification requirement which requires telecommunications providers to obtain authority from the state telecommunications regulatory commission prior to offering common carrier services. Our operating subsidiaries in Alabama, Illinois, North Carolina and Georgia are ILECs and are certified in those states to provide local telephone services.

    State telecommunications regulatory commissions generally regulate the rates ILECs charge for intrastate services, including rates for intrastate local services, long distance services and access services paid by providers of intrastate long distance services. ILECs must file tariffs setting forth the terms, conditions and prices for their intrastate services. Under the Telecom Act and FCC orders, state telecommunications regulatory agencies have jurisdiction to arbitrate interconnection disputes and to review and approve agreements between ILECs and other carriers in accordance with rules set by the FCC. State regulatory commissions may also formulate rules regarding fees imposed on providers of telecommunications services within their respective states to support state universal service programs.

    States often require prior approvals or notifications for certain acquisitions and transfers of assets, customers or ownership of regulated entities. Therefore, in most instances we will be required to seek state approval prior to completing new acquisitions of RLECs. States generally retain the right to sanction a carrier or to revoke certifications if a carrier materially violates relevant laws and/or regulations.

    In Alabama, Gulf Telephone Company, or GTC, is subject to regulation by the Alabama Public Service Commission, or the APSC. GTC must have tariffs approved by and on file with that commission for basic, non-basic and interconnection services. GTC operates in Alabama under price regulation rules. The APSC is currently reviewing these rules for GTC and other Alabama local exchange carriers. It is not known how the APSC will proceed with this plan or how the plan will impact GTC's overall revenues.

    The Illinois Commerce Commission, or ICC, regulates Gallatin River Communications, or GRC. GRC provides services pursuant to tariffs that are filed with, and subject to the approval of, the ICC. The rates for these services are regulated on a rate of return basis by the ICC, although GRC has pricing flexibility with respect to services that have been deemed competitive by the ICC, such as digital centrex, high capacity digital service, intraLATA toll service, wide area telephone service and digital data services. The ICC has approved several interconnection agreements under the Telecom Act between GRC and mobile wireless carriers, as well as agreements between GRC and facility-based CLECs. GRC is required to support state universal service programs and is subject to ICC rules implementing these and the federal universal service programs.

    In North Carolina, our RLEC, MebTel, is regulated by the North Carolina Utilities Commission, or NCUC. MebTel provides service pursuant to tariffs that are filed with, and subject to the approval of, the NCUC. Effective January 1, 2000, a price cap plan applies to MebTel's rates for intrastate services, replacing rate of return regulation. MebTel is subject to commission rules implementing state and federal universal service programs.

    In Georgia, Coastal Utilities, Inc., or CUI, is regulated by the Georgia Public Service Commission, or GPSC. Passage of the Telecommunications and Competition Development Act of 1995 (the "Georgia Act") in Georgia significantly changed the GPSC's regulatory responsibilities. Instead of setting prices for competitive telecommunications services, the GPSC now manages and facilitates the transition to competitive markets, establishes and administers a universal access fund, monitors rates and service quality, and mediates disputes between competitors. Under the alternative regulation available pursuant to the Georgia Act, CUI has agreed to cap the rate it charges for basic residential service; CUI is otherwise not subject to rate regulation for the telecommunications services it offers to its end user customers.

    In Alabama and North Carolina, BellSouth has proposed changes to compensation arrangements between itself and the rural ILECs, including our RLECs. Under this set of proposals, the companies have agreed to "meet-point" billing of IntraLATA private line customers. Under this arrangement, both our RLEC and BellSouth would bill end users for their respective portion of IntraLATA private line services with one end in our RLECs' service area and the other end in BellSouth's service area.

Interconnection with Wireless Carriers

    The FCC has directed that IntraMTA traffic exchanged between an ILEC and wireless carriers is subject to reciprocal compensation payments. An "MTA" is a Major Trading Area, as defined by the FCC, for purposes of awarding PCS spectrum licenses and often covers a significant portion of a one or two state area. Our RLECs received wireless reciprocal compensation during 2003 based on a combination of state settlement arrangements and interconnection agreements with wireless carriers. During 2003, BellSouth took action throughout its region to attempt to terminate state settlement arrangements and replace these with direct interconnection agreements between the RLECs and the wireless carriers. These actions impact MebTel, CUI and GTC. In response, our RLECs have worked with state industry groups to negotiate individual state transition agreements and also have entered into a number of interconnection agreements with individual wireless carriers. In 2004, revised settlement arrangements will take effect, in some cases including transitional settlements from BellSouth. In 2003, MebTel received an $800,000 retroactive settlement from a major carrier related to wireless traffic, which will not be repeated in 2004 or future years. Apart from this, we expect 2004 wireless revenue, net of reciprocal compensation payments, to be similar to 2003 net revenue amounts.

State Regulation - Competitive Local Telephone Company

    Madison River Communications, LLC is certified to provide intrastate local, toll and access services in the states of Illinois, North Carolina, South Carolina, Tennessee, Georgia, Florida, Alabama, Mississippi, Louisiana and Texas. In association with these certifications, Madison River Communications, LLC has filed state local, access and toll tariffs in all states except North Carolina, in which, pursuant to Commission rules, Madison River Communications, LLC has filed a price list. Madison River Communications, LLC has filed interstate access tariffs and maintains long distance rates on its web site in conformance with FCC orders. Tariffs are updated as needed and periodic state financial and quality of service filings are made as required.

    Madison River Communications, LLC has interconnection agreements with Verizon in Illinois and North Carolina, with Sprint in North Carolina, with SBC in Texas and Illinois, and with BellSouth in its nine state operating area. These interconnection agreements govern the relationship between the ILECs and Madison River Communications, LLC's operations in the areas of resale of retail services, reciprocal compensation, central office collocation, purchase of unbundled network elements and use of operational support systems.

Local Government Authorizations

    We are required to obtain from municipal authorities on-street opening and construction permits or operating franchises to install and expand fiber optic facilities in certain cities. We have obtained such municipal franchises in our incumbent local telephone company territories in Alabama, North Carolina, Illinois and Georgia. In some cities, subcontractors or electric utilities with which we have contracts may already possess the requisite authorizations to construct or expand our networks.

    Some jurisdictions where we may provide service require license or franchise fees based on a percent of certain revenues. There are no assurances that jurisdictions that do not currently impose fees will not seek to impose fees in the future. The Telecom Act requires jurisdictions to charge nondiscriminatory fees to all telecom providers, but it is uncertain how quickly this requirement will be implemented by particular jurisdictions in our edge-out markets, especially regarding materially lower fees that may be charged to ILECs.

Environmental Regulation

    Our operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner or operator of property and a generator of hazardous wastes, we could be subject to environmental laws that impose liability for the entire cost of cleanup of contaminated sites, regardless of fault or the lawfulness of the activity that resulted in contamination. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations.



                                  MANAGEMENT

Board of Managers and Executive Officers

     We are a wholly-owned subsidiary and are managed by our sole member, MRTC. The Board of Managers of MRTC and, accordingly, our Board of Managers, consist of the following eight individuals at March 15, 2004: J. Stephen Vanderwoude, Chairman, Paul H. Sunu, James N. Perry, Jr., Michael P. Cole, Sanjeev K. Mehra, Joseph P. DiSabato, Mark A. Pelson and Richard A. May. At present, all managers, other than Richard A. May, who is an independently elected member, are appointed by certain groups that comprise the members of MRTC. The members holding a majority of MRTC's member units, which include affiliates of Madison Dearborn Partners, affiliates of Goldman Sachs and affiliates of Providence Equity Partners, are each entitled to appoint up to two individuals to the Board of Managers. The members holding a majority of the member units held by management personnel subject to employment agreements are entitled to appoint up to three individuals to the Board of Managers, at least two of whom must be investors in MRTC and members of management. In the event that an appointed Manager ceases to serve as a member of the Board of Managers, the resulting vacancy on the Board of Managers must be filled by a person appointed by the members that appointed the withdrawn Manager.

     We currently have an audit committee consisting of Richard A. May, Michael P. Cole and Mark A. Pelson, none of whom are officers or employees of our Company or any of our operating subsidiaries. The Board of Managers has not determined that any of these individuals are "audit committee financial experts" as such term is defined in Item 401(h)(2) of Regulation S-K. The Board of Managers has identified one individual as a nominee to the Board of Managers that is qualified to be an "audit committee financial expert" and, we expect that concurrent with his election to the Board of Managers, he would agree to serve in that role.

     The following table sets forth certain information regarding the members of MRTC's and our Board of Managers as well as executive officers and other key officers of Madison River Capital and its operating subsidiaries at March 15, 2004:


Name                      Age   Position
----------------------    ---   -----------------------------------------------------------------
J. Stephen Vanderwoude    60    Managing Director - Chairman and Chief Executive Officer; Member
                                   of Board of Managers
Paul H. Sunu              47    Managing Director - Chief Financial Officer and Secretary; Member
                                   of Board of Managers
James D. Ogg              64    Managing Director
Kenneth Amburn            61    Managing Director - Chief Operating Officer
Bruce J. Becker           57    Managing Director - Chief Technology Officer
Michael T. Skrivan        49    Managing Director - Revenues
Michael P. Cole           31    Member of Board of Managers
Joseph P. DiSabato        37    Member of Board of Managers
Richard A. May            59    Member of Board of Managers
Sanjeev K. Mehra          45    Member of Board of Managers
Mark A. Pelson            41    Member of Board of Managers
James N. Perry, Jr.       43    Member of Board of Managers

     The following sets forth certain biographical information with respect to the members of our Board of Managers and our executive officers:

     Mr. J. Stephen Vanderwoude, a founding member of MRTC in 1996, serves as Managing Director - Chairman and Chief Executive Officer of MRTC. Mr. Vanderwoude is also Chairman and Chief Executive Officer of MRCL. He has over 35 years of telecommunications experience including serving as President and Chief Operating Officer and a Director of Centel Corporation and President and Chief Operating Officer of the Local Telecommunications division of Sprint Corporation. He is currently a director of Centennial Communications and First Midwest Bancorp.

     Mr. Paul H. Sunu, a founding member of MRTC in 1996, serves as Managing Director - Chief Financial Officer and Secretary of MRTC and MRCL. Mr. Sunu is a certified public accountant and a member of the Illinois Bar with 22 years of experience in finance, tax, treasury, securities and law.

     Mr. James D. Ogg, a founding member of MRTC in 1996, serves as a Managing Director of MRTC and MRCL. Mr. Ogg has over 45 years of telecommunications experience including serving as President of Centel-Illinois and Vice President and General Manager of Centel-Virginia and Centel-North Carolina. Mr. Ogg has also served as Vice President-Strategic Pricing and Vice President for Governmental Relations for Centel Corporation. In this capacity, Mr. Ogg managed Centel's Washington, D.C. office and was responsible for advocacy of corporate policy on telecommunications, cable and electric businesses before Congress and federal regulatory agencies. Mr. Ogg has successfully testified in or managed 17 rate cases and brings extensive experience in dealing with federal and state regulatory processes.

     Mr. Kenneth W. Amburn serves as a Managing Director - Chief Operating Officer of MRTC and MRCL and joined Madison River in 1998. Mr. Amburn has over 37 years of telecommunications experience including service as Vice President - Operations for Centel-Texas where he had oversight for operations involving over 280,000 access lines and for customer services, network maintenance, construction and overall business operations for Texas. Mr. Amburn has also served as Vice President, East Region Telecommunications for Citizens Utilities where he was responsible for establishing the operations and completing the transition of 1,400 employees to Citizens Utilities in connection with a 500,000 access line purchase from GTE.

     Mr. Bruce J. Becker serves as Managing Director - Chief Technology Officer of MRTC and MRCL and joined Madison River in 1999. From 1997 to 1998, Mr. Becker founded and served as President of BTC Partners LTD., a telecommunications consulting firm providing services to an array of CLECs, ILECs, CATV providers, telecommunications and data transport equipment manufacturers and investment groups. He has over 39 years of telecommunications experience and has served as the Senior Vice President of Operations and Planning for ICG Telecommunications, Chief Information Officer for ICG's Telecommunications Group and Vice President of Strategic and Technical Planning for Centel Corporation. Mr. Becker has also served as a voting director of the T1 Committee, a director on the UNLV School of Engineering Board, a senior member of Northern Telecom's technical advisory board, an active member of USTA and has testified as an expert witness at the state and federal level on numerous rate and technology proceedings and inquiries.

     Mr. Michael T. Skrivan serves as Managing Director - Revenues for MRTC and MRCL and joined Madison River in 1999. He is a certified public accountant and a certified management accountant with 24 years of experience in the telecommunications industry. Prior to joining MRTC, Mr. Skrivan was a founding member in the consulting firm of Harris, Skrivan & Associates, LLC, which provides regulatory and financial services to local exchange carriers from 1995 to 1999. Mr. Skrivan is a member of the Telecom Policy Committee of the United States Telecom Association.

     Mr. Michael P. Cole is a director of Madison Dearborn Partners LLC focusing on investments in the media and communications industries since 1997. Mr. Cole is currently a member of the board of directors of Omne Holdings, Ltd., Star Technology Group Limited and the Chicago Entrepreneurial Center within the Chicagoland Chamber of Commerce.

     Mr. Joseph P. DiSabato is a member of the Board of Managers and a Managing Director of Goldman, Sachs & Co. in the Merchant Banking Division where he has been employed since 1994. Mr. DiSabato serves on the Board of Directors of Amscan Holdings, Inc., P.N.Y. Technologies, Inc., TBG Information Investors, L.L.C., and several privately held companies on behalf of Goldman Sachs.

     Mr. Richard A. May is a member of the Board of Managers. Mr. May is also the Chairman and CEO of Great Lakes REIT, a position he has held since he co-founded the real estate investment trust in 1992.

     Mr. Sanjeev K. Mehra is a member of the Board of Managers and a Managing Director in Goldman Sachs' Merchant Banking Division since 1996. Mr. Mehra serves on the boards of Adam Aircraft Industries, Inc., Burger King Holdings, L.L.C., Amscan Holdings, Inc., Hexcel Corporation Nalco Company, North American Railnet, Inc., TBG Information Investors, L.L.C. and on the boards of several portfolio companies. He is a member of the Principal Investment Area's Investment Committee.

     Mr. Mark A. Pelson is a member of the Board of Managers and a Managing Director of Providence Equity Partners where he has been employed since 1996. Mr. Pelson is currently also a director of Consolidated Communications, Inc., Global Metro Networks, Language Line Services and W2N Holdings.

     Mr. James N. Perry, Jr. is a member of the Board of Managers and a Managing Director and co-founder of Madison Dearborn Partners. Mr. Perry concentrates on investments in the communications industry and currently also serves on the boards of directors of Allegiance Telecom, Inc., Band-x, Cbeyond Communications, Focal Communications Corporation, Nextel Partners and XM Satellite Radio Inc.


Code of Ethics

     We have adopted a written code of ethics that is recertified annually by our Chief Executive Officer, our Chief Financial Officer, our Controller and other key managers of the Company in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder. Our code of ethics, called the Madison River Telephone Company, LLC Code of Conduct, is available on the investor relations page of our corporate website at www.madisonriver.net. In the event that we make changes in, or provide waivers from, the provisions of this code of ethics, we intend to disclose these events on our corporate website.

Committees of the Board of Managers

     The Board of Managers has an Audit Committee and a Compensation Committee. We currently have an audit committee consisting of Messrs. Richard
A. May, Michael P. Cole and Mark A. Pelson, none of whom are officers or employees of our Company or any of our operating subsidiaries. The Board of Managers has not determined that any of these individuals are "audit committee financial experts" as such term is defined in Item 401(h)(2) of Regulation S-K. The Board of Managers has identified one individual as a nominee to the Board of Managers that is qualified to be an "audit committee financial expert" and, we expect that concurrent with his election to the Board of Managers, he would agree to serve in that role. The Audit Committee is responsible for overseeing the actions of our independent auditors and reviewing our internal financial and accounting controls and policies.

The Compensation Committee, which is comprised of Messrs. James Perry, Sanjeev Mehra and J. Stephen Vanderwoude, is responsible for determining salaries, incentives and other forms of compensation for officers and other employees and administers various incentive compensation and benefit plans. One member of our Compensation Committee, Mr. Vanderwoude, also serves as our Chairman and Chief Executive Officer.

All executive officers serve at the discretion of the Board of Managers, subject to the terms of any employment agreements. There are no family relationships among managers and executive officers.


Compensation of Managers and Executive Officers

The following table sets forth certain information regarding the cash and non-cash compensation paid to the Chief Executive Officer and to each of our four most highly compensated executive officers other than the Chief Executive Officer, whose combined salary and bonus exceeded $100,000 during the fiscal years ended December 31, 2003, 2002 and 2001 (collectively, the "Named Executive Officers"). The managers of Madison River Capital do not receive any compensation for serving on the Board of Managers. J. Stephen Vanderwoude, our current CEO, participated in deliberations of our Board of Managers concerning executive officer compensation during fiscal year 2003, other than such deliberations concerning his own compensation.

                           Summary Compensation Table

                                                                             Long-term
                                                                           Compensation
Name                                 Annual Compensation                      Awards
----                      -----------------------------------------------  ------------
                                                                            Securities
                                                                            Underlying
                                                             Other Annual   Unit Option       All Other
                          Year       Salary        Bonus   Compensation (1)   Grants      Compensation (2)
                          ----     ---------     --------- ---------------- -----------    ----------------
J. Stephen Vanderwoude      2003     $ 284,275     $ 380,000   $     1,800       -           $     6,209
(Chairman and CEO)          2002       285,425       250,000         1,817       -                 5,500
                            2001       195,720       240,000         1,625       -                 5,100

Paul H. Sunu                2003       224,498       510,524         2,520       -                 6,000
(Chief Financial Officer    2002       225,111       198,398         1,817       -                 5,500
     and Secretary)         2001       199,050       140,000           875       -                 5,100

Kenneth W. Amburn           2003       180,000        88,000           -         -                 6,322
(Chief Operating Officer)   2002       180,000        70,000           -         -                 6,514
                            2001       179,616        66,000           -         -                 6,255

Bruce J. Becker             2003       180,000       111,657           -         -                   -
(Chief Technology Officer)  2002       180,000        58,398           -         -                   -
                            2001       179,616        60,000           -         -                   798

Michael T. Skrivan          2003       180,000        88,000           -         -                 6,000
(Managing Director
   - Revenues)              2002       160,000        60,000           -         -                 5,500
                            2001       160,000        44,000           -         -                 5,100

(1) Other annual compensation consists of an auto allowance.
(2) Includes matching contributions for the 401(k) savings plan and group term life insurance premiums paid on behalf of certain officers.


401(k) Savings Plans

     In 1998, we established a 401(k) savings plan covering substantially all of our employees, except for employees of Gulf Telephone Company that have their own 401(k) savings plan, that meet certain age and employment criteria. Pursuant to the plan, eligible employees may elect to reduce their current compensation up to certain dollar amounts that do not exceed legislated maximums. We have agreed to contribute an amount equal to 50% of employee contributions for the first 6% of compensation contributed on behalf of all participants. We made matching contributions to this plan of approximately $606,000, $687,000 and $859,000 in 2003, 2002 and 2001, respectively. The
401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by us to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn and our contributions are deductible by us when made.

Long-Term Incentive Plan

     In 1998, we adopted a long-term incentive plan arrangement which provides for annual incentive awards for certain employees as approved by the Board of Managers. Under the terms of the plan, annual awards are expensed over the succeeding 12 months after the award is determined. The incentive awards vest automatically at the time of a qualified event as defined under the plan. No incentive awards are vested at this time. Vested awards are payable under certain circumstances as defined under the long-term incentive plan arrangement. We recognized compensation expense of $5,429,000, $5,284,000 and $1,271,000 in the years ended December 31, 2003, 2002 and
2001, respectively, related to the long-term incentive awards.

Pension Plan

     In May 1998, we adopted a noncontributory defined benefit pension plan, which was transferred to us from our subsidiary, Mebtel, Inc. The plan covers all full-time employees, except employees of Gulf Coast Services, who have met certain age and service requirements and provides benefits based upon the participants' final average compensation and years of service. Further accrual of benefits under the pension plan were frozen effective February 28, 2003. We have a continued obligation to fund the plan and our policy is to comply with the funding requirements of the Employee Retirement Income Security Act of 1974, as amended.

Employment Agreements

     Madison River Telephone has entered into employment agreements with Messrs. Vanderwoude, Sunu, Ogg, Becker, Amburn and Skrivan. The agreements provide for employment of each executive except Mr. Ogg through December 31, 2005. Mr. Ogg's agreement runs through December 31, 2004. The agreements are subject to termination by either party (with or without cause) at any time subject to applicable notice provisions. If the executive's employment is terminated by Madison River Telephone other than for cause, or due to his death or disability, or the executive terminates his employment for good reason, the executive is entitled to receive his continued base salary for six months after the date of termination, plus his bonus on a pro rata basis. The executive will also be entitled to receive a cash lump sum equal to any compensation payments deferred by the executive and any unpaid amounts in respect of any bonus for the fiscal year prior to the year of termination.
In some instances, these payments could total in excess of $100,000. The agreements provide that the executives may not disclose any confidential information while employed by Madison River Telephone or thereafter. The agreements also provide that the executive will not compete with Madison River Telephone during their employment or for a period of up to a maximum of 15 months following termination of employment. Additionally, the agreements prohibit the executives for a period of 15 months from soliciting for employment any person who at any time during the executive's employment was an employee of Madison River Telephone. Under the agreements, Madison River Telephone is obligated to indemnify the executives for all expenses, liabilities and losses reasonably incurred by them in connection with their employment. On December 31, 2003, Mr. Sunu's employment agreement was amended to, among other things, increase the amount of bonus payable to Mr. Sunu. Such bonuses are payable annually on December 31 beginning in 2003 and continuing through 2007, provided Mr. Sunu remains employed by Madison River Telephone on the date of payment for each such annual bonus.

                              PRINCIPAL MEMBERS

     All of Madison River Capital's outstanding member units are owned by Madison River Telephone Company. The following table sets forth certain information regarding the beneficial ownership of MRTC's member units as of March 15, 2004 by (A) each holder known by MRTC to beneficially own five percent or more of such member units, (B) each Manager and named executive officer of MRTC and (C) all executive officers and managers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Options or warrants to purchase member units that are currently exercisable or exercisable within 60 days of March 15, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                               Number of Class A
                                               Units, Warrants or
                                                Options Held by      Percentage
Name                                               Member             of Units
----                                           ------------------    ----------
J. Stephen Vanderwoude                         5,454,696.70 (1)        2.36%
Paul H. Sunu                                   1,198,684.24 (1)         *
Bruce J. Becker                                  421,710.68 (1)         *
Kenneth Amburn                                      -                   -
Michael T. Skrivan                                  -                   -
Madison Dearborn Partners group (2)           85,962,015.42           37.22%
Goldman Sachs group (3)                       71,635,012.69           31.01%
Providence Equity Partners group (4)          47,279,108.13           20.47%
Daniel M. Bryant (5)                          12,000,000.00            5.20%
G. Allan Bryant (6)                           12,000,000.00            5.20%
All executive officers and managers
   as a group (12 persons)                   212,970,875.32           92.21%

* Represents less than one percent (1%).

(1) Excludes the following incentive interests granted to management. The units granted to the named executive officers below vest over time while the units granted to the Madison River Long Term Incentive Plan contain vesting provisions which are contingent upon the occurrence of certain liquidity events, including the sale of the company or an initial public offering:

                                         Class B Units       Class C Units
                                         -------------       -------------
      J. Stephen Vanderwoude                 3,000               1,550 (a)
      Paul H. Sunu                           1,000               1,150
      Bruce J. Becker                          -                   770
      Madison River Long Term
        Incentive Plan                       3,835                 -
      Madison River Long Term
        Incentive Stock Plan                   -                 5,067


      (a) Includes 1,200 units that the named executive officer gifted in trust to his three adult children for which the named executive officer disclaims beneficial ownership.

(2) Includes 392,610 units which Madison Dearborn Capital Partners, L.P. has the right to acquire upon conversion of existing indebtedness and 76,569,405.42 units held by Madison Dearborn Capital Partners II, L.P.; 8,711,355.10 units held by Madison Dearborn Capital Partners III, L.P.; 193,429.77 units held by Madison Dearborn Special Equity III, L.P.; 75,000.00 units held by Madison Dearborn Special Advisors Fund I, LLC; and 20,215.13 units held by Madison Dearborn Special Co-Invest Partners I.
(3) Includes 44,945,863.44 units held by GS Capital Partners II, L.P.; 1,657,820.36 units held by GSCPII Germany Mad River Holding, L.P.; 17,867,826.82 units held by GSCPII Offshore Mad River Holding, L.P.; 2,341,390.43 units held by Bridge Street Fund 1997, L.P.; and 4,822,111.85 units held by Stone Street Fund 1997, L.P.
(4) Includes 46,628,924.50 units held by Providence Equity Partners, L.P. and 650,183.63 units held by Providence Equity Partners II L.P.
(5) Includes 6,000,000 units held by Daniel M. Bryant and 6,000,000 units held by The Michael E. Bryant Life Trust of which Daniel M. Bryant is a trustee. Daniel M. Bryant disclaims beneficial ownership of the units held by The Michael E. Bryant Life Trust.
(6) Includes 6,000,000 units held by G. Allan Bryant and 6,000,000 units held by The Michael E. Bryant Life Trust of which G. Allan Bryant is a trustee. G. Allan Bryant disclaims beneficial ownership of the units held by The Michael E. Bryant Life Trust.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 10, 2002, MRTC announced the completion of an agreement with the former shareholders of Coastal Utilities, Inc., which, among other things, modified certain provisions of the CCI shareholders agreement that was entered into when CCI acquired Coastal Utilities in March 2000. Under the terms of the agreement, the former shareholders exchanged all of their Series B stock and 40% of their Series A stock in CCI for 18.0 million Class A units in MRTC valued at $1 per unit and three term notes issued by MRTC, in the aggregate principal amount of $20.0 million, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed 30 shares of Series A stock retained by the former shareholders for $33,333.33 per share, or approximately $1.0 million, at the closing of the transaction. CCI redeemed an additional 30 shares of Series A stock in June 2003 for approximately $1.0 million. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right to require CCI to redeem their remaining 120 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1.0 million, in any thirteen-month period. We expect that the next redemption of 30 shares of $1.0 million will take place in July 2004.

     On January 4, 2002, ORVS Madison River sold its interest in MRTC, which consisted of 5,550,253.16 Class A units at December 31, 2001, to certain members of management and to MRTC for approximately $1.21 to $1.23 per unit. MRTC repurchased 1,632,427.40 of the Class A units and retired them. Members of management purchasing Class A units from ORVS Madison River were J. Stephen Vanderwoude (2,489,450.97 units), James D. Ogg (544,142.74 units), Paul H. Sunu (462,521.37 units) and Bruce J. Becker (421,710.68 units). To finance a portion of their purchase of Class A units from ORVS Madison River, Mr. Sunu, Mr. Ogg and Mr. Becker each borrowed $466.7 thousand, or a total of $1.4 million, from Madison River Capital. The loans, payable on demand, bear interest at 5% and are secured by the respective individual's Class A interests purchased. As of March 15, 2004, $1.4 million remained outstanding under these loans.

     Mr. Sunu and Mr. Ogg also each have loans outstanding that are payable to MRTC. The proceeds of these loans were used to purchase 250,000.00 Class A units in MRTC. The loans, payable on demand, bear interest at 5% and are secured by the respective individual's Class A interests. Pursuant to an amendment to Mr. Sunu's employment agreement dated December 31, 2003, Mr. Sunu received an additional bonus in 2003 that was applied to the outstanding principal and accrued interest on his loans used to purchase Class A units in MRTC. Accordingly, in 2003, Mr. Sunu's additional bonus was used to repay $153.1 thousand of the outstanding balance due to MRTC. Mr. Sunu will receive an additional bonus in each of the next four years with the proceeds used to repay the remaining balances outstanding on his notes to MRTC and Madison River Capital. As of March 15, 2004, Mr. Sunu and Mr. Ogg had outstanding loan amounts of $145.5 thousand and $299.8 thousand on the loans payable to MRTC, respectively.

                      DESCRIPTION OF OTHER INDEBTEDNESS

     Our subsidiary, Madison River LTD Funding Corp., or MRLTDF, is the borrower under a loan agreement with the RTFC. MRLTDF is the holding company for three of our RLECs: Mebtel, Gulf Coast Services and Coastal Communications. Our fourth RLEC, Gallatin River Holdings, LLC, has provided a guaranty to the RTFC and its operating assets and revenues are subject to a first mortgage lien in favor of the RTFC.

     As of December 31, 2003, MRLTDF had approximately $426.6 million in term loans outstanding with the RTFC. Of this amount, $414.9 million in term loans bear fixed interest rates that range between 5.65% and 9.05%, with a weighted average rate approximating 7.7%. The fixed interest rates expire at various times, beginning in October 2004 through August 2006, depending on the terms of the note. Upon the expiration of the fixed interest rates, the term loans will convert to the RTFC's prevailing base variable interest rate plus a 1.0% interest rate adder. We have the ability to allow the interest rate on a term loan to remain variable or to choose a fixed rate as is then available and in effect for similar loans for any portion or all of the principal amount then outstanding on the term loan, provided the RTFC offers a fixed rate. The remaining $11.7 million term loan has a variable interest rate of 5.2% at December 31, 2003.

     In July 2003, MRLTDF executed an amendment to its loan agreement with the RTFC which, among other things, allows greater operating flexibility through an increase in our available liquidity. Under the terms of the amendment, our loan agreement was extended to November 2016. The amendment also provided us with a reduction in scheduled principal payments through 2011 with the first scheduled principal payment occurring in the third quarter of 2004. We continue to pay quarterly interest payments to the RTFC. We also may be required to make annual prepayments of principal based on our financial results. Annually, beginning in 2005, we will calculate excess cash flow as defined in the amendment using the preceding year's financial results. If the calculation indicates excess cash flow, we will make a mandatory prepayment equivalent to the amount of excess cash flow to reduce the principal outstanding to the RTFC. The payment will be required to be made in the second quarter of the year in which the calculation is made.

     Under the terms of the amendment, interest rates on our outstanding term loans are at their prevailing RTFC fixed or variable base rate plus a 1.0% interest rate adder, which replaced the existing interest rate adders. Prior to the amendment, interest rates on these term loans were at their prevailing RTFC fixed or variable base rate plus interest rate adders ranging from 0.35% to 0.75%. The 1.0% interest rate adder is subject to performance pricing which will provide for a reduction in the interest rate adder as our Total Leverage Ratio, as defined in the amendment, decreases. The interest rate adder will remain at 1.0% while the Total Leverage Ratio is greater than 5.0 to 1.0. It decreases to 0.75% when the Total Leverage Ratio is between 4.0 to 1.0 and 5.0 to 1.0 and decreases to 0.5% when the Total Leverage Ratio is less than 4.0 to 1.0. The prior interest rate adders had no performance pricing associated with them.

     In addition, certain covenants were added or revised under the amendment and we will continue to test our compliance with our financial ratios, as defined in the amendment, on an annual basis. Included in our covenants, among others, are requirements that we obtain RTFC approval of a forward-looking, three-year capital expenditure budget on an annual basis and obtain RTFC consent before completing any acquisitions or disposals of local exchanges. Our covenants regarding payment of dividends by MRLTDF and GRH remained substantially the same as under the existing agreement. In addition, the amendment allows us to repurchase our senior notes without RTFC consent in amounts not to exceed $2.0 million per quarter and $6.0 million per year.

     As a condition of obtaining long-term financing from the RTFC, we purchased subordinated capital certificates ("SCCs") that represent ownership interests in the RTFC equal to 10% of the amount borrowed. The RTFC financed the purchase of the SCCs by increasing the balance advanced for a loan by an amount equal to the SCCs purchased.

     At December 31, 2003, we owned $44.0 million in SCCs. The SCCs are redeemed for cash on an annual basis, at par, in an amount equivalent to 10% of the term loan principal that was repaid in the prior year. Therefore, at December 31, 2003, based on principal payments of $13.5 million made to the RTFC in 2003, we have approximately $1.4 million in SCCs eligible to be redeemed in 2004. In March 2003 and 2002, the RTFC redeemed approximately $2.0 million and $1.5 million, respectively, of our SCCs.

     We also receive a share of the RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to the RTFC's gross margins. Currently, 70% of the RTFC's patronage capital allocation is retired with cash after the end of the year, and 30% is paid in the form of patronage capital certificates. The patronage capital certificates will be retired with cash in accordance with the RTFC's board-approved rotation cycle which is currently a fifteen year cycle.

     In addition to the term loans, we also have a secured line of credit and an unsecured line of credit with the RTFC. The secured line of credit is a $31.0 million facility at MRLTDF and has no annual paydown provisions. The secured line of credit expires in March 2005 and bears interest at the RTFC base rate for a standard line of credit plus 50 basis points, or 5.15% at December 31, 2003. We had advanced $10.0 million against this line of credit at December 31, 2003, and the remaining $21.0 million is fully available to be drawn. The unsecured line of credit is a $10.0 million facility at that is available for general corporate purposes to Coastal Utilities, Inc. and expires in March 2005. Under the terms of the unsecured revolving line of credit agreement, we must repay all amounts advanced under this facility within 360 days of the first advance and bring the outstanding amount to zero for a period of five consecutive days in each 360-day period. The unsecured line of credit is fully available to be drawn and bears interest at the RTFC base rate for a standard line of credit plus 100 basis points. Under the terms of the amendment as discussed above, we have agreed to provide the RTFC with a security interest in the assets of Coastal Utilities, Inc. to secure this line of credit. We intend to negotiate the extension of these lines of credit with the RTFC during 2004.

     Following is a summary of the key provisions and terms of our new agreement with the RTFC. The new agreement contains six term notes with separate advances under each note as follows (dollars in millions):

                                     Amount                                  Date                   Maximum
                                  Outstanding     Interest                   Fixed                  Spread
                                     as of       Rate as of      Fixed      Interest                to RTFC
                                  December 31,   December 31,      or        Rate                    "base"
                   Availabilty        2003           2003       Variable    Expires    Maturity    Rate (1)(2)
                   -----------    ------------   ------------   --------    --------   --------    -----------
Term note 9001:
  Advance No. 1        -             $  11.7         5.20%      Variable      n.a.     11/30/16      100 bps
  Advance No. 2        -             $   5.9         5.65%       Fixed      08/15/06   11/30/16      100 bps
  Advance No. 3        -             $   1.0         5.65%       Fixed      08/15/06   11/30/16      100 bps

Term note 9002:
  Advance No. 1        -             $ 102.5         6.95%       Fixed      11/20/04   11/30/16      100 bps
  Advance No. 2        -             $   5.6         5.65%       Fixed      08/15/06   11/30/16      100 bps

Term note 9003:
  Advance No. 1        -             $  67.4         5.65%       Fixed      08/15/06   11/30/16      100 bps
  Advance No. 2        -             $   3.5         5.65%       Fixed      08/15/06   11/30/16      100 bps

Term note 9004:
  Advance No. 1        -             $ 122.1         9.05%       Fixed      10/07/04   11/30/16      100 bps

Term note 9005:
  Advance No. 1        -             $   7.8         5.65%       Fixed      08/15/06   11/30/16      100 bps

Term note 9006:
  Advance No. 1        -             $  99.2         9.00%       Fixed      04/25/05   11/30/16      100 bps


(1) The RTFC "base" rate is the rate established by the RTFC from time to time for loans similarly classified.
(2) Pricing subject to reduction based on achievement of a specified leverage ratio and certain other factors.

In addition, we have secured and unsecured revolving line of credit facilities available to us with the following terms (dollars in millions):

                                            Amount                                        Maximum
                                         Outstanding     Interest                         Spread
                                            as of       Rate as of                        to RTFC
                                         December 31,  December 31,                        "base"
                        Availabilty          2003          2003          Maturity        Rate (1)(2)
                        -----------      ------------  ------------      --------        -----------
Secured revolving
  credit facility       $  21.0            $  10.0         5.15%         03/29/05           50 bps

Unsecured revolving
  credit facility       $  10.0                -           5.65%         03/29/05          100 bps

(1) The RTFC "base" rate is the rate established by the RTFC from time to time for secured and unsecured lines of credit.

     Prior to the amendment, the loan facilities were secured by a first mortgage lien on substantially all of the operating assets and revenues of the RLECs. Additionally, all of the outstanding equity interests of the following subsidiaries are pledged in support of the facilities: MRLTDF, Madison River Management Company, Gulf Coast Services, Inc., Gulf Telephone Company, Gulf Long Distance, Inc., Gallatin River Holdings L.L.C., Gallatin River Communications L.L.C., Mebtel, Inc., Coastal Communications, Inc., Coastal Utilities, Inc. and Coastal Long Distance Services, Inc. The following entities provide guarantees in support of the loan facilities:
Coastal Utilities, Inc., Gallatin River Holdings L.L.C., Gallatin River Communications L.L.C., Gulf Long Distance, Inc., Gulf Telephone Company, Mebtel, Inc. and Madison River Management Company. As part of the amendment in July 2003, the RTFC was additionally granted a first mortgage lien on the assets of Madison River Holdings, the parent of MRLTDF or MRH, Mebtel Long Distance Solutions, Inc., or MLDS, and Madison River Long Distance Solutions, Inc, or MRLDS, and the equity interests in those entities were pledged in support of the loan facilities thereby providing the RTFC a security interest in all of the assets, revenues and substantially all of the equity interests of the RLECs. In addition, as provided for in the amendment, in the event that the senior notes are retired, we will grant the RTFC a first mortgage lien on the operating assets and revenues of Madison River Communications, LLC.

     As discussed above, the terms of the RTFC loan agreement, as amended, contains various financial and administrative covenants including ratios that are tested on an annual basis. The ratios are tested against the combined financial results of MRLTDF and its subsidiaries, Gallatin River Holdings, MRLDS and MLDS. The terms of the loan agreement, as amended, require the combined group to meet and adhere to various financial ratios and administrative covenants including:

    * Minimum annual times-interest-earned ratios;
    * Minimum debt service coverage ratios;
    * Maximum leverage ratios;
    * Restrictions on the declaration or payment of dividends or other distributions to its parent, Madison River Holdings, a wholly-owned subsidiary of Madison River Capital;
    * Restrictions on the ability to sell assets and make use of the proceeds;
    * Restrictions on acquiring additional indebtedness or creating liens without the consent of the RTFC; and
    * Limitations on the ability to make intercompany loans, enter into affiliated transactions or purchase certain investments.

     As a result of these provisions of the loan agreement, as amended, any cash generated by MRLTDF and its subsidiaries, GRH, MRLDS or MLDS and any amounts available under the line of credit facilities discussed above may only be available to those entities and not to us or our other subsidiaries to fund our obligations. At December 31, 2003, MRLTDF was in compliance with the terms of its loan agreement, as amended, with the RTFC.

     Our other indebtedness includes a $2.3 million note payable to the former shareholders of Coastal Utilities, Inc. for the purchase of land and a building used in our operations. The note, which was secured by the land and building, bore interest at 8.0% and was entirely repaid in January 2004. In addition, we also have a miscellaneous note payable of $0.4 million that bears interest at 8.0% and is due on demand.

                           DESCRIPTION OF THE NOTES

General

The notes were issued under an indenture, dated as of February 17, 2000, among Madison River Capital, LLC, Madison River Finance Corp. and Norwest Bank Minnesota, National Association (now known as Wells Fargo Bank Minnesota, National Association), as trustee under the indenture. The indenture is governed by New York law. In this section entitled "Description of the Notes," the word "Madison River" refers only to Madison River Capital, LLC and not to any of its subsidiaries, and the word "Finance" refers only to Madison River Finance Corp. and not to any of its subsidiaries, and the word "Issuers" refers collectively to Madison River and Finance. You can find the definitions of certain capitalized terms used in this section under the subheading entitled "-Certain Definitions" below.

Finance is a wholly owned subsidiary of Madison River that was incorporated in Delaware to serve as a co-issuer of the notes. We believe that certain purchasers of the notes may not have been permitted to purchase debt securities of limited liability companies such as Madison River unless a corporation jointly issues such debt securities. Finance will not have any substantial operations or assets and will not have any revenues. As a result, you should not expect Finance to participate in servicing the interest and principal obligations on the notes. See "-Certain Covenants-Restrictions on Activities of Finance" below.

The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture can be obtained by following the instructions contained in this prospectus in the section "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Brief Description of the Notes

The Notes

These notes:
    * are unsecured senior obligations of the Issuers;
    * rank senior to any future subordinated indebtedness of the Issuers which expressly provides that it will be subordinated to the notes; and
    * rank equal in right of payment with all existing and future unsubordinated, unsecured indebtedness of the Issuers.

The operations of Madison River are conducted through its subsidiaries and, therefore, Madison River depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Since the notes are not guaranteed by the subsidiaries of Madison River, the holders of notes will have no direct recourse against such subsidiaries, and the assets of such subsidiaries will be subject to the prior claims of all creditors, including trade creditors, of such subsidiaries before being available to Madison River. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any subsidiary of Madison River, such subsidiary will pay the holders of its liabilities, including trade payables, before it will be able to distribute any of its assets to Madison River. As of December 31, 2003, Madison River's subsidiaries had approximately $438.9 million of Indebtedness and $36.9 million of current trade payables and accrued expenses outstanding.

As of December 31, 2003, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

The Issuers issued notes with a maximum aggregate principal amount of $200.0 million in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2010.

The Issuers may issue additional notes, or Additional notes, from time to time, subject to the provisions of the indenture described below under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest on the notes accrues at the rate of 13 1/4% per annum and is payable semi-annually in arrears on March 1 and September 1. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder of more than $5.0 million in principal amount of the notes has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal, premium and interest on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make payments of interest by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and either Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

The notes will not be redeemable at the Issuers' option prior to March 1, 2005.

After March 1, 2005, the Issuers may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                           Year                   Percentage
                           ----                   ----------
                           2005                    106.625%
                           2006                    104.417%
                           2007                    102.208%
                           2008 and thereafter     100.000%

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

     Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of purchase or, in the case of repurchases of notes prior to the full Accretion Date, at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to such date of repurchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder briefly describing the transaction or transactions that constitute a Change of Control and offering to repurchase notes on the date specified in such notice, or the Change of Control Payment Date, pursuant to the procedures required by the indenture and described in such notice.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Madison River.

The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Madison River and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Madison River and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, consummate an Asset Sale unless:

(1) Madison River (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by Madison River's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by Madison River or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

     (a) any Indebtedness or other liabilities (as shown on Madison
         River's or such Restricted Subsidiary's most recent balance sheet), of Madison River or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Madison River or such Restricted Subsidiary from further liability; and

     (b) any securities, notes or other obligations received by Madison River or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted within 60 days of the applicable Asset Sale by Madison River or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash received in that conversion).

In the event and to the extent that the Net Proceeds received by Madison River or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after February 17, 2000 in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet has been provided to the Trustee pursuant to the "Reports" covenant), then Madison River or the applicable Restricted Subsidiary may apply such Net Proceeds, within 365 days after the date on which the Net Proceeds so received exceed 10% of Consolidated Tangible Assets:

(1)  to reduce Indebtedness under a Credit Facility;

(2) to reduce other Indebtedness of any of Madison River's Restricted Subsidiaries;

(3) to acquire all or substantially all of the assets of a Telecommunications Business;

(4) to the acquisition of Voting Stock of a Person primarily engaged in a Telecommunications Business from a Person that is not a Subsidiary of Madison River; provided, that, after giving effect thereto, the Person whose Voting Stock was so acquired becomes a Restricted Subsidiary of Madison River;

(5)  to make a capital expenditure; or

(6) to acquire other long-term assets that are used or useful in a Telecommunications Business.

Pending the final application of any such Net Proceeds, Madison River may temporarily reduce borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the indenture and such other senior Indebtedness of Madison River. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Madison River may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding the three immediately preceding paragraphs, Madison River and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that (i) at least 75% of the consideration received by Madison River and its Restricted Subsidiaries in such Asset Sale consists of cash, assets that would qualify under sections
(3) through (6) of the second preceding paragraph, or any combination of any of the foregoing and (ii) such Asset Sale is for Fair Market Value; provided that any such consideration received by Madison River or any of its Restricted Subsidiaries that constitutes an Investment is made in compliance with the covenant described below under the caption "-Certain Covenants-Restricted Payments" and any Net Cash Proceeds received by Madison River or any of its Restricted Subsidiaries in connection with any such Asset Sale are applied in accordance with the immediately preceding paragraph.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Madison River's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Madison River or any of its Restricted Subsidiaries) or to the direct or indirect holders of Madison River's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Madison River or payable to Madison River or a Restricted Subsidiary of Madison River);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Madison River) any Equity Interests of Madison River or any direct or indirect parent of Madison River or any Restricted Subsidiary of Madison River (other than any such Equity Interests owned by Madison River or any Restricted Subsidiary of Madison River);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (we refer to all such payments and other actions set forth in clauses (1) through (3) above and in this clause (4) being collectively referred to as Restricted Payments), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Madison River would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Madison River and its Restricted Subsidiaries after February 17, 2000 (excluding Restricted Payments permitted by clauses
(2), (3) and (4) of the next succeeding paragraph), shall not exceed, at the date of determination, without duplication, the sum of:

  (a) an amount equal to 100% of Madison River's Consolidated EBITDA since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available taken as a single accounting period, less the product of 1.5 times Madison River's Consolidated Interest Expense since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available, taken as a single accounting period; plus

  (b) 100% of the aggregate net cash proceeds received by Madison River since February 17, 2000 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Madison River (other than sales of Disqualified Stock) in excess of $24 million or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Madison River that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Madison River and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

  (c) to the extent that any Restricted Investment that was made after February 17, 2000 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
       (ii) the initial amount of such Restricted Investment.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Madison River in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Madison River) of, Equity Interests of Madison River

     (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Madison River to the holders of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Madison River or any Restricted Subsidiary that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of Madison River or any Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

(6) so long as no Default or Event of Default under the indenture shall have occurred and be continuing or shall be in existence immediately thereafter, making loans to members of management of Madison River pursuant to written agreements with such members, in an aggregate principal amount not to exceed $1.0 million in the aggregate at any one time outstanding;

(7) the payment of cash in lieu of the issuance of fractional shares of common stock upon exercise or conversion of securities exercisable or convertible into common stock of Madison River;

(8) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions hereof applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Madison River;

(9) any purchase or acquisition from, or withholding on issuances to, any employee of Madison River's Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of Madison River's Capital Stock;

(10) any withholding on issuances to any employee of Madison River of Madison River's Capital Stock in order to pay the purchase price of such Capital Stock or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of Madison River or any of its Restricted Subsidiaries;

(11) so long as Madison River is a limited liability company treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes (and prior to any distribution of any Tax Amount, Madison River delivers a certificate prepared by the Tax Amount CPA to such effect), distributions to members of Madison River in an amount, with respect to any period beginning after December 31, 1998, not to exceed the Tax Amount with respect to Madison River for such period;

(12) payments to Holdings for expenses incurred by Holdings in the ordinary course of business directly relating to the administration of Madison River or its Restricted Subsidiaries in an amount not to exceed $1.0 million in any fiscal year; and

(13) other Restricted Payments in an aggregate amount not to exceed $2.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Madison River or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.


Incurrence of Indebtedness and Issuance of Preferred Stock

Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt), and Madison River will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

provided, however, that Madison River may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and Madison River's Restricted Subsidiaries may incur Indebtedness under Credit Facilities or pursuant to Permitted Telecommunications Financing if, in each case:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Debt to Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Madison River for which internal financial statements are available, would have been no greater than 6.0 to 1 for Indebtedness incurred on or prior to the date that is eighteen months after February 17, 2000, or no greater than 5.5 to 1 for Indebtedness incurred after such date.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, which we refer to as Permitted Debt:


(1) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Madison River and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed an amount equal to $517 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales;"

(2) the incurrence by Madison River and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by Madison River of Indebtedness represented by the notes;

(4) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness in connection with Permitted Telecommunications Financing;

(5) the incurrence by Madison River or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, finance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2),
     (3), (4) or this clause (5) of this paragraph;

(6) the incurrence by Madison River or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Madison River and any of its Restricted Subsidiaries; provided, however, that:

  (a) if Madison River is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

  (b) (i) any subsequent issuance or transfer of Equity Interests, other than directors qualifying shares, that results in any such Indebtedness being held by a Person other than Madison River or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Madison River or a Restricted Subsidiary; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Madison River or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
       (6);

(7) the incurrence by Madison River or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate
     Indebtedness that is permitted by the terms of this indenture to be outstanding;

(8) the guarantee by Madison River or a Restricted Subsidiary of Madison River that was permitted to be incurred by another provision of the indenture;

(9) the incurrence by Madison River of Indebtedness or by a Restricted Subsidiary of Madison River of Indebtedness not to exceed, at any one time outstanding, 2.0 times the aggregate net cash proceeds received by Madison River after February 17, 2000 from the issuance and sale of its Common Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Madison River, to the extent such net cash proceeds have not been used pursuant to clause 3(b) of the second paragraph or clause
      (2) of the third paragraph of the covenant described above under the caption "-Restricted Payments" to make a Restricted Payment or to make a Permitted Investment pursuant to clause (9) of the definition thereof; and provided that such Indebtedness (other than Acquired Debt) does not mature prior to the Stated Maturity of the notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the notes;

(10) the incurrence by Madison River of Indebtedness, to the extent that the net proceeds thereof are promptly (a) used to repurchase notes tendered in a Change of Control Offer or (b) deposited to defease all of the notes as described below under "-Legal Defeasance and Covenant Defeasance;"

(11) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) Indebtedness arising from agreements of Madison River or a Restricted Subsidiary of Madison River providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the balance sheet of Madison River or any Restricted Subsidiary (contingent obligations referred to in the footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received without giving effect to any such subsequent changes in value) actually received by Madison River and/or such Restricted Subsidiary in connection with such disposition;

(13) obligations in respect of performance and surety bonds and completion guarantees provided by Madison River or any Restricted Subsidiary of Madison River in the ordinary course of business;

(14) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; and

(15) the incurrence by Madison River or any of its Restricted Subsidiaries of additional Indebtedness (in addition to any Indebtedness permitted by clauses (1) through (14) above or by the first paragraph of this covenant) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

Madison River will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Madison River unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Madison River shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Madison River solely by virtue of being unsecured.

For purposes of determining compliance with this ''Incurrence of Indebtedness and Issuance of Preferred Stock'' covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Madison River will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

Madison River will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Madison River or any of Madison River's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Madison River or any of its Restricted Subsidiaries;

(2) make loans or advances to Madison River or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Madison River or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on February 17, 2000 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on February 17, 2000;

(2)  the indenture and the notes;

(3)  applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Madison River or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred by Madison River or such Restricted Subsidiary;

(5) customary non-assignment provisions in contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being financed;

(9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "- Liens" that limit the right of Madison River or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions imposed pursuant to the terms of Indebtedness of a Restricted Subsidiary of Madison River that was permitted by the indenture to be incurred; provided that such restrictions, in the written view of the Board of Directors of Madison River or an executive officer of Madison River:

  (a)  are required in order to obtain such financing;

  (b) are customary for such financings or, in the absence of industry customs, reasonable in the view of the Board of Directors or such executive officer; and

  (c) will not materially impair Madison River's ability to make interest and principal payments as required under the notes.

Merger, Consolidation, or Sale of Assets

Madison River may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Madison River is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) Madison River is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Madison River under the Registration Rights Agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except in the case of a merger of Madison River with or into a Wholly Owned Subsidiary of Madison River, Madison River or the Person formed by or surviving any such consolidation or merger (if other than Madison River), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock."


In addition, Madison River may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Madison River and its Restricted Subsidiaries.

Transactions with Affiliates

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, each an Affiliate Transaction, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Madison River or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Madison River or such Restricted Subsidiary with an unrelated Person; and

(2)  Madison River delivers to the Trustee:

  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Madison River or any of its Restricted Subsidiaries in the ordinary course of business of Madison River or such Restricted Subsidiary;

(2) transactions between or among Madison River and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Madison River solely because Madison River owns an Equity Interest in such Person;

(4) payment of reasonable fees to directors who are not otherwise Affiliates of Madison River or any of its Restricted Subsidiaries, and customary indemnification and insurance arrangements in favor of any director;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of Madison River;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-Restricted Payments";

(7) the issuance or sale of Equity Interests (other than Disqualified Stock) of Madison River; and

(8) loans or advances, not to exceed $2.0 million in the aggregate at any time outstanding, to employees in the ordinary course of business.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Madison River and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions

Madison River will not, and will not permit any of its Restricted
Subsidiaries to, enter into any sale and leaseback transaction; provided that Madison River or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)  Madison River or such Restricted Subsidiary, as applicable, could have
     (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Consolidated Cash Flow Ratio test in the first paragraph of the covenant described above under the caption "-Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-Liens";

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and


(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Madison River applies the proceeds of such transaction in compliance with, the covenant described above under the caption "- Asset Sales."

Restrictions on Activities of Finance

Finance will not hold any material assets, become liable for any material obligations, other than the notes, or engage in any significant business activities; provided that Finance may be a co-obligor with respect to Indebtedness if Madison River is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Madison River or one or more of Madison River's Restricted Subsidiaries other than Finance.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Issuers will furnish to the Holders of notes, within 15 days of the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Madison River were required to file such Forms, including a
      "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Madison River's certified independent accountants; and

(2)  all current reports that would be required to be filed with the SEC on

     Form 8-K if Madison River were required to file such reports.

If Madison River has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Madison River and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Madison River.

Payments for Consent

Madison River will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


Events of Default and Remedies

Each of the following is an Event of Default:

(1)  default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Madison River or any of its Subsidiaries (a) to comply for 30 days after notice with the provisions described under the captions "- Certain Covenants-Restricted Payments," "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) to comply with "-Certain Covenants-Merger, Consolidation or Sale of Assets," "- Repurchase at the Option of Holders-Change of Control" or "-Repurchase at the Option of Holders-Asset Sales;"


(4) failure by Madison River or any of its Restricted Subsidiaries for 45 days after notice from the Trustee or the Holders of 25% or more of the outstanding notes to comply with any of the other agreements in the indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Madison River or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Madison River or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after February 17, 2000, if that default:

  (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default, or a Payment Default; or

  (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Madison River or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to Madison River or any of its Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Madison River, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of notes outstanding by written notice to Madison River and the Trustee, may rescind and annul such declaration and its consequences if (a) Madison River has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-declaration of acceleration, have been cured or waived as provided in the indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Madison River with the intention of avoiding payment of the premium that Madison River would have had to pay if Madison River then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Madison River with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Madison River or any Subsidiary, as such, shall have any liability for any obligations of Madison River under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes, which we refer to as Legal Defeasance, except for:

(1) the rights of Holders of notes then outstanding to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture, the Covenant Defeasance, and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes then outstanding on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since February 17, 2000, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Madison River or any of its Restricted Subsidiaries is a party or by which Madison River or any of its Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and


(8) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;
(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-Repurchase at the Option of Holders");
(3) reduce the rate of or change the time for payment of interest on any note;
(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);
(5)  make any note payable in money other than that stated in the notes;
(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;
(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-Repurchase at the Option of Holders");
(8)  make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers and the Trustee may amend or supplement the indenture or the notes:

(1)  to cure any ambiguity, defect or inconsistency;
(2) to provide for uncertificated notes in addition to or in place of certificated notes;
(3) to provide for the assumption of Madison River's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Madison River's assets;
(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or
(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)  either:

  (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Madison River) have been delivered to the Trustee for cancellation; or

  (b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

(3) Madison River has paid or caused to be paid all sums payable by it under the indenture; and

(4) Madison River has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Madison River must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuers, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Madison River Capital, LLC, 103 South Fifth Street, Mebane, North Carolina 27302, Attention: General Counsel. In addition, we filed the indenture as an exhibit to our Registration Statement on Form S-4 of which this prospectus is a part. See the section in this prospectus entitled "Where You Can Find More Information" for information regarding how to obtain documents from the SEC.

Book-Entry, Delivery and Form

The notes will be represented by one or more notes in registered, global form without interest coupons, or the Global Notes. Upon issuance, the Global Notes initially will be deposited with the Trustee, as custodian for DTC in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-Depositary Procedures-Exchange of Book-Entry notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System, or Euroclear, and Clearstream Banking, formerly known as Cedel Bank, Societe anonyme, or Cedel), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar under the indenture. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Madison River takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Madison River that DTC is a limited-purpose trust company created to hold securities for its participating organizations, or the Participants, and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, or collectively, the Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Madison River that, pursuant to procedures established by it,

    (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes and

    (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through,

         records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, Euroclear and Cedel, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

Payments in respect of the principal of, and premium, if any, and interest on the Global Notes will be payable to DTC in its capacity as the registered Holder of the Global Notes under the indenture. Under the terms of the indenture, Madison River and the Trustee will treat the persons in whose names the notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Madison River, the Trustee or any agent of Madison River has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Madison River that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Madison River. Neither Madison River nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Madison River and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-Same

Day Settlement and Payment."

Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

DTC has advised Madison River that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the relevant Global Notes and only in respect of such portion of the relevant Global Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Madison River, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form, or the Certificated Notes, if

(1) DTC (x) notifies Madison River that it is unwilling or unable to continue as depositary for the Global Notes and Madison River thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act,

(2) Madison River, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same Day Settlement and Payment

The indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the holder of the applicable Global Notes. With respect to Certificated Notes, Madison River will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes will be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Madison River expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Madison River that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

"Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "- Change of Control" and/or the provisions described above under the caption "-Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale by Madison River or any of its Restricted Subsidiaries of Equity Interests in any of Madison River's Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among Madison River and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Madison River or to another Restricted Subsidiary;

(4) a transaction that is either a Restricted Payment or Restricted Investment that is permitted by the covenant described above under the caption "-Restricted Payments" or a Permitted Investment;

(5) the sale or other disposition of real or personal property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of Madison River or any Restricted Subsidiary, as the case may be;

(6)  the sale or other disposition of cash or Cash Equivalents; and

(7) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular ''person'' (as such term is used in Section 13(d)(3) of the Exchange Act), such ''person'' shall be deemed to have beneficial ownership of all securities that such ''person'' has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

"Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means:


(1) in the case of a corporation, corporate stock (including common stock and preferred stock);

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest, other than straight debt obligations, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means:

(1)  United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof
      (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 365 days from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within 365 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"Change of Control" means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuers;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Madison River, measured by voting power rather than number of shares; for purposes of this definition a percentage ownership of the equity securities of a person shall be deemed to be beneficial ownership of a corresponding percentage of any equity securities beneficially owned by such person.

(4) the first day on which a majority of the members of the Board of Directors of Madison River Capital are not Continuing Directors; or

(5) Madison River or Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Madison River or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Madison River or Holdings is converted into or exchanged for cash (other than fractional shares), securities or other property, other than any such transaction where the Voting Stock of Madison River or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock
      (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

"Consolidated EBITDA" means, for any period, the consolidated net income of Madison River and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such consolidated net income:

(1)  Consolidated Interest Expense;

(2)  income taxes;

(3)  depreciation expense;

(4)  amortization expense;

(5) all other non-cash items, extraordinary items and the cumulative effects of changes in accounting principles reducing such consolidated net income, less all non-cash items, extraordinary items and the cumulative effects of changes in accounting principles increasing such consolidated net income (other than the accrual of revenue in the ordinary course of business), all as determined on a consolidated basis for Madison River and its Restricted Subsidiaries in conformity with GAAP; and

(6)  gains and losses on Asset Sales;

provided that, Consolidated EBITDA shall not include: the net income (or net loss) of any Person that is not a Restricted Subsidiary, except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Madison River or any of its Restricted Subsidiaries by such Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by Madison River or any Restricted Subsidiary in such Person during such period.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

"Consolidated Tangible Assets" means, with respect to Madison River, the total consolidated assets of Madison River and its Restricted Subsidiaries, less the total intangible assets of Madison River and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of Madison River and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Madison River or Holdings, as applicable, who:

(1)  was a member of such Board of Directors on February 17, 2000; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or financed in whole or in part from time to time.

"Debt to Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Madison River as of such date to (b) the Consolidated EBITDA of Madison River for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Madison River and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by Madison River or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Madison River to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Madison River may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "- Certain Covenants-Restricted Payments."

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Existing Indebtedness" means up to $535 million in aggregate principal amount of Indebtedness of Madison River and its Restricted Subsidiaries in existence on February 17, 2000, until such amounts are repaid.

"fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of Madison River, whose determination shall be evidenced by a resolution thereof set forth in an officers' certificate delivered to the Trustee; provided that for purposes of clause (11) of the second paragraph of the covenant described above under the caption "-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or Cash Equivalents) received by Madison River exceeds $10.0 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm (or, if no such investment banking firm is qualified to issue such an opinion, by a nationally recognized appraisal firm or public accounting firm) and set forth in the written opinion of such firm which shall be delivered to the Trustee.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on February 17, 2000.

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Holder" means a Person in whose name a note is registered.

"Holdings" means Madison River Telephone Company, a limited liability corporation organized under the laws of Delaware.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)  borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);


(3)  banker's acceptances;

(4)  representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.


The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Madison River or any Restricted Subsidiary of Madison River sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Madison River such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Madison River, Madison River shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-Restricted Payments."

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"Net Proceeds" means the aggregate cash proceeds received by Madison River or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (including, for so long as Madison River is treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes, taxes reasonably estimated to be payable by, or with respect to the net income of, the members of Madison River with respect to such members' allocable shares of net income arising from such Asset Sale); (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and (v) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by Madison River or any Restricted Subsidiary after such Asset Sale and, without duplication, any reserves that Madison River's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

"Non-Recourse Debt" means Indebtedness:

(1)  as to which neither Madison River nor any of its Restricted Subsidiaries
      (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Madison River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Madison River or any of its Restricted Subsidiaries.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Investments" means:

(1) any Investment in Madison River or in a Restricted Subsidiary of Madison River;

(2)  any Investment in Cash Equivalents;

(3) any Investment by Madison River or any Restricted Subsidiary of Madison River in a Person, if as a result of or concurrently with such
     Investment:


  (a)  such Person becomes a Restricted Subsidiary of Madison River; or

  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Madison River or a Restricted Subsidiary of Madison River;

(4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "- Repurchase at the Option of Holders-Asset Sales";

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Madison River;

(6) loans or advances to employees made in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

(7) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

(9) other Investments in Telecommunications Businesses; provided, that the aggregate amount of such Investments does not exceed at any time the sum of:

  (a)  $25.0 million; plus

  (b) the amount of Net Proceeds received by Madison River after February 17, 2000 as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Madison River, except to the extent such Net Proceeds are used to make Restricted Payments permitted pursuant to clause (2) of the second paragraph of the ''Restricted Payments'' covenant or Investments permitted pursuant to this clause (9); plus

  (c) the net reduction in Investments made pursuant to this clause (9) resulting from distributions on or repayments of such Investments or from the Net Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA) or from such Person becoming a Restricted Subsidiary; provided, that the net reduction in any such Investment shall not exceed the amount of such Investment.

(10) any Investment existing as of February 17, 2000, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Madison River or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; and

(11) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes.

"Permitted Liens" means:

(1) Liens securing Indebtedness under Credit Facilities that were permitted by the terms of the indenture to be incurred;

(2)  Liens in favor of Madison River;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Madison River or any Subsidiary of Madison River; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Madison River or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Madison River or any Restricted Subsidiary of Madison River, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business
      (including without limitation, landlord Liens on leased properties);

(6)  Liens existing on February 17, 2000;

(7)  Liens securing the notes and the indenture;

(8)  Liens granted in favor of the Holders of the notes;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

(10) Liens incurred in the ordinary course of business of Madison River or any Restricted Subsidiary of Madison River with respect to obligations that do not exceed $10.0 million at any one time outstanding and that
      (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Madison River or such Restricted Subsidiary.

(11) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with GAAP;

(12) Easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Madison River or its Subsidiaries;

(13) Liens related to Capital Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Madison River or any Restricted Subsidiary or a Telecommunications Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

(14) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(15) leases or subleases granted to third Persons not interfering with the ordinary course of business of Madison River;

(16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens on the assets of Madison River to secure Hedging Obligations with respect to Indebtedness permitted by the Indenture to be incurred;

(18) attachment or judgment Liens not giving rise to a Default or an Event of Default; and

(19) any interest or title of a lessor under any capital lease or operating lease.

"Permitted Refinancing Indebtedness" means any Indebtedness of Madison River or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, finance, renew, replace, defease or refund other Indebtedness of Madison River or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:


(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, financed, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, financed, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, financed, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, financed, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Madison River or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, financed, renewed, replaced, defeased or refunded.

"Permitted Telecommunications Financing" means the incurrence of any Indebtedness or the issuance of any preferred stock (including Indebtedness under any Credit Facility entered into with any vendor or supplier or any financial institution); provided that such Indebtedness is incurred or such preferred stock is issued solely for the purpose of financing the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of acquiring, constructing, expanding, developing or improving equipment, inventory, licenses or network assets (including acquisitions by way of acquisitions of real property rights, leasehold improvements, Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary of Madison River to the extent of the fair market value of the equipment, inventory, licenses or network assets so acquired) after February 17, 2000.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

"Principals" means Goldman, Sachs & Co., Madison Dearborn Partners and Providence Equity Partners.

"Public Equity Offering" means any underwritten public offering of common stock of Madison River or Holdings in which the net cash proceeds to Madison River are at least $25.0 million.

A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) 25% or more of the total issued and outstanding Common Stock of Madison River immediately following the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act.

"Related Party" with respect to any Principal means:

(1) any controlling stockholder, 50% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

"Restricted Investment" means an Investment other than a Permitted
Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.


"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary'' as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Strategic Equity Investment" means an investment in Madison River or Holdings by a company which is primarily engaged in the telecommunications industry and which has a market capitalization (if a public company) on the date of such investment in Madison River or Holdings of more than $1.0 billion or, if not a public company, had total revenues of more than $1.0 billion during its previous fiscal year.

"Subsidiary" means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

"Tax Amount" means for any taxable period an amount equal to the product of
(1) the Taxable Income of Madison River as determined by the Tax Amount CPA and (2) the Tax Percentage; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards that would have arisen if Madison River were a separate entity shall be taken into account.

"Taxable Income" means, with respect to Madison River for any period, the hypothetical taxable income or loss of Madison River for such period for federal income tax purposes computed on the hypothetical assumption that Madison River is a separate entity as reasonably determined by the Tax Amount CPA.

"Tax Amount CPA" means a nationally recognized certified public accounting firm selected by Madison River.

"Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of federal, state and local income tax, imposed on an individual or corporate taxpayer, whichever rate is higher, as certified by the Tax Amount CPA in a certificate filed with the Trustee. The rate of "state income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York State income tax rate imposed on individuals or corporations for such year, whichever rate is higher. The rate of "local income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York City income tax rate imposed on individuals or corporations for such year, whichever rate is higher.

"Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Madison River.

"Unrestricted Subsidiary" means any Subsidiary of Madison River that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)  has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Madison River or any Restricted Subsidiary of Madison River unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Madison River or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not

     Affiliates of Madison River;

(3) is a Person with respect to which neither Madison River nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Madison River or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Madison River as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants-Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Madison River as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Madison River shall be in default of such covenant. The Board of Directors of Madison River may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Madison River of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)  the then outstanding principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                             PLAN OF DISTRIBUTION

     This prospectus is to be used by Goldman Sachs or Spear, Leeds & Kellogg, L.P., or Spear Leeds, and other broker-dealer affiliates of Goldman Sachs or Spear Leeds in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman Sachs may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     Certain affiliates of Goldman Sachs purchased Class A Units of our sole parent, Madison River Telephone Company, which in the aggregate constitute 31.1% of the equity ownership of Madison River Telephone. Goldman Sachs has informed Madison River that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     We have been advised by Goldman Sachs that, subject to applicable laws and regulations, Goldman Sachs currently intends to continue to make a market in the notes. However, Goldman Sachs is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors-Risk Factors Related to the Notes-You may find it difficult to sell your notes."

     Goldman Sachs and their respective affiliates may in the future engage in commercial and/or investment banking transactions with Madison River and its affiliates. Goldman Sachs acted as an initial purchaser in connection with the initial sale of the notes and received a customary initial purchaser discount in connection with that transaction.

     Goldman Sachs and Madison River have entered into a registration rights agreement with respect to the use by Goldman Sachs of this prospectus. Pursuant to such agreement, we agreed to bear all registration expenses incurred under such agreement and to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                                LEGAL MATTERS

     The validity of the notes offered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

                                   EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of Madison River Capital, LLC at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their report. We have included these financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                           Madison River Capital, LLC

                       Consolidated Financial Statements

                    As of December 31, 2003 and 2002 and
              for the Three Year Period Ended December 31, 2003


                   Index to Consolidated Financial Statements

Report of Independent Auditors ......................................... F-2

Consolidated Financial Statements

    Consolidated Balance Sheets ........................................ F-3
    Consolidated Statements of Operations and Comprehensive Loss ....... F-5
    Consolidated Statements of Member's Capital ........................ F-6
    Consolidated Statements of Cash Flows .............................. F-7
    Notes to Consolidated Financial Statements ......................... F-8

Schedule I - Condensed Financial Information of Registrant ............. F-31
Schedule II - Valuation and Qualifying Accounts ........................ F-34

                         Report of Independent Auditors


Member
Madison River Capital, LLC

We have audited the accompanying consolidated balance sheets of Madison River Capital, LLC as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, member's capital, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedules listed in the index on page F-1. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Madison River Capital, LLC at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                       /s/ ERNST & YOUNG LLP


Raleigh, North Carolina
February 6, 2004 (except for Note 16, as to which
                  the date is February 27, 2004)

                           Madison River Capital, LLC

                           Consolidated Balance Sheets
                                 (in thousands)





                                                                       December 31
                                                                    2003        2002
                                                                  ---------------------
Assets
Current assets:
  Cash and cash equivalents                                       $  28,143   $  19,954
  Accounts receivable, less allowance for uncollectible
    accounts of $ 1,723 and $2,792 in 2003 and 2002,
    respectively                                                     10,797      12,971
  Receivables, primarily from interexchange carriers, less
    allowance for uncollectible accounts of $2,075 and $1,693
    in 2003 and 2002, respectively                                    5,732       7,796
  Inventories                                                         1,327       1,039
  Rural Telephone Finance Cooperative stock to be redeemed            1,354       2,039
  Rural Telephone Finance Cooperative patronage capital receivable    2,976       2,766
  Deferred income taxes                                                 915       1,300
  Other current assets                                                1,631       1,745
                                                                   --------    --------
Total current assets                                                 52,875      49,610
                                                                   --------    --------

Telephone plant and equipment:
  Land, buildings and general equipment                              53,652      58,144
  Central office equipment                                          157,572     155,350
  Poles, wires, cables and conduit                                  230,772     225,932
  Leasehold improvements                                              2,533       2,533
  Software                                                           18,600      16,893
  Construction-in-progress                                            9,133      13,077
                                                                   --------    --------
                                                                    472,262     471,929
  Accumulated depreciation and amortization                        (150,727)   (112,564)
                                                                   --------    --------
Telephone plant and equipment, net                                  321,535     359,365
                                                                   --------    --------

Other assets:
  Rural Telephone Bank stock, at cost                                10,079      10,078
  Rural Telephone Finance Cooperative stock, at cost                 42,659      44,013
  Goodwill, net of accumulated amortization of $41,259              366,332     366,332
  Other assets                                                       13,662      15,373
                                                                   --------    --------
Total other assets                                                  432,732     435,796
                                                                   --------    --------
Total assets                                                      $ 807,142   $ 844,771
                                                                   ========    ========


                              See accompanying notes.

                           Madison River Capital, LLC

                                (in thousands)

                                                                       December 31
                                                                    2003        2002
                                                                  ---------------------
Liabilities and member's capital
Current liabilities:
  Accounts payable                                                $     920   $   1,551
  Accrued expenses                                                   38,978      35,810
  Advance billings and customer deposits                              5,155       5,349
  Other current liabilities                                           1,019       1,061
  Current portion of long-term debt                                   6,996      27,613
                                                                   --------    --------
Total current liabilities                                            53,068      71,384
                                                                   --------    --------

Noncurrent liabilities:
  Long-term debt                                                    630,217     633,955
  Deferred income taxes                                              45,481      49,945
  Other liabilities                                                  38,888      31,997
                                                                   --------    --------
Total noncurrent liabilities                                        714,586     715,897
                                                                   --------    --------

Total liabilities                                                   767,654     787,281

Member's capital:
  Member's interest                                                 251,284     251,284
  Accumulated deficit                                              (208,308)   (193,639)
  Accumulated other comprehensive loss                               (3,488)       (155)
                                                                   --------    --------
Total member's capital                                               39,488      57,490
                                                                   --------    --------
Total liabilities and member's capital                            $ 807,142   $ 844,771
                                                                   ========    ========



                              See accompanying notes.

                             Madison River Capital, LLC

            Consolidated Statements of Operations and Comprehensive Loss
                                   (in thousands)

                                                                 December 31
                                                         2003        2002       2001
                                                     ---------------------------------
Operating revenues:
  Local service                                       $ 126,975   $ 128,985   $ 132,108
  Long distance service                                  15,754      14,787      15,144
  Internet and enhanced data service                     16,252      13,497       9,051
  Edge-out services                                      13,947      15,265      13,126
  Miscellaneous telecommunications service
    and equipment                                        13,532      11,667      14,834
                                                       --------    --------    --------
Total operating revenues                                186,460     184,201     184,263
                                                       --------    --------    --------

Operating expenses:
  Cost of services                                       50,214      56,298      68,512
  Depreciation and amortization                          52,054      50,649      58,471
  Selling, general and administrative expenses           42,402      45,673      54,488
  Restructuring charge                                     (718)      2,694       2,779
                                                       --------    --------    --------
Total operating expenses                                143,952     155,314     184,250
                                                       --------    --------    --------

Net operating income                                     42,508      28,887          13

Interest expense                                        (62,649)    (63,960)    (64,624)
Other income (expense):
  Net realized losses on marketable equity securities      (343)     (3,985)     (9,452)
  Impairment charges on investments in
    unconsolidated subsidiaries                            -         (2,098)     (8,940)
  Other income, net                                       3,969       3,597       3,579
                                                       --------    --------    --------
Loss before income taxes and minority
  interest expense                                      (16,515)    (37,559)    (79,424)
Income tax benefit (expense)                              1,846      (1,584)      5,570
                                                       --------    --------    --------
Loss before minority interest expense                   (14,669)    (39,143)    (73,854)
Minority interest expense                                  -           (275)     (1,075)
                                                       --------    --------    --------
Net loss                                                (14,669)    (39,418)    (74,929)

Other comprehensive income (loss):
  Minimum pension liability adjustment                   (3,488)       -           -
  Unrealized (losses) gains on marketable
    equity securities:
      Unrealized holding losses arising during the
        year, net of tax                                   (188)     (4,170)     (1,351)
      Reclassification adjustment for realized
        losses included in net loss, net of tax             343       3,985       6,042
                                                       --------    --------    --------
Other comprehensive (loss) income                        (3,333)       (185)      4,691
                                                       --------    --------    --------
Comprehensive loss                                    $ (18,002)  $ (39,603)  $ (70,238)
                                                       ========    ========    ========


                             See accompanying notes.

                           Madison River Capital, LLC

                  Consolidated Statements of Member's Capital
                                 (in thousands)

                                                                      Accumulated
                                                                         Other
                                      Member's       Accumulated     Comprehensive
                                      Interest         Deficit       Income (Loss)       Total
                                      --------      ------------     -------------       -----
Balance at December 31, 2000          $ 213,054      $ (79,292)        $  (4,661)      $ 129,101
  Member's capital contribution             530           -                 -                530
  Net loss                                 -           (74,929)             -            (74,929)
  Other comprehensive income:
    Unrealized gains on marketable
      equity securities:
        Unrealized holding gains
          arising during the year          -              -               (1,351)         (1,351)
        Reclassification adjustment
          for realized losses
          included in net loss             -              -                6,042           6,042
                                       --------       --------          --------        --------
Balance at December 31, 2001            213,584       (154,221)               30          59,393
  Member's capital redemption            (2,000)          -                 -             (2,000)
  Advances to managing directors
   (see Note 15)                         (1,400)          -                 -             (1,400)
  Exchange of minority interest
   (see Note 14)                         41,100           -                 -             41,100
  Net loss                                 -           (39,418)             -            (39,418)
  Other comprehensive loss:
    Unrealized losses on marketable
      equity securities:
        Unrealized holding losses
          arising during the year          -              -               (4,170)         (4,170)
        Reclassification adjustment
          for realized losses
          included in net loss             -              -                3,985           3,985
                                       --------       --------          --------        --------
Balance at December 31, 2002            251,284       (193,639)             (155)         57,490
  Net loss                                 -           (14,669)             -            (14,669)
  Other comprehensive loss:
    Minimum pension liability
      adjustment                           -              -               (3,488)         (3,488)
    Unrealized losses on marketable
      equity securities:
        Unrealized holding losses
          arising during the year          -              -                 (188)           (188)
        Reclassification adjustment
          for realized losses
          included in net loss             -              -                  343             343
                                       --------       --------          --------        --------
Balance at December 31, 2003          $ 251,284      $(208,308)        $  (3,488)      $  39,488
                                       ========      ========           ========        ========




                         See accompanying notes.

                           Madison River Capital, LLC

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                               December 31
                                                                       2003        2002       2001
                                                                   ---------------------------------
Operating activities
Net loss                                                            $ (14,669)  $ (39,418)  $ (74,929)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
     Depreciation                                                      50,391      47,400      39,766
     Amortization                                                       1,663       3,249      18,705
     Gain on sale of telephone plant and equipment                       -           -         (1,210)
     Writedown of telephone plant and equipment                          -            689        -
     Deferred long-term compensation                                    5,429       5,284       1,271
     Deferred income taxes                                             (4,117)      6,771      (4,585)
     Writedown of investments carried on equity method                   -          2,098       8,940
     Equity losses in investments carried on equity method                193       1,240       2,366
     Realized losses on marketable equity securities                      343       3,985       9,452
     Amortization of debt discount                                        206         180         158
     Minority interest expense                                           -            275       1,075
     Rural Telephone Finance Cooperative patronage capital               (899)       (829)     (1,101)
     Changes in operating assets and liabilities:
      Accounts receivable                                               2,174       1,958         734
      Receivables, primarily from interexchange carriers                2,064       1,031         759
      Income tax recoverable                                              405        (187)        136
      Inventories                                                        (289)         91       1,210
      Other current assets                                               (438)        734       3,183
      Accounts payable                                                   (631)        393      (5,044)
      Accrued expenses                                                  3,168      (4,139)    (20,099)
      Advance billings and customer deposits                             (194)        963        (517)
      Other liabilities                                                (1,030)        324         (40)
                                                                     --------    --------    --------
Net cash provided by (used in) operating activities                    43,769      32,092     (19,770)

Investing activities
Proceeds from sale of telephone plant and equipment                      -           -         13,547
Purchases of telephone plant and equipment                            (12,223)    (12,344)    (39,936)
Redemption of Rural Telephone Finance Cooperative stock, net            2,039         746        -
Decrease in other assets                                                  165         884       2,376
                                                                     --------    --------    --------
Net cash used in investing activities                                 (10,019)    (10,714)    (24,013)

Financing activities
Capital contributions from members                                       -           -            530
Redemption of member's interest                                          -         (2,000)       -
Advances to managing directors                                           -         (1,400)       -
Redemption of minority interest                                        (1,000)     (1,000)       -
Proceeds from long-term debt                                           10,000      11,778      17,000
Payments on long-term debt                                            (34,561)    (30,408)    (15,254)
Decrease in other long-term liabilities                                  -           -           (297)
                                                                     --------    --------    --------
Net cash (used in) provided by financing activities                   (25,561)    (23,030)      1,979
                                                                     --------    --------    --------
Net increase (decrease) in cash and cash equivalents                    8,189      (1,652)    (41,804)
Cash and cash equivalents at beginning of year                         19,954      21,606      63,410
                                                                     --------    --------    --------
Cash and cash equivalents at end of year                            $  28,143   $  19,954   $  21,606
                                                                     ========    ========    ========

Supplemental disclosures of cash flow information
  Cash paid for interest                                            $  60,667   $  63,073   $  64,172
                                                                     ========    ========    ========
  Cash paid for income taxes                                        $   1,544   $   1,661   $   4,055
                                                                     ========    ========    ========
Supplemental disclosure of a non-cash transaction
  Redemption of minority interest for member's
    interest (see Note 13)                                          $    -      $  41,100   $    -
                                                                     ========    ========    ========

                              See accompanying notes.

                           Madison River Capital, LLC

                          Notes to Financial Statements

                                December 31, 2003
           (amounts in thousands, except for operating and share data)

1. Summary of Significant Accounting Policies

Description of Business

    Madison River Capital, LLC (the "Company"), a wholly-owned subsidiary of Madison River Telephone Company LLC (the "Parent"), was organized on August 26, 1999 as a limited liability company under the provisions of the Delaware Limited Liability Company Act. Under the provisions of this Act, the member's liability is limited to the Company's assets provided that the member returns to the Company any distributions received. The Company offers a variety of telecommunications services to business and residential customers in the Southeast and Midwest regions of the United States including local and long distance voice, high speed data, Internet access and fiber transport.

    The primary purpose for which the Company was founded was the acquisition, integration and operation of rural local exchange telephone companies ("RLECs"). Since January 1998, the Company has acquired four RLECs located in North Carolina, Illinois, Alabama and Georgia. These RLECs served approximately 210,100 voice access and DSL connections as of December 31, 2003.

    The Company's RLECs also manage and operate edge-out competitive local exchange carrier ("CLEC") businesses in markets in North Carolina, Illinois and Louisiana, as well as providing fiber transport services to other businesses, primarily in the Southeast. These operations are referred to as Edge-Out Services, or EOS. The EOS markets were developed in close proximity, or edged-out, from the RLEC operations by utilizing a broad range of experienced and efficient resources provided by the RLECs. At December 31, 2003, the EOS operations served approximately 15,140 voice access and high speed data connections.

Basis of Presentation

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries as follows:

  * Gallatin River Holdings, LLC and its subsidiary ("GRH"), a wholly-owned subsidiary

  * Madison River Communications, LLC and its subsidiary ("MRC"), a wholly-owned subsidiary

  * Madison River Holdings Corp. ("MRH"), a wholly-owned subsidiary

      * Madison River LTD Funding Corp. ("MRLTDF"), a wholly-owned subsidiary

          * Mebtel, Inc. ("Mebtel"), a wholly-owned subsidiary

          * Gulf Coast Services, Inc. and its subsidiaries ("GCSI"), a wholly-owned subsidiary

          * Coastal Communications, Inc. and its subsidiaries ("CCI"), a majority-owned subsidiary

          * Madison River Management, LLC ("MRM"), a wholly-owned subsidiary

      * Madison River Long Distance Solutions, Inc. ("MRLDS"), a wholly-owned subsidiary

      * Mebtel Long Distance Solutions, Inc. ("MLDS"), a wholly-owned subsidiary

    All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. The minority interest expense reflected periodic accretions in the carrying value of a minority interest in CCI to reflect contractual call amounts payable by CCI if it elected to redeem the minority interest subject to the terms of a shareholders agreement. The shareholders agreement was amended in 2002 and the periodic accretions were no longer necessary as discussed in Note 13.

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)

Reclassifications

    In certain instances, amounts previously reported in the 2002 and 2001 consolidated financial statements have been reclassified to conform with the 2003 consolidated financial statement presentation. Such reclassifications had no effect on net loss or member's capital as previously reported.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Regulatory Assets and Liabilities

    The Company's rural ILECs are regulated entities and, therefore, are subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Accordingly, the Company records certain assets and liabilities that result from the economic effects of rate regulation, which would not be recorded under generally accepted accounting principles for nonregulated entities. These assets and liabilities relate primarily to regulatory impact of the rate-making process on accounts receivable, accounts payable and fixed assets.

    Telephone plant and equipment used in the RLEC operations has been depreciated using the straight-line method over lives approved by regulators. Such depreciable lives have generally exceeded the depreciable lives used by nonregulated entities. In addition, certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's operations that are not subject to regulation by state and federal regulators are not accounted for under the guidelines of SFAS 71.

    Statement of Financial Accounting Standards No. 101, "Regulated Enterprises Accounting for the Discontinuance of Application of FASB Statement No. 71" ("SFAS 101"), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the effects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by enterprises in general, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company's telephone operations not been subject to rate regulation.

    The ongoing applicability of SFAS 71 to the Company's regulated telephone operations is being monitored due to the changing regulatory, competitive and legislative environments, and it is possible that changes in these areas or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the future. If the regulated operations of the Company no longer qualify for the application of SFAS 71, the net adjustments required by SFAS 101 could result in a material, noncash charge against earnings.

Cash Equivalents

    It is the Company's policy to consider highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Inventories

    Inventories are comprised primarily of poles, wires and telephone equipment and are stated at the lower of cost (average cost) or market.

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)

Allowance for Uncollectible Accounts

    The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations to it, such as a bankruptcy filing or substantial down-grading of credit scores, the Company records a specific allowance against amounts due from the customer to reduce the net recognized receivable to the amount reasonably believed to be collectible. For other customer receivables, the Company reserves a percentage of the remaining outstanding accounts receivable as a general allowance based on a review of specific customer balances, the Company's trends and experience with prior receivables, the current economic environment and the length of time the receivables have been outstanding or are past due. As circumstances change, the Company reviews the adequacy of the allowance and the assumptions used in calculating the allowance.

Telephone Plant and Equipment

    Telephone plant and equipment is stated at cost, which for certain assets may include labor and direct costs associated with the installation of those assets.

    Maintenance, repairs and minor renewals are expensed as incurred. Additions, renewals and betterments are capitalized to telephone plant and equipment accounts. For the regulated RLEC operations, except for certain assets defined by the Federal Communications Commission, including artwork, land, and switching equipment sold with traffic, which are accounted for with corresponding gain or loss, the original cost of depreciable property retired is removed from telephone plant and equipment accounts and charged to accumulated depreciation, which is credited with the salvage value less removal cost. Under this method, no gain or loss is recognized on ordinary retirements of depreciable property. For retirements of telephone plant and equipment in the Company's unregulated operations, the original cost and accumulated depreciation are removed from the accounts and the corresponding gain or loss is included in the results of operations.

    Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. The regulated RLEC operations use straight-line rates approved by regulators. The composite annualized rate of depreciation for telephone plant and equipment in the regulated operations approximated 7.93%, 7.57% and 6.87% for 2003, 2002 and 2001, respectively. In the unregulated operations, telephone plant and equipment is depreciated over lives, determined according to the class of the asset, ranging from three years to 33 years.

Investments in Unconsolidated Companies

    At December 31, 2003 and 2002, a subsidiary of the Company, CCI, held an investment in US Carrier Telecom, LLC, an unconsolidated company that was accounted for using the equity method of accounting which reflects the Company's share of income or loss of the investee, reduced by distributions received and increased by contributions made. The Company's share of losses in US Carrier was $193, $550 and $806 for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, during 2002 and 2001, the Company recognized an impairment charge of $2,098 and $1,000, respectively, for a decline in the fair value of US Carrier deemed to be other than temporary. The Company's carrying value for this investment was $300 and $336 at December 31, 2003 and 2002, respectively.

    CCI also had an investment in Georgia PCS Management, L.L.C., an unconsolidated company also accounted for using the equity method of accounting. The Company's interest in Georgia PCS was acquired by US Unwired, Inc. in March 2002 for approximately 786,000 shares of common stock in US Unwired, Inc. The Company also exercised options it held for additional units in Georgia PCS and received approximately 20,000 additional shares of US Unwired, Inc. common stock. In 2002 and 2001, the Company's share of losses in this investment was $690 and $1,560, respectively, and in 2001, the Company recognized an impairment charge of $7,940 for a decline in the fair value of Georgia PCS deemed to be other than temporary.

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)

Revenues

    Revenues are recognized when the corresponding services are provided. Services billed in advance are recorded as deferred revenues. Recurring local service revenues are billed in advance, and recognition is deferred until the service has been provided. Nonrecurring revenues, such as long distance toll charges and other usage-based billings that are billed in arrears, are accrued and recognized in the period when earned.

    Network access service revenues are based on universal service funding and charges to interexchange carriers for switched and special access services and are recognized in the period when earned. The Company's RLEC subsidiaries participate in revenue sharing arrangements, sometimes referred to as pools, with other telephone companies for interstate revenues and for certain intrastate revenues. Such sharing arrangements are funded by national universal service funding, subscriber line charges and access charges in the interstate market. Revenues earned through the sharing arrangements are initially recorded based on the Company's estimates. These estimates are then subject to adjustment in future accounting periods as actual operating results become available. Traffic sensitive and special access revenues for interstate services are billed under tariffs approved by the appropriate regulatory authority and retained by the Company.

    Revenues from billing and collection services provided to interexchange carriers, advertising sold in telephone directories and the sale and maintenance of customer premise equipment are recorded as miscellaneous revenues. These revenues are recognized when the service has been provided or over the life of the contract, as appropriate.

Income Taxes

    The Company and its wholly-owned subsidiaries, MRC, GRH and MRM for a partial year, are limited liability corporations and are treated as partnerships for federal and state income tax purposes. Accordingly, income, losses and credits are passed through directly to the members of these partnerships. Effective November 29, 2003, MRM converted from being a C corporation to a limited liability corporation for income tax purposes.

    MRH, a wholly-owned subsidiary of the Company, is a holding company for the Company's other taxable C corporations that include, MRLTDF, Mebtel, GCSI, CCI, MLDS, MRLDS, and MRM, for a partial year as noted above. Income taxes for the C corporations are accounted for using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that it is unlikely that the asset will be realized.

Allocation of Distributions

    Distributions to its member, if any, are allocated in accordance with the terms outlined in the Company's Operating Agreement subject to conditions of its senior note indenture.

Goodwill

    Goodwill represents the excess of the purchase price of our acquisitions over the fair value of the net assets acquired. In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer permitted to be amortized after December 31, 2001 but are subject to annual impairment tests in accordance with the statements. Other intangible assets continue to be amortized over their useful lives. The Company adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.

                           Madison River Capital, LLC

Goodwill (continued)

    The Company determined that the goodwill related to its acquisitions, net of accumulated amortization, was not impaired as of January 1, 2002, the date of adoption of SFAS 142. During the fourth quarter of 2003 and 2002, the Company again performed the required annual impairment tests in accordance SFAS 142 with no determination of impairment. However, if an impairment of the carrying value of goodwill is indicated by the tests performed in accordance with SFAS 142, then a corresponding charge will be recorded as part of operating expenses on the statement of operations.

    During the third quarter of 2002, the Company elected to decommission a switch and remove it from service. Net goodwill associated with the switch of $868, which represented the excess of the purchase price paid for the switch over its fair market value at the date of purchase, was deemed to be impaired and was charged to amortization expense in accordance with SFAS 142.

    During the fourth quarter of 2002, the Company decreased goodwill by $526 for the reversal of certain deferred income taxes established in connection with the allocation of the purchase price for its acquisition of Coastal Utilities.

    In 2001 and prior years, the Company's goodwill was amortized using the straight-line method over 25 years. For the year ended December 31, 2001, had the Company been subject to the provisions of SFAS 142, net loss would have been reported as follows (in thousands):

                                       Goodwill
                                     amortization
                     As reported        expense        Pro forma
                     -----------     ------------      ---------
    Net loss          $ (74,929)       $ 16,533        $ (58,396)
                       ========         =======         ========


Concentration of Credit Risk

    The Company's principal financial instruments subject to potential concentration of credit risk are accounts receivable which are unsecured. The Company provides an allowance for uncollectible receivables based on an analysis of the likelihood of collection of outstanding amounts.

Impairment of Long-Lived Assets

    In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes Statement of Financial Accounting Standards No. 121 and establishes a single accounting model for long-lived assets to be disposed of by sale as well as resolves certain implementation issues related to SFAS 121. The Company adopted SFAS 144 as of January 1, 2002. Adoption of SFAS 144 did not have a material impact on the financial position, net loss or cash flows of the Company.

    In accordance with the provisions of SFAS 144, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Comprehensive Income (Loss)

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires that total comprehensive income (loss) be disclosed with equal prominence as the Company's net loss. Comprehensive income (loss) is defined as changes in member's capital exclusive of transactions with owners such as capital contributions and distributions.
For 2003, 2002 and 2001, the Company had comprehensive income (loss), net of income taxes, of $155, ($185) and $4,691, respectively, from unrealized gains
and losses on marketable equity securities available for sale.   In addition,
in 2003, the Company recognized other comprehensive loss for an adjustment to its minimum pension liability of ($3,488).

                           Madison River Capital, LLC

1. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

    In April 2002, the FASB issued Statement of Financial Accounting Standards 145, Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement 4. Extraordinary treatment will be required for certain extinguishments as provided in APB 30. SFAS 145 also amends Statement 13 to require certain modifications to capital leases be treated as a sale-leaseback and modified the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS 145 was adopted by the Company on January 1, 2003. The adoption of SFAS 145 did not have a material impact on the Company's results of operations, financial position or cash flows.

    In July 2002, the FASB issued Statement of Financial Accounting Standards 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146, which superseded EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity
 (including Certain Costs Incurred in a Restructuring)", requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 by the Company, effective January 1, 2003, did not have a material impact on the Company's results of operations, financial position or cash flows.

    In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). The interpretation requires recognition of liabilities at their fair value for newly issued guarantees and other disclosures. The Company adopted FIN 45 in 2003 and it did not have a material impact on its results of operations, financial position, or cash flows.

    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights, defined as variable interest entities, or VIEs, and to determine when and which business enterprise should consolidate the VIE as the "primary beneficiary". This new consolidation model applies when either (1) the equity investors, if any, do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, FIN 46 requires additional disclosures. This interpretation applies immediately to VIEs created after January 31, 2003 and to VIEs in which an enterprise obtains an interest after that date. The Company has not obtained an interest in any VIE's since January 31, 2003.
 The Company determined that an unconsolidated company in which it holds an investment that is accounted for under the equity method is a VIE under FIN 46 but the Company is not the primary beneficiary of the VIE. The Company provides services to the VIE for which it has recorded revenues of $0.4 million and it has recognized expenses of $0.2 million for services provided by the VIE to it in the year ended December 31, 2003. The Company's maximum exposure to loss as a result of its involvement with the VIE is the $0.3 million carrying value of its investment at December 31, 2003. According to FASB Interpretation No. 46 (revised December 2003), entities shall apply the Interpretation only to special-purpose entities subject to the Interpretation no later than December 31, 2003 and all other entities no later than March 31, 2004. Special-purpose entities are defined as any entity whose activities are primarily related to securitizations or other forms of asset-backed financings or single-lessee leasing arrangements. Given that we have no significant variable interests in special-purpose entities, the Interpretation is effective March 31, 2004.

    In May 2003, the FASB issued Statement of Financial Accounting Standards 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity ("SFAS 150"). SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments previously may have been classified as equity or temporary equity and as such, SFAS 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments. SFAS 150 was effective for public companies for all financial instruments created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 during the third quarter of 2003. Upon adoption, the Company reclassified the redeemable minority interest on its balance sheet from its mezzanine level presentation between liabilities and equity to current and long-term liabilities. Beyond the reclassification of redeemable minority interest, the adoption of SFAS 150 did not have a material impact on the Company's results of operations, financial position or cash flows.

                           Madison River Capital, LLC

2. Rural Telephone Bank Stock

    The Company's investment in Rural Telephone Bank ("RTB") stock is carried at cost and consists of 26,478 shares of $1,000 par value Class C stock at December 31, 2003. At December 31, 2002, the Company's investment in RTB consisted of 26,477 shares of $1,000 par value Class C stock and 223 shares of $1 par value Class B stock. During 2003, the Company purchased an additional 777 shares of Class B stock and exchanged the 1,000 Class B shares it held for one Class C share. For 2003, 2002 and 2001, the Company received cash dividends from the RTB of $1,112, $1,112 and $1,413, respectively which are included in other income in the consolidated statements of operations.


3. Rural Telephone Finance Cooperative Equity

    The Company's investment in Rural Telephone Finance Cooperative ("RTFC") stock is carried at cost and consists of Subordinated Capital Certificates ("SCCs") acquired as a condition of obtaining long-term financing from the RTFC. The SCCs are redeemed for cash by the RTFC proportionately as the principal of the long-term financing is repaid to the RTFC. In 2003 and 2002, the Company received $2,039 and $1,524, respectively, from the redemption of SCCs.

    In addition, as a cooperative, the RTFC allocates its net margins to borrowers on a pro rata basis based on each borrower's patronage ownership in the RTFC. Therefore, the Company receives an annual patronage capital allocation from the RTFC that it records at cost. As determined by the RTFC's board of directors, a percentage of the patronage capital allocations are retired with cash in the following year with the remainder being distributed in the form of patronage capital certificates that will be retired for cash on a scheduled 15-year cycle or as determined by the RTFC's board of directors. For 2003, the Company's allocation of patronage capital from the RTFC was $2,976 of which $2,083 was retired with cash in January 2004 and $893 received in patronage capital certificates. For 2002, the Company received an allocation of patronage capital from the RTFC of $2,789 of which $1,952 was retired with cash in January 2003 and $837 received in patronage capital certificates. For 2001, the Company's allocation of patronage capital was $3,671 of which $2,570 was retired with cash in January 2002 and $1,101 received in patronage capital certificates. At December 31, 2003 and 2002, the Company had $4,485 and $3,592, respectively, in patronage capital certificates related to these allocations.

4. Available for Sale Equity Securities

    In March 2002, Georgia PCS Management, L.L.C., a limited liability company in which the Company owned approximately 15% of the outstanding member interests and accounted for as an equity method investment, was acquired by US Unwired, Inc., a publicly traded Sprint PCS affiliate. In exchange for its ownership interest in Georgia PCS, the Company received approximately 806,000 shares of US Unwired, Inc. Class A common stock. The Company recorded the common stock in other assets at its fair market value of $4,565 at the date of the exchange. At that date, approximately 151,000 shares were being held in escrow pending the completion of certain provisions of the acquisition agreement. In addition, the remaining shares were subject to certain restrictions that prevented the Company from selling or otherwise disposing of the shares for a specified period of time. As the restrictions elapsed periodically, specified percentages of the shares were released and available for disposal by the Company. The final restrictions elapsed March 27, 2003.

    The Company accounted for the common stock in US Unwired, Inc. as available for sale marketable equity securities in accordance with Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). Accordingly, the common stock was carried at its estimated fair value based on current market quotes with changes in the fair market value reflected as other comprehensive income or loss. During 2002, the Company deemed that a decline in the fair market value of the common stock from the date of the exchange was other than a temporary decline and, accordingly, recognized a realized loss of $4,015 in the carrying value. At December 31, 2002, the fair value of the common stock was $395.

    During 2003, the Company sold approximately 655,000 shares of US Unwired, Inc. common stock for approximately $182 and recorded a realized loss, net of income tax benefits, of $262. In addition, as a result of certain purchase price adjustments made under the acquisition agreement, the shares held in escrow were retained by US Unwired, Inc. and the Company recognized a realized loss, net of income tax benefits, for these shares of $106.

                           Madison River Capital, LLC

    In 2003, the Company received and disposed of a miscellaneous investment in a marketable equity security for proceeds of $25 and recognized a realized gain of $25 on the disposal.

    At December 31, 2001, the Company had an investment in a miscellaneous marketable equity security with a fair value of $30. The Company disposed of this investment during 2002 for a realized gain of $30.

    As part of the acquisition of Coastal Utilities, Inc., the Company acquired a marketable equity security investment in Illuminet, Inc. that was classified as available for sale in accordance with SFAS 115. During January 2001, the Company sold the remaining shares of this investment for approximately $6,331 and realized a loss, net of income tax benefits, of $5,333.


5. Restructuring Charges

    In the third quarter of 2002, in completing the development of the EOS as true edge-out CLEC operations, the Company realigned each of the EOS's operating regions in North Carolina, Illinois and New Orleans under the Company's RLECs in those respective regions. The RLECs assumed responsibility for managing and directing the EOS operations in those regions. Correspondingly, the Company recognized a restructuring charge of $2,808 related to the realignment for the elimination of redundant management, marketing and support services and the structuring of a more efficient network. Of the restructuring charge, MRC recognized $2,677 million and MRM recognized $131. The charge was recognized in accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3)." The amounts recorded consisted primarily of the costs associated with future obligations on non-cancelable leases for certain facilities, net of estimated sublease income, losses from the abandonment of fixed assets and leasehold improvements associated with those leased facilities, the expense associated with decommissioning a switch, expenses associated with the elimination of thirty employees and related expenses. During the third and fourth quarter of 2003, the Company adjusted certain accruals that were included in the initial restructuring charge to recognize actual results of the realignment and to reflect changes in its estimates related to future periods. In addition, approximately $387 of the restructuring charge related to the decommissioning of a switch was reversed as the Company later elected to redeploy certain elements of the switch elsewhere in its operation. As a result of these adjustments, the Company recognized a benefit of $718 in its restructuring expenses during 2003. Substantially all of the payments charged against this restructuring accrual in 2003 related to payments made under lease agreements. As of December 31, 2003, the following amounts were recorded in connection with the restructuring charge:

                                     Balance at          2003          2003           Balance at
                                  December 31, 2002    payments     adjustments    December 31, 2003
                                  -----------------    --------     -----------    -----------------
    Future lease obligations          $  1,345         $   (974)     $   (100)         $    271
    Telephone plant and equipment          158             -             (158)             -
    Employee separation expenses            77               (4)          (73)             -
                                       -------          -------       -------           -------
                                      $  1,580         $   (978)     $   (331)         $    271
                                       =======          =======       =======           =======

    In the fourth quarter of 2001, MRC recorded a $2,779 restructuring charge associated with MRC's decision to reduce its sales and marketing efforts and eliminate redundant support services. The charge was recognized in accordance with EITF 94-3. Substantially all of the payments charged against this restructuring accrual related to payments made under lease agreements. As of December 31, 2003, the following amounts were recorded in connection with this restructuring charge:

                                     Balance at              2003             Balance at
                                  December 31, 2002        payments        December 31, 2003
                                  -----------------        --------        -----------------
    Future lease obligations          $    788             $   (246)           $    542
    Legal related expenses                  31                 -                     31
                                       -------              -------             -------
                                      $    819             $   (246)           $    573
                                       =======              =======             =======

    The remaining liability for these two restructuring accruals as of December 31, 2003 is recorded as $307 in accrued expenses and $537 in other long-term liabilities.

                           Madison River Capital, LLC

6. Long-Term Debt and Lines of Credit

    Long-term debt and lines of credit outstanding consist of the following at:

                                                                                     December 31
                                                                                  2003          2002
                                                                               -----------------------
First mortgage notes collateralized by substantially all RLEC assets:
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at RTFC's base variable rate
    plus 1.00% (5.20% at December 31, 2003).                                    $  11,680     $  12,103
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 5.65%
    (rate expires August 2006).                                                     5,924         6,138
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 5.65%
    (rate expires August 2006).                                                       951           983
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 6.95%
     (rate expires November 2004).                                                102,486       105,780
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 5.65%
     (rate expires August 2006).                                                    5,557         5,722
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 5.65%
     (rate expires August 2006).                                                   67,384        70,684
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 5.65%
     (rate expires August 2006).                                                    3,544         3,648
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 9.05%
     (rate expires October 2004).                                                 122,063       125,561
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 5.65%
     (rate expires August 2006).                                                    7,778         7,778
  RTFC note payable in quarterly principal installments plus interest through November 2016, interest accrued at a fixed annual rate of 9.0%
     (rate expires April 2005).                                                    99,226       101,734
  RTFC secured line of credit loan, maturing March 2005 with interest payments due quarterly at the RTFC's line of credit base rate plus 0.5% (5.15% at
    December 31, 2003).                                                            10,000        21,000
RTFC unsecured line of credit loan, maturing March 2005 with interest payments
    due quarterly at the RTFC's line of credit base rate plus 1.0%.                  -             -
Mortgage note payable due in January 2004, interest at a fixed rate of 8%,
    secured by land and building.                                                   2,303         2,326
Unsecured 131/4% senior notes payable, due March 1, 2010, with interest payable semiannually on March 1 and September 1, net of debt discount of $2,076 and
    $2,282, respectively.                                                         197,924       197,718
Convertible note payable to related party                                             393           393
                                                                                 --------      --------
                                                                                  637,213       661,568
Less current portion                                                                6,996        27,613
                                                                                 --------      --------
                                                                                $ 630,217     $ 633,955
                                                                                 ========      ========

                           Madison River Capital, LLC

6. Long-Term Debt and Lines of Credit (continued)

    Principal maturities on long-term debt at December 31, 2003 are as follows:

                         2004               $   6,996
                         2005                  19,385
                         2006                   9,385
                         2007                   9,385
                         2008                   9,385
                         Thereafter           582,677
                                             --------
                                            $ 637,213
                                             ========

    The loan facilities provided by the RTFC are primarily with MRLTDF. In July 2003, MRLTDF executed an amendment to its loan agreement with the RTFC (the "Amendment"). Under the terms of the Amendment, the loan agreement was extended to November 2016. The Amendment also provided a reduction in scheduled principal payments through 2010 with the first scheduled principal payment occurring in the third quarter of 2004. Beginning in 2011, scheduled principal payments increase, ranging from $8,900 to $17,490 per quarter through the end of 2016. The Company continues to make quarterly interest payments to the RTFC. Annually, beginning in 2005, the Company will be required to calculate excess cash flow, as defined in the Amendment, for the RLECs subject to the loan agreement using the preceding year's financial results. If the calculation indicates excess cash flow, the Company will be required to make a mandatory prepayment of principal to the RTFC equivalent to the amount of excess cash flow. Such mandatory prepayment will be made in the second quarter of the year in which the calculation is made.

    Under the Amendment, interest rates on the outstanding term loans are at their prevailing RTFC fixed or variable base rate plus a 1.0% interest rate adder, which replaced the existing interest rate adders. Prior to the Amendment, interest rates on these term loans were at the prevailing RTFC fixed or variable base rate plus interest rate adders ranging from 0.35% to 0.75%. The 1.0% interest rate adder is subject to performance pricing which will provide for a reduction in the interest rate adder as the Total Leverage Ratio, as defined in the Amendment, decreases. The prior interest rate adders had no performance pricing associated with them. In addition, the financial ratio requirements were revised under the Amendment including requiring annual RTFC approval of a three-year rolling capital expenditure budget and obtaining RTFC consent for any acquisitions or disposals of local exchange assets.

    The terms of the RTFC loan agreement, including the Amendment, contains various financial and administrative covenants that are tested on an annual basis. The covenants are based on the combined financial results of MRLTDF and its subsidiaries, GRH, MRLDS and MLDS. In addition, among other things, these combined entities are restricted in their ability to (i) declare or pay dividends to their respective parents, under specified circumstances, (ii) limited in their ability to make intercompany loans or enter into other affiliated transactions, (iii) sell assets and make use of the proceeds, and
(iv) incur additional indebtedness above certain amounts without the consent of the RTFC. At December 31, 2003, the Company was in compliance with the terms and conditions of the loan agreement.

    Prior to the Amendment, the loan facilities were secured by a first mortgage lien on the operating assets and revenues of GRH and MRLTDF and its subsidiaries consisting of Mebtel, GCSI, CCI and MRM. In addition, substantially all of the outstanding equity interests of the RLECs were pledged in support of the facilities. As part of the Amendment, the RTFC was additionally granted a first mortgage lien on the assets of MRH, MLDS and MRLDS and the equity interests in those entities were pledged in support of the loan facilities thereby providing the RTFC a security interest in all of the assets, revenues and substantially all of the equity interests of the RLECs. In addition, as provided for in the Amendment, in the event that the senior notes are retired, the Company will grant the RTFC a first mortgage lien on the operating assets and revenues of MRC.

    The $31,000 secured revolving line of credit between the RTFC and MRLTDF expires in March 2005. Interest is payable quarterly at the RTFC's line of credit base rate plus 0.5% per annum. At December 31, 2003, MRLTDF had drawn down $10,000 under this line of credit with the remaining $21,000 fully available to MRLTDF.

                           Madison River Capital, LLC

    The Company also has an undrawn $10,000 unsecured line of credit that is fully available to Coastal Utilities, Inc., a subsidiary of CCI, and expires in March 2005. This unsecured line of credit currently contains an annual paydown provision which requires that the balance outstanding against the line of credit be reduced to zero for five consecutive days in every 360-day period. Interest is payable quarterly at the RTFC's line of credit base rate plus 1.0% per annum. Under the terms of the Amendment, MRLTDF is in the process of granting the RTFC a first lien security interest in the assets of Coastal Utilities, Inc. to secure this line of credit.

    The Company has outstanding 131/4% senior notes that mature in March 2010 and have semiannual interest payments due on March 1 and September 1 of each year. Under the terms of the indenture that governs the senior notes, the Company must comply with certain financial and administrative covenants. The Company is, among other things, restricted in its ability to (i) incur additional indebtedness, (ii) pay dividends, (iii) redeem or repurchase equity interests, (iv) make various investments or other restricted payments,
(v) create certain liens or use assets as security in other transactions,
(vi) sell certain assets or utilize certain asset sale proceeds, (vii) merge or consolidate with or into other companies or (viii) enter into transactions with affiliates. At December 31, 2003 and 2002, the Company was in compliance with the terms of its indenture.

    The Company has a note payable to the former shareholders of Coastal Utilities that was secured by land and buildings used in Coastal Utilities operations. The note bore interest at 8% and was fully repaid in January 2004.

    The Company has a convertible note payable to a member of MRTC with an outstanding principal balance of $393 as of December 31, 2003 and 2002. The note payable accrues interest at 8% per annum. The principal amount and unpaid interest are due in October 2011. The note is unsecured and, at any time prior to the payment of the entire principal amount, the holder may convert all unpaid principal and accrued interest into Class A members' equity of the Parent.


7. Leases

    The Company leases various facilities used primarily for offices and networking equipment under noncancelable operating lease agreements that expire at various dates through 2015. The leases contain certain provisions for renewal of the agreements, base rent escalation clauses and additional rentals. Future minimum lease payments for years subsequent to December 31, 2003 are as follows.

                         2004               $   1,482
                         2005                   1,272
                         2006                     910
                         2007                     763
                         2008                     655
                         Thereafter             2,837
                                             --------
                                            $   7,919
                                             ========


    Total rent expense was approximately $2,099, $2,481 and $2,895 for the years ended December 31, 2003, 2002 and 2001, respectively.


8. Income Taxes

    Income taxes for the Company's corporate subsidiaries, that include MRH, MRLTDF, Mebtel, GCSI, CCI, MRLDS and MLDS ("Consolidated Tax Group") are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in each subsidiaries' respective financial statements or tax returns. Deferred income taxes arise from temporary differences between the income tax basis and financial reporting basis of assets and liabilities.

                           Madison River Capital, LLC

8. Income Taxes (continued)

    In accordance with the terms of a tax sharing agreement, MRH files a consolidated federal income tax return for the Consolidated Tax Group. Until April 2002, CCI was not able to file federal income tax returns as part of the Consolidated Tax Group and, therefore, filed its own federal income tax return. In April 2002, upon completion of a transaction with minority shareholders, CCI became eligible to be included in the Consolidated Tax Group for filing federal income taxes. Each entity files state income tax returns according to the tax requirement for its respective state in which they operate.

    Effective December 1, 2003, MRM converted to a limited liability corporation for income tax purposes from being a C Corporation. MRM will file as a C Corporation for the period from January 1, 2003 through November 28, 2003 and as a limited liability corporation from November 29, 2003 through December 31, 2003.

    In 2002, the Company, after consultation with its tax advisors, filed amended state and federal income tax returns which, under Internal Revenue Code Section 118, elected to characterize certain Universal Service Fund payments as contributions that reduced the tax basis of certain telephone plant rather than as taxable income. The amended income tax returns, covering the years 1998 to 2000, resulted in refunds of $7,836. These refunds were recorded as deferred income tax liabilities pending the audit of the amended returns. In addition, this position was also taken in the 2001 income tax returns for the Company when originally filed.

    In 2003, the Company's income tax returns were audited by the Internal Revenue Service ("IRS"). The IRS disallowed the Company's position on the USF receipts for 1999 to 2001. The Company believes that its position is appropriate under current tax laws and the Company intends to defend the position taken in its amended income tax returns. The Company is uncertain at this time as to the ultimate outcome of this matter. The statute of limitations for audit adjustments for 1998 expired during 2003. Accordingly, the Company recorded an income tax benefit of $2,726 for the net amount of the 1998 refunds received.

    Components of income tax (benefit) expense for the years ended December 31 are as follows:

                                             2003            2002            2001
                                        -------------------------------------------
    Current:
      Federal                            $    (157)      $  (4,829)      $  (3,129)
      State                                  1,532            (339)          1,356
    Deferred:
      Federal                               (7,742)          5,417          (3,362)
      State                                   (961)           (146)           (352)
                                          --------        --------        --------
    Subtotal                                (7,328)            103          (5,487)
    Investment tax credits, net               -                (19)            (19)
    Change in valuation allowance            5,482           1,500             (64)
                                          --------        --------        --------
    Total income tax (benefit) expense   $  (1,846)      $   1,584       $  (5,570)
                                          ========        ========        ========


    Net income (loss) before income taxes of the corporate subsidiaries for the years ended December 31, 2003, 2002, and 2001 was approximately $(72), $4,700 and $(31,603), respectively. Differences between income tax expense (benefit) computed by applying the statutory federal income tax rate to loss before income taxes and reported income tax expense (benefit) for the years ended December 31 are as follows:

                                             2003            2002            2001
                                        -------------------------------------------
    Amount computed at statutory rate    $     (24)      $   1,598       $ (10,745)
    Non-deductible goodwill
      amortization                            -               -              3,761
    Increase in tax valuation allowance      5,482           1,500             (64)
    Realized losses on marketable
      equity securities                       -              2,236            -
    Income from LLC not includible in
      taxable income                        (2,177)         (2,951)           -
    Prior year refund realized              (2,726)           -               -
    Nontaxable benefit curtailment            (537)           -               -
    Expense pass through from
      partnership investment                (2,761)         (1,109)           -
    State income taxes, net of federal
      benefit                                 (628)           (485)          1,004
    Amortization of investment
      tax credits                             -                (19)            (19)
    Other, net                               1,525             814             493
                                          --------        --------        --------
    Total income tax (benefit) expense   $  (1,846)      $   1,584       $  (5,570)
                                          ========        ========        ========

                           Madison River Capital, LLC

8. Income Taxes (continued)

    The Company had federal and state net operating loss carryforwards of approximately $11,962 and $9,468 for the years ending December 31, 2003 and 2002, respectively. The federal net operating loss carryforwards begin to expire in 2020 and the state net operating loss carryforwards begin to expire in 2015.

    The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                        2003         2002
                                                     ----------------------
    Deferred tax assets:
      Accrued employee benefits                      $   1,698    $   1,897
      Allowance for uncollectible accounts                 533          915
      Deferred compensation                              6,352        5,619
      Net operating loss carryforwards                   2,441        2,562
      Other deferred assets                                358        4,612
                                                      --------     --------
      Total deferred tax assets                         11,382       15,605
      Valuation allowance for deferred tax assets       (9,223)      (3,741)
                                                      --------     --------
      Net deferred tax assets                            2,159       11,864

    Deferred tax liabilities:
      Book basis of property, plant and equipment
        in excess of tax basis                         (42,486)     (50,771)
      Basis difference in investment                    (3,203)      (3,568)
      Other deferred liabilities                        (1,036)      (6,170)
                                                      --------     --------
      Total deferred tax liabilities                   (46,725)     (60,509)
                                                      --------     --------
    Net deferred tax liabilities                     $ (44,566)   $ (48,645)
                                                      ========     ========


9. Benefit Plans

Pension Plans

    The Company adopted a noncontributory defined benefit pension plan (the "Pension plan"), which was transferred to the Company from its wholly-owned subsidiary, Mebtel, in May 1998, that covers all full-time employees, except employees of GCSI, who have met certain age and service requirements. Prior to March 2002, the Company's subsidiary, CCI, sponsored a separate defined benefit pension plan for its employees that met certain age and service requirements. In March 2002, the CCI plan was merged into the Pension plan. The Pension plan provides benefits based on participants' final average compensation and years of service. The Company's policy is to comply with the funding requirements of the Employee Retirement Income Security Act of 1974.

    On January 14, 2003, the Company notified its non-bargaining employees that the accrual of benefits in the Pension plan would be frozen effective February 28, 2003. As a result of the notification, Statement of Financial Accounting Standards No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" became effective. The curtailment resulted in an immediate net gain of $2,781 which was recognized in 2003. Although the accrual of benefits in the pension plan was frozen, the Company has a continued obligation to fund the plan and will continue to recognize an annual net periodic pension expense while the plan is still in existence.

                           Madison River Capital, LLC

Pension Plans (continued)

    The following table sets forth the funded status of the Company's Pension plan and amounts recognized in the Company's financial statements at December 31, 2003 and December 31, 2002:

                                                        2003         2002
                                                     ----------------------
   Projected benefit obligation at
     beginning of year                                $ (11,404)   $ (12,402)
       Service cost                                        (420)      (1,136)
       Interest cost                                       (690)        (796)
       Actuarial (loss) gain                             (1,318)          30
       Curtailment                                          759         -
       Benefit payments                                     454        2,900
                                                       --------     --------
   Projected benefit obligation at
     end of year                                        (12,619)     (11,404)
                                                       --------     --------

   Fair value of plan assets at beginning of year         7,633        8,886
     Actual return on plan assets, net                      688         (369)
     Contributions                                          730        2,016
     Benefit payments                                      (454)      (2,900)
                                                       --------     --------
   Fair value of plan assets at end of year               8,597        7,633
                                                       --------     --------

   Funded status of the plan                             (4,022)      (3,771)
     Unrecognized prior service costs                      -          (2,793)
     Unrecognized net obligation                           -              12
     Unrecognized net loss                                3,488        3,119
                                                       --------     --------
   Net pension liability                              $    (534)   $  (3,433)
                                                       ========     ========

Amounts recognized in the consolidated balance sheets
   Prepaid benefit cost                                    -            -
   Accrued benefit liability                             (4,022)      (3,433)
   Intangible asset                                        -            -
   Accumulated other comprehensive income                 3,488         -
                                                       --------     --------
Net amount recognized                                 $    (534)   $  (3,433)
                                                       ========     ========

    The following table sets forth the net periodic pension cost for the Pension plan for 2003 and 2002 and the Pension plan and CCI plan as individual plans and on a combined basis for 2001:


                                                                        2001
                                                           ----------------------------
                                   2003        2002         Combined   Company     CCI
                               ----------------------------------------------------------------
   Service cost                 $    420     $  1,136       $  1,101   $    783    $    318
   Interest cost                     690          796            811        215         596
   Estimated return on
     plan assets                    (594)        (798)          (782)      (269)       (513)
   Net amortization and
     deferral                         95         (241)          (252)         7        (259)
                                 -------      -------        -------    -------     -------
       Net periodic pension
         cost                   $    611     $    893       $    878   $    736    $    142
                                 =======      =======        =======    =======     =======

                                                        2003         2002
                                                     ----------------------
   Additional information:
     Increase in minimum liability included in
       other comprehensive income                     $  3,488     $   -
     Accrued benefit liability                           3,488         -

                           Madison River Capital, LLC

Pension Plans (continued)

    Weighted-average assumptions used for the Pension plan for 2003 and 2002 and the Pension plan and CCI plan as individual plans for 2001 are as follows:


                                             2003            2002            2001
                                        -------------------------------------------
    Plan discount rates:
      Pension plan                        6.00%           7.00%           7.50%
      CCI plan                             -               -              7.50%
    Rates of increase in future
     compensation levels:
      Pension plan                        0.00%*          3.00%           3.00%
      CCI plan                             -               -              3.00%
    Expected long-term rates of return
     on assets
      Pension plan                        8.00%           8.00%           8.00%
      CCI plan                             -               -              8.00%

*Based on freeze of further accrual of Pension plan benefits

    The Company's pension plan weighted-average asset allocations at December 31 by asset category are as follows:

                                                        2003         2002
                                                     ----------------------
   Plan assets:
     Equity securities                                   60%          30%
     Debt securities                                     40%          69%
     Other                                                0%           1%
                                                       -----        -----
   Total                                                100%         100%
                                                       =====        =====


    The expected long-term rate of return for the plan's total assets is based on the expected return of each of the categories of assets, weighted based on the median of the target allocation for each class. Equity securities are expected to return 10% to 11% over the long-term, while fixed income is expected to return between 5% and 6%, with a goal of achieving a total return of 8% per year.

    The Company's investment policy is to broadly diversify the investments in order to reduce risk and to produce incremental return, while observing the requirements of state law and the principles of prudent investment management. The Pension plan's assets will be diversified among economic sector, industry, quality, and size. The purpose of diversification is to provide reasonable assurance that no single security or class of securities will have a disproportionate impact on the performance of the Pension plan. As a result, the risk level associated with the portfolio should be reduced.

The Company's target allocation for 2004 by asset category is as follows:

                                        2004
     Plan assets:
       Equity securities              25 - 75%
       Debt securities                25 - 75%

                           Madison River Capital, LLC

Pension Plans (continued)

    The Company expects to contribute approximately $2,100 to the Pension plan in 2004.

    The following benefit payments, which reflect expected future service, as appropriate, are estimated to be paid:

                  2004                     $    359
                  2005                          396
                  2006                          440
                  2007                          514
                  2008                          647
              2009 to 2013                    5,290


Postretirement Benefits Other Than Pensions

    The Company sponsors two plans providing medical coverage to retirees and their dependents.

    The Company provides limited medical coverage to retirees and their dependents for all companies, except GCSI and its subsidiaries, through a traditional indemnity plan administered by a third party. Participation in the retiree medical plan begins upon retirement at age 55 with 10 years of service.

    The Company provides a monthly contribution of $10.00 for each year of service with the Company to retirees to use for medical benefits. In addition, the Company provides the lesser of $25,000 or half of the retiree's final base pay in life insurance benefits. The plan is unfunded.

    The following table sets forth the status of the Company's plan and amounts recognized in the Company's financial statements at December 31:

                                                        2003         2002
                                                     ----------------------
   Accumulated plan benefit obligation at
     beginning of period                              $  (1,592)   $  (1,234)
       Service cost                                         (37)         (63)
       Interest cost                                        (93)        (107)
       Plan participants' contributions                    -            -
       Amendments                                          -            -
       Actuarial loss (gain)                                113         (339)
       Benefits paid                                         47          151
                                                       --------     --------
   Accumulated plan benefit obligation at
     end of period                                       (1,562)      (1,592)
                                                       --------     --------

   Fair value of plan assets at beginning of period        -            -
     Employer contribution                                   47          151
     Plan participants' contributions                      -            -
     Benefits paid                                          (47)        (151)
                                                       --------     --------
   Fair value of plan assets at end of period              -            -
                                                       --------     --------

   Funded status of plan                                 (1,562)      (1,592)
   Unrecognized prior service costs                         601          671
   Unrecognized net loss                                    221          336
                                                       --------     --------
   Accrued postretirement benefit cost                $    (740)   $    (585)
                                                       ========     ========

                           Madison River Capital, LLC

9. Benefit Plans (continued)

Postretirement Benefits Other Than Pensions (continued)

                                                        2003         2002
                                                     ----------------------
   Amounts recognized in the consolidated
     balance sheets
       Prepaid benefit cost                           $   -        $   -
       Accrued benefit liability                         (740)        (585)
       Intangible asset                                   -            -
       Accumulated other comprehensive income             -            -
                                                       ------       ------
       Net amount recognized                          $  (740)     $  (585)
                                                       ======       ======

                                             2003            2002            2001
                                        -------------------------------------------
   Components of net periodic
    postretirement benefit cost:
      Service cost                       $     37        $     63        $     64
      Interest cost                            93             107              79
      Actuarial loss (gain)                     2             (33)             (1)
                                          -------         -------         -------
    Net periodic postretirement
      benefit cost                            132             137             142
      Prior service costs                      70              70              70
                                          -------         -------         -------
    Total postretirement benefit
      cost accrual                       $    202        $    207        $    212
                                          =======         =======         =======

   Weighted-average assumptions:
    Discount rate                           7.00%           7.00%           7.00%
    Initial medical trend rate               - *            8.50%           9.00%
    Initial dental and vision trend rate     - *            8.50%           9.00%
    Ultimate trend rate                      - *            5.00%           5.00%
    Years to ultimate trend rate             - *              7               8
   Other information:
    One percent increase in trend rates:
      Effect on service and
        interest cost                    $      3        $    130        $    146
      Effect on accumulated plan
        benefit obligation                     58           1,274           1,183
    One percent decrease in trend rates:
      Effect on service and
        interest cost                          (3)           (103)           (141)
      Effect on accumulated plan
        benefit obligation                    (51)         (1,043)         (1,113)

* Trend rates are no longer applicable to this plan as only contribution made by the Company, other than for a small group of retirees, is a monthly amount equal to $10.00 for each year of service retiree had with the Company and it is not anticipated that this contribution rate will increase with medical inflation. For the small group of retirees who still receive benefits under a different plan formula, the trend rate was 11.0% graded down to 6.0% in four years.


There are no assets in the Company's plan. The Company estimates that it will contribute approximately $71 to its other postretirement benefit plan in 2004. The following benefit payments, which reflect expected future service, as appropriate, are estimated to be paid:

                  2004                     $     71
                  2005                           80
                  2006                           88
                  2007                           95
                  2008                          102
              2009 to 2013                      653

                           Madison River Capital, LLC

9. Benefit Plans (continued)

Postretirement Benefits Other Than Pensions (continued)

    GCSI provides medical coverage to retirees and their dependents through a traditional indemnity plan administered by a third party. The plan provisions are the same as those for active participants. Eligibility to participate in the retiree medical plan upon retirement is defined as age 55 with 25 years of service.

    GCSI required retirees to contribute 67% of medical, dental and eye care premium rates in 2003. The additional cost of the plan was paid by GCSI. In 2004 and future years, the retirees will contribute 100% of the premiums. GCSI's retirees also receive free local phone service and a $100 long distance credit per month. GCSI does not anticipate any changes in the cost-sharing provisions of the existing written plan, and there is no commitment to increase monetary benefits in the future. The plan is unfunded.

    The following table sets forth the status of GCSI's plan and amounts recognized in GCSI's financial statements at December 31:

                                                        2003         2002
                                                     ----------------------
  Accumulated plan benefit obligation at
    beginning of period                               $  (1,199)   $  (1,551)
      Service cost                                         -             (38)
      Interest cost                                          (4)         (77)
      Plan participants' contributions                     -            -
      Amendments                                           (179)        -
      Actuarial gain                                      1,156          404
      Benefits paid                                          29           63
                                                       --------     --------
  Accumulated plan benefit obligation at
    end of period                                          (197)      (1,199)
                                                       --------     --------

  Fair value of plan assets at beginning of period         -            -
    Employer contribution                                    29           63
    Plan participants' contributions                       -            -
    Benefits paid                                           (29)         (63)
                                                       --------     --------
  Fair value of plan assets at end of period               -            -
                                                       --------     --------

  Funded status of plan                                    (197)      (1,199)
  Unrecognized prior service costs                       (2,395)      (1,397)
  Unrecognized net gain                                  (1,815)      (2,160)
                                                       --------     --------
  Accrued postretirement benefit cost                 $  (4,407)   $  (4,756)
                                                       ========     ========

  Amounts recognized in the consolidated
   balance sheets
    Prepaid benefit cost                              $    -       $    -
    Accrued benefit liability                            (4,407)      (4,756)
    Intangible asset                                       -            -
    Accumulated other comprehensive income                 -            -
                                                       --------     --------
  Net amount recognized                               $  (4,407)   $  (4,756)
                                                       ========     ========

                           Madison River Capital, LLC

Postretirement Benefits Other Than Pensions (continued)

                                             2003            2002            2001
                                        -------------------------------------------
   Components of net periodic
     postretirement benefit cost:
       Service cost                      $     -         $     38        $     49
       Interest cost                              4            77             102
       Actuarial gain                          (158)          (24)            (56)
                                          ---------       -------         -------
    Net periodic postretirement
      benefit cost                             (154)           91              95
       Prior service costs                     (166)         (166)           (166)
                                          ---------       -------         -------
    Total postretirement benefit
      cost accrual                       $     (320)     $    (75)       $    (71)
                                          =========       =======         =======

  Weighted-average assumptions:
    Discount rate                             7.00%         7.00%           7.00%
    Initial medical trend rate                 - *          8.50%           8.50%
    Initial dental and vision trend rate       - *          8.50%           8.00%
    Ultimate trend rate                        - *          5.00%           5.00%
    Years to ultimate trend rate               - *            7               8
  Other information:
   One percent increase in trend rates:
    Effect on service and interest cost        - *       $    130        $    170
    Effect on accumulated plan benefit
      obligation                               - *          1,274           1,661
   One percent decrease in trend rates:
    Effect on service and interest cost        - *           (103)           (135)
    Effect on accumulated plan benefit
      obligation                               - *         (1,043)         (1,361)

* Trend rates are no longer applicable to this plan due to participants paying all premiums due under the plan beginning in 2004.


    There are no assets in the Company's plan. The Company estimates that it will contribute approximately $15 to its other postretirement benefit plan in 2004. The following benefit payments, which reflect expected future service, as appropriate, are estimated to be paid:

                  2004                     $    15
                  2005                          14
                  2006                          11
                  2007                          12
                  2008                          14
              2009 to 2013                      91


401(k) Savings Plans

    The Company sponsors a 401(k) savings plan covering substantially all employees who meet certain age and employment criteria, except for employees of GCSI. Employees may elect to contribute a percentage of their compensation to the plan not to exceed certain dollar limitations. The Company matches the first 6% of compensation deferred at the rate of 50% of employee contributions. The Company made matching contributions of approximately $606, $687 and $859 in the years ended 2003, 2002 and 2001.

    GCSI sponsors a 401(k) savings plan for all of its employees who meet certain age and employment criteria. Employees may elect to contribute a percentage of their compensation to the plan not to exceed certain dollar limitations. The Company matches the first 6% of compensation deferred at the rate of 50% of employee contributions. The Company made matching contributions of approximately $148, $178 and $243 in the years ended 2003, 2002 and 2001.

                           Madison River Capital, LLC

9. Benefit Plans (continued)

GCSI Employee Stock Ownership Plan

    A GCSI subsidiary sponsors a non-contributory employee stock ownership plan ("ESOP") which covered certain employees who had completed one year of service and attained the age of nineteen. Additionally, all participants in a former profit sharing plan became eligible for the ESOP effective with the formation of the ESOP.

    Prior to September 1999, the ESOP operated as a leveraged ESOP. On September 29, 1999, GCSI was acquired by the Company. As part of the acquisition, all shares held by the ESOP were acquired subject to an escrow holdback for contingent liabilities and unpaid obligations and the outstanding loan of the ESOP was retired. The Company adopted a resolution to terminate the ESOP effective December 31, 1999 subject to final resolution of certain matters relating to the ESOP and the receipt of a favorable letter of determination from the Internal Revenue Service regarding the termination of the ESOP. Accordingly, all accruals of benefits under the plan were suspended as of that date, and no further contributions were required to be made by GCSI. At December 31, 2003, the ESOP continued to operate pending final resolution of those matters as more fully discussed in Note 16 below. Upon final resolution, all remaining assets will be distributed to plan participants and the ESOP will be terminated.

    In November 1999 and June 2000, GCSI distributed approximately 20% and 60% of accumulated benefits under the ESOP as of December 31, 1998. In addition to the remaining cash, the ESOP continues to hold a 48.8% interest in the escrow holdback.


10. Long-Term Incentive Plan

    In 1998, MRTC adopted a long-term incentive plan arrangement that provides for annual incentive awards to certain employees as approved by the Board of Directors. Under the terms of the plan, awards are earned over the succeeding 12 months after the award eligibility is determined. Eligible employees forfeit any awards earned upon cessation of employment with the Company.

    Incentive awards vest automatically at the time of a qualified event as defined under the plan. Vested awards are payable under certain circumstances as defined in the long-term incentive plan arrangement. The Company recognized compensation expense related to the long-term incentive awards of $5,429, $5,284 and $1,271 in the years ended December 31, 2003, 2002 and
2001, respectively. At December 31, 2003, 2002 and 2001, the Company had approximately $19,511, $14,097 and $8,817, respectively, accrued for the long-term incentive plan. No incentive awards are vested as of December 31, 2003.


11. Fair Value of Financial Instruments

    The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

    Cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, accrued expenses and other current liabilities - the carrying value approximates fair value due to the short maturity of these instruments.

    The fair value and carrying value of long-term debt and lines of credit at December 31, 2003 were $631,404 and $637,213, respectively. At December 31, 2002, the fair value and carrying value of the long-term debt and lines of credit were $589,735 and $661,568, respectively. The fair value of the Company's $200,000 senior notes is based on the quoted value at the close of business on December 31. The fair value of the secured long-term debt is estimated by discounting the scheduled payment streams to their present value based on current rates for similar instruments with comparable maturities.

                           Madison River Capital, LLC

12. Segment Information

    The Company offers a variety of telecommunications services to business and residential customers including local and long distance voice, high speed data, Internet access and fiber transport. In accordance with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," ("SFAS 131") the Company's operations are classified into two reportable business segments. The first segment consists of the Company's four RLECs that provide regulated and nonregulated telecommunication services in their franchised territories. The second segment consists of the EOS operations that are in close proximity to the RLEC territories and are managed and operated as a line of business of the RLECs. Although both segments provide similar types of telecommunication services, are operated and managed by common management teams and share common resources, certain differences exist in the businesses of the RLECs and the EOS that the Company has evaluated to indicate two segments. Included in these differences between the RLECs and the EOS are: (i) the extent to which each segment's operations are regulated,
(ii) different approaches in the way each segment markets its services, (iii) positions within their respective markets and therefore how they price their services and (iv) composition of each segment's customer base. In addition, each segment's financial and operating results are evaluated separately by the chief operating decision maker of the Company. Periodically, the Company will analyze these factors, among others, to determine the appropriate reportable business segments required under SFAS 131.

    The Company's two reportable segments follow the same accounting principles and policies used for the Company's consolidated financial statements. Revenues by product line are disclosed in the Consolidated Statement of Operations. The RLEC generates revenues from the provision of local and long distance voice services, Internet and enhanced data services and miscellaneous services. The EOS generates revenues from provision of local and long distance voice services, Internet and enhanced data services, transport services and miscellaneous services. All operations and assets are located in the United States. The following tables summarize the revenues and net operating income (loss) for each segment for the years ended December 31, 2003, 2002 and 2001:

                                                         December 31
                                              2003           2002           2001
                                          ----------------------------------------
    Total revenues
      RLEC operations                     $  175,265     $  172,422     $  173,647
      EOS                                     14,199         15,318         13,177
                                           ---------      ---------      ---------
                                             189,464        187,740        186,824
    Less intersegment revenues                (3,004)        (3,539)        (2,561)
                                           ---------      ---------      ---------
      Total reported revenues             $  186,460     $  184,201     $  184,263
                                           =========      =========      =========

    Net operating income (loss)
      RLEC operations                     $   54,478     $   49,748     $   36,801
      EOS                                    (11,970)       (20,861)       (36,788)
                                           ---------      ---------      ---------
      Total reported net
        operating income                  $   42,508     $   28,887     $       13
                                           =========      =========      =========

    As of December 31, 2003, 2002 and 2001, total assets by segment, net of intersegment investments and other intersegment balances, were as follows:

                                                         December 31
                                              2003           2002           2001
                                          ----------------------------------------
   Total assets:
     RLEC operations                      $  868,472     $  871,030     $  819,584
     EOS                                     432,326        473,172        506,239
                                           ---------      ---------      ---------
                                           1,300,798      1,344,202      1,325,823
     Less intersegment assets               (493,656)      (499,431)      (429,245)
                                           ---------      ---------      ---------
     Total reported assets                $  807,142     $  844,771     $  896,578
                                           =========      =========      =========

                           Madison River Capital, LLC

13. Redeemable Minority Interest

    As part of the consideration paid in the acquisition of Coastal Utilities, the Company issued to the former shareholders of Coastal Utilities, 300 shares of Series A non-voting common stock and 300 shares of Series B non-voting common stock of CCI in the face amount of $10,000 and $5,000, respectively. The Series A and Series B stock had put and call features defined pursuant to the terms of a shareholders' agreement and exercisable by the holders and CCI. In February 2001, the holders of the Series B stock notified the Company of their exercise of the put option. On April 10, 2002, MRTC completed an agreement with the former shareholders of Coastal Utilities which, among other things, modified certain provisions of the CCI shareholders agreement.

    Under the terms of the new agreement, the former shareholders exchanged all of their Series B stock and 40% of their Series A stock in CCI for 18.0 million Class A member units in MRTC valued at $1 per unit and three unsecured term notes issued by MRTC, in the aggregate principal amount of $20,000, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed 30 shares of Series A stock retained by the former shareholders for $33,333.33 per share, or approximately $1,000, at the closing of the transaction. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right, beginning May 31, 2003 and ending September 30, 2007, to require CCI to redeem their remaining 150 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1,000, in any thirteen-month period. In June 2003, CCI redeemed 30 shares of the Series A stock for $1,000.

    As a result of the transaction, the Company recorded an increase in members' interest of $21,100 and long-term debt of $20,000 to reflect the consideration exchanged for a portion of the minority shareholders' equity interests. A portion of the increase in members' interest in the amount of $3,100 represents the difference between the $47,100 carrying value of the minority interest before the transaction and the $44,000 in value held by the minority shareholders after the transaction.

    Upon adoption of SFAS 150, the Company reclassified the redeemable minority interest on its balance sheet from its mezzanine level presentation between liabilities and equity to current and long-term liabilities and reclassified the prior year presentation to be consistent. Accordingly, at December 31, 2003 and 2002, other current liabilities include $1,000 for the current portion of the redeemable minority interest and other liabilities include $3,000 and $4,000, respectively, for the portion redeemable beyond one year.


14. Related Party Transactions

    On January 4, 2002, the Company loaned approximately $467 to each of three managing directors of MRTC to finance a portion of their purchase of Class A units in MRTC from an investor. The loans, payable on demand, bear interest at 5% and are secured by the MRTC Class A interests purchased with the proceeds of the loans. At December 31, 2003 and 2002, $1,400 was outstanding under these loans and is reflected as a reduction of member's capital. The Company recognized interest income of $71 and $70 in 2003 and 2002, respectively. All accrued interest had been paid by the managing directors as of December 31, 2003 and 2002.


15. Commitments and Contingencies

    The Company has a resale agreement with a vendor to provide long distance transmission services. Under the terms of the agreement, the Company must utilize certain contracted minimum volume commitments.

    GCSI's ESOP was the subject of an application before the Internal Revenue Service ("IRS") for a compliance statement under the Voluntary Compliance Resolution Program filed with the IRS on May 17, 2000. The compliance statement was requested in order to address certain issues related to contributions made during 1997 and 1998, prior to the acquisition of GCSI by the Company, to employees' accounts in the ESOP and a 401(k) plans in excess of the limits allowed by Section 415 of the Internal Revenue Code of 1986, as amended. The application requested a compliance statement to the effect that any failure to comply with the terms of the plans would not adversely affect the plans' tax-qualified status, conditioned upon the implementation of the specific corrections set forth in the compliance statement.

                           Madison River Capital, LLC

15. Commitments and Contingencies (continued)

    The estimated cost to the ESOP of the corrective allocation described in the initial compliance statement was approximately $3,300. In its application, the Company requested that the assets held in the Section 415 Suspense Account and in the ESOP Loan Suspense Account be used by the ESOP for the correction. The 415 Suspense Account had an approximate value of $1,600, and the ESOP Loan Suspense Account had a value in excess of the $1,700 needed for the full correction. However, based on discussions with the IRS and upon the recommendation of its advisors, during the second quarter of 2001, the Company withdrew its proposal to use the assets in the ESOP Loan Suspense Account as a source of funds to satisfy the obligation. Shortly thereafter, the IRS issued a Section 415 Compliance Statement and provided the Company with 150 days to institute the corrective actions. The correction period was then subsequently extended for thirty days to December 17, 2001. During the course of making the corrections as required by the compliance statement, additional administrative errors in the operation of the ESOP were found that affected years beginning January 1, 1995 through December 31, 1999. The newly discovered operational failures were interrelated with and directly affected the failures subject to the original compliance statement, and, therefore, the corrections under the original compliance statement could not be accurately completed.

    In response to these new errors, the Company performed an extensive review of the ESOP administration for the plan years 1995 through 1999. As part of the process, on June 7, 2002, the Company submitted a new application for a compliance statement under the Walk-In-Closing Agreement Program with the IRS. The new application restated the Company's proposed corrections to be made for the operational failures disclosed in the first application as well as addressed the proposed corrections for the additional failures found in the administration of the ESOP. In October 2003, the Company received a preliminary compliance statement from the IRS documenting their conclusions related to the second application. See Note 16 for further discussion of the compliance statement.

    In May 2002, $1,700 was transferred into the ESOP from an escrow account established in connection with the acquisition of GCSI as required under the terms of the initial compliance statement. Pursuant to the terms of the second compliance statement issued in February 2004, the $1,700 was no longer necessary to complete the corrections to the ESOP. In March 2004, the Company requested the return of this amount from the ESOP trust, together with interest earned from the date of initial transfer, to the escrow account. At December 31, 2003, the Company had accrued approximately $160 related to the corrections to be made under the second compliance statement. The Company may pursue other options currently available to it to obtain reimbursement of a portion of this amount, which may include seeking additional reimbursement from the escrow account. However, there is no assurance that the Company will be able to obtain any reimbursement from another source. The Company does not believe that any future amounts required to be contributed to the ESOP as part of this corrective action, if any, will have a material adverse effect on its financial condition, results of operations or cash flows.

    The Company is involved in various other claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company does not believe the ultimate disposition of these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.


16. Subsequent Event

The Company and the IRS reached a resolution on the terms of the new compliance statement for GCSI's ESOP and it was issued on February 5, 2004 allowing the Company 150 days, or until July 4, 2004, to implement the required corrections. As of February 27, 2004, the Company had implemented the required corrections outlined in the second compliance statement and made a distribution of substantially all of the cash assets held in the ESOP trust to participants.

                           Madison River Capital, LLC

        Schedule I - Condensed Financial Information of the Registrant
                       As of December 31, 2003 and 2002
            and for the Three-Year Period Ended December 31, 2003
                                (in thousands)


                    Condensed Balance Sheets of Registrant


                                                                       December 31
                                                                    2003        2002
                                                                  ---------------------
Assets
Current assets:
  Cash                                                            $   1,355    $      41
  Prepaid expenses                                                     -               1
                                                                   --------     --------
    Total current assets                                              1,355           42
                                                                   --------     --------
Other assets:
  Note receivable from subsidiary                                    30,000       30,000
  Investment in subsidiaries                                        203,811      215,375
  Other investments                                                     209          209
  Unamortized debt issuance costs                                     4,518        5,250
                                                                   --------     --------
    Total other assets                                              238,538      250,834
                                                                   --------     --------
Total assets                                                      $ 239,893    $ 250,876
                                                                   ========     ========

Liabilities and member's capital
Current liabilities:
  Amounts due to subsidiaries                                        24,878       23,123
  Accrued interest expense                                            9,142        9,090
                                                                   --------     --------
    Total current liabilities                                        34,020       32,213
                                                                   --------     --------

Noncurrent liabilities:
  Long-term debt, net of discount                                   198,316      198,111
  Other long-term liabilities                                         9,169        4,007
                                                                   --------     --------

    Total noncurrent liabilities                                    207,485      202,118
                                                                   --------     --------

Total liabilities                                                   241,505      234,331

Member's capital:
  Member's interest                                                 210,184      210,184
  Accumulated deficit                                              (208,308)    (193,639)
  Accumulated other comprehensive loss                               (3,488)        -
                                                                   --------     --------
Total member's capital                                               (1,612)      16,545
                                                                   --------     --------
Total liabilities and member's capital                            $ 239,893    $ 250,876
                                                                   ========     ========

                           Madison River Capital, LLC

               Condensed Statements of Operations of Registrant

                                                                 December 31
                                                         2003        2002       2001
                                                     ---------------------------------
Operating expenses:
  Amortization                                        $    733    $    733    $    753
  Selling, general and administrative expenses               1          17          19
                                                       -------     -------     -------
Net operating loss                                        (734)       (750)       (772)
Interest expense                                       (26,757)    (26,728)    (26,704)
Other income                                             6,071       6,072       4,613
                                                       -------     -------     -------
Loss before equity in income (losses)
   of subsidiaries                                     (21,420)    (21,406)    (22,863)
Equity in income (losses) of subsidiaries                6,751     (18,012)    (52,066)
                                                       -------     -------     -------
Net loss                                              $(14,669)   $(39,418)   $(74,929)
                                                       =======     =======     =======

               Condensed Statements of Cash Flows of Registrant

                                                                 December 31
                                                         2003        2002       2001
                                                     ---------------------------------
Operating activities
Net loss                                              $ (14,669)  $ (39,418)  $ (74,929)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Amortization of debt issuance costs                   732         732         753
      Amortization of discount                              206         180         158
      Equity in losses of subsidiaries                   (6,751)     18,012      52,066
      Changes in operating assets and liabilities:
        Accrued interest receivable                        -          4,500      (4,383)
        Dividends receivable                               -           -            487
        Prepaid expenses                                      1           1        -
        Amounts due to subsidiaries                       6,916      13,783      (7,552)
        Accrued interest payable                             52          48          46
        Other accrued liabilities                        (3,488)       -           -
                                                       --------    --------    --------
Net cash used in operating activities                   (17,001)     (2,162)    (33,354)
                                                       --------    --------    --------

Investing activities
Distributions from subsidiaries                          18,315       2,135       8,028
Changes in other assets                                    -           -           (240)
                                                       --------    --------    --------
Net cash provided by financing activities                18,315       2,135       7,788
                                                       --------    --------    --------

Financing activities
Contribution from member                                   -           -            528
Redemption of member's interest                            -         (2,000)       -
Advances to managing directors                             -         (1,400)       -
                                                       --------    --------    --------
Net cash (used in) provided by investing activities        -         (3,400)        528
                                                       --------    --------    --------

Net increase (decrease) in cash and cash equivalents      1,314      (3,427)    (25,038)
Cash and cash equivalents at beginning of year               41       3,468      28,506
                                                       --------    --------    --------
Cash and cash equivalents at end of year              $   1,355   $      41   $   3,468
                                                       ========    ========    ========

                           Madison River Capital, LLC

             Notes to Condensed Financial Statements of Registrant
                                (in thousands)

1 - Basis of Presentation

These financial statements present the financial condition, results of operations and cash flows of Madison River Capital, LLC (the "Company") on a parent-company-only basis. The Company's investment in its subsidiaries is stated at cost plus its equity in the undistributed earnings of its subsidiaries since the date of acquisition. These financial statements should be read in conjunction with the Company's consolidated financial statements on pages F-1 to F-30.

2 - Long-term Debt

Long-term debt consisted of the following at December 31, 2003 and 2002:

                                                         December 31
                                                     2003           2002
                                                  -------------------------
Unsecured 131/4% senior notes payable, due
  March 1, 2010, with interest payable
  semiannually on March 1 and September 1,
  net of debt discount of $2,076 and
  $2,282, respectively.                           $  197,924     $  197,718
Convertible note payable to related party                393            393
                                                   ---------      ---------
Total long term debt                              $  198,317     $  198,111
                                                   =========      =========

None of this long-term debt matures within the five years succeeding December 31, 2003. Further information regarding this long-term debt is in Note 6 to the consolidated financial statements of the Company.

3 - Other Long-term Liabilities

The Company sponsors a pension plan and two post-retirement benefit plans for employees of its operating subsidiaries. Further information regarding these plans is in Note 9 to the consolidated financial statements of the Company.

                           Madison River Capital, LLC

                 Schedule II - Valuation and Qualifying Accounts
                   Years Ended December 31, 2003, 2002 and 2001
                                 (in thousands)

Allowance for uncollectible accounts:
                                                            Additions
                                             Balance at    Charged to     Deductions         Balance at
                                             Beginning      Costs and        from               End
                                             of Period      Expenses       Reserves          of Period
                                             ----------------------------------------------------------
Year ended December 31, 2003:
  Allowance for uncollectible accounts       $  2,792       $    617       $   (1,686)       $  1,723
                                              =======        =======        =========         =======
Year ended December 31, 2002:
  Allowance for uncollectible accounts       $  1,815       $  1,673       $     (696)       $  2,792
                                              =======        =======        =========         =======
Year ended December 31, 2001:
  Allowance for uncollectible accounts       $  1,150       $  4,922        $  (4,257)       $  1,815
                                              =======        =======        =========         =======

Allowance for uncollectible accounts, primarily from interexchange carriers:
                                                            Additions
                                             Balance at    Charged to     Deductions         Balance at
                                             Beginning      Costs and        from               End
                                             of Period      Expenses       Reserves          of Period
                                             ----------------------------------------------------------
Year ended December 31, 2003:
  Allowance for uncollectible accounts       $  1,693       $  1,280        $    (898)       $  2,075
                                              =======        =======        =========         =======
Year ended December 31, 2002:
  Allowance for uncollectible accounts       $    111       $  1,626       $      (44)       $  1,693
                                              =======        =======        =========         =======
Year ended December 31, 2001:
  Allowance for uncollectible accounts       $    531       $   -          $     (420)       $    111
                                              =======        =======        =========         =======


Valuation allowance for deferred income tax assets:
                                                            Additions
                                             Balance at    Charged to     Deductions         Balance at
                                             Beginning      Costs and        from               End
                                             of Period      Expenses       Reserves          of Period
                                             ----------------------------------------------------------
Year ended December 31, 2003:
  Valuation allowance for deferred
    income tax assets                        $  3,741       $  5,482       $   -             $  9,223
                                              =======        =======        =======           =======
Year ended December 31, 2002:
  Valuation allowance for deferred
    income tax assets                        $  2,241       $  1,500       $   -             $  3,741
                                              =======        =======        =======           =======
Year ended December 31, 2001:
  Valuation allowance for deferred
    income tax assets                        $  2,305       $   -          $     (64)        $  2,241
                                              =======        =======        =======           =======

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No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Madison River. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell orthe solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Madison River since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

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                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Where You Can Find More Information..................................    i
Summary..............................................................    1
Risk Factors.........................................................    6
Forward-Looking Statements...........................................   17
Market and Industry Data.............................................   18
Use of Proceeds......................................................   18
Capitalization.......................................................   18
Selected Financial and Operating Data................................   19
Management's Discussion and Analysis of Financial Condition and
  Results of Operations..............................................   21
Business.............................................................   37
Regulation...........................................................   47
Management...........................................................   55
Principal Members....................................................   60
Certain Relationships and Related Transactions.......................   61
Description of Other Indebtedness....................................   62
Description of the Notes.............................................   65
Plan of Distribution.................................................   98
Legal Matters........................................................   98
Experts..............................................................   98
Index to the Financial Statements....................................   F-1

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                                  $200,000,000
                                    SERIES B
                              13 1/4% SENIOR NOTES
                                    DUE 2010

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                      [Madison River Communications Logo]

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                           Madison River Capital, LLC
                           Madison River Finance Corp.

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                                  PROSPECTUS

                                ---------------

                                          , 2004

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Madison River Capital, LLC's Limited Liability Company Agreement provides that the company will indemnify its sole member, or any person that is or was serving as an officer, director, principal, member, employee or agent of the member or the company, and will have the power to indemnify its other agents, to the fullest extent permitted by the Limited Liability Company Act of the State of Delaware (the ''LLCA''), as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than such law permitted the company to provide immediately prior to such amendment). As of the date of the registration statement, Section 18-108 of the LLCA provides as follows:

     "Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever."

     Madison River Finance Corp.'s Certificate of Incorporation and By-Laws provide that the corporation will indemnify its officers and directors, and will have the power to indemnify its other agents, to the full extent permitted by law. As of the date of this registration statement, Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides as follows:

     "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to ''the corporation'' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any services as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation' as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     Section 102(b)(7) of the GCL, permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the General Corporation Law of the State of Delaware (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

     Madison River Capital, LLC maintains directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules

     (a) Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement, which is incorporated herein by reference.

     (b) Not Applicable.

     (c) Not Applicable.

Item 22. Undertakings

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ''Calculation of Registration Fee'' table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on April 16, 2004.


                                   MADISON RIVER CAPITAL, LLC


                                   By:  /s/  J. STEPHEN VANDERWOUDE
                                      ---------------------------------
                                             J. Stephen Vanderwoude
                                          Managing Director, Chairman
                                          and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of April 16, 2004.



By:  /s/  J. STEPHEN VANDERWOUDE
   ----------------------------------
          J. Stephen Vanderwoude
     Managing Director, Chairman and
        Chief Executive Officer
      (Principal Executive Officer)



By:  /s/  PAUL H. SUNU
   ----------------------------------
          Paul H. Sunu
   Managing Director, Chief Financial
         Officer and Secretary
     (Principal Financial Officer)



By:  /s/  JOHN T. HOGSHIRE
   -----------------------------------
          John T. Hogshire
     Vice President-Controller
  (Principal Accounting Officer)




                  *
    ----------------------------------
           Michael P. Cole
               Manager


                  *
    ----------------------------------
          Joseph P. DiSabato
                Manager


                  *
    ----------------------------------
           Richard A. May
               Manager

                  *
    ----------------------------------
            Sanjeev K. Mehra
                 Manager


                  *
    ----------------------------------
             Mark A. Pelson
                 Manager


                  *
    ----------------------------------
           James N. Perry, Jr.
                 Manager


* By:   /s/ PAUL H. SUNU
     ----------------------------------
            Paul H. Sunu
          Attorney-in-fact

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on April 16, 2004.


                                   MADISON RIVER FINANCE CORP.



                                   By:  /s/  J. STEPHEN VANDERWOUDE
                                      ---------------------------------
                                             J. Stephen Vanderwoude
                                          Managing Director, Chairman
                                          and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of April 16, 2004.



By:  /s/  J. STEPHEN VANDERWOUDE
   ----------------------------------
          J. Stephen Vanderwoude
     Managing Director, Chairman and
        Chief Executive Officer
      (Principal Executive Officer)



By:  /s/  PAUL H. SUNU
   ----------------------------------
            Paul H. Sunu
   Managing Director, Chief Financial
         Officer and Secretary
     (Principal Financial Officer)



By:  /s/  JOHN T. HOGSHIRE
   -----------------------------------
          John T. Hogshire
     Vice President-Controller
  (Principal Accounting Officer)

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                         Description of Exhibits
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3.1*     Certificate of Formation of Madison River Capital, LLC
3.2*     Limited Liability Company Agreement of Madison River Capital, LLC
3.3*     Certificate of Incorporation of Madison River Finance Corp.
3.4*     By-Laws of Madison River Finance Corp.
4.1*     Form of the Series A 131/4% Senior Notes due 2010
4.1*     Form of the Series B 131/4% Senior Notes due 2010
4.2* Purchase Agreement, dated as of February 17, 2000, between Madison River Capital, LLC, Madison River Finance Corp. and Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Chase Securities Inc. and Morgan Stanley & Co. Incorporated
4.3* Indenture, dated as of February 17, 2000, between Madison River Capital, LLC, Madison River Finance Corp. and Norwest Bank Minnesota, National Association
4.4* Exchange and Registration Rights Agreement, dated as of February 17, 2000, between Madison River Capital, LLC, Madison River Finance Corp. and Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Chase Securities Inc. and Morgan Stanley & Co. Incorporated
5.1*     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1* Contribution and Stock Purchase Agreement, dated November 23, 1999, by and among, Madison River Telephone Company, LLC, Coastal Communications, LLC, Coastal Utilities, Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust
10.1.1* First Amendment to Contribution and Stock Purchase Agreement, dated March 20, 2000, by and among, Madison River Telephone Company, LLC, Coastal Communications, LLC, Coastal Utilities, Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust
10.1.2* Second Amendment to Contribution and Stock Purchase Agreement, dated March 29, 2000, by and among, Madison River Telephone Company, LLC, Coastal Communications, LLC, Coastal Utilities, Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust
10.1.3* Shareholders Agreement, dated March 30, 2000, by and among Coastal Communications, Inc. and Daniel M. Bryant, G. Allan Bryant, The Michael E. Bryant Life Trust and Madison River Capital, LLC
10.1.4* Amendment No. 1 to the Shareholders Agreement, dated April 10, 2002, by and among Coastal Communications, Inc. and Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust.
10.2* Agreement and Plan of Merger, dated May 9, 1999, by and between Madison River Telephone Company, LLC and Gulf Coast Services, Inc.
10.2.1* First Amendment to Agreement and Plan of Merger, dated July 2, 1999, by and between Madison River Telephone Company, LLC and Gulf Coast Services, Inc.
10.2.2* Second Amendment to Agreement and Plan of Merger, dated August 24, 1999, by and between Madison River Telephone Company, LLC and Gulf Coast Services, Inc.
10.2.3* Third Amendment to Agreement and Plan of Merger, dated September 28, 1999, by and between Madison River Telephone Company, LLC and Gulf Coast Services, Inc.
10.3* Asset Purchase Agreement, dated April 21, 1998, among Madison River Telephone Company, LLC, Gallatin River Communications L.L.C., Central Telephone Company of Illinois and Centel Corporation
10.3.1* Amendment No. 1 to Asset Purchase Agreement, dated September 22, 1998, by and between Gallatin River Communications, LLC, Madison River Telephone Company, LLC, Central Telephone Company of Illinois and Centel Corporation
10.3.2* Amendment No. 2 to Asset Purchase Agreement, dated October 29, 1998, by and between Gallatin River Communications, LLC, Madison River Telephone Company, LLC, Central Telephone Company of Illinois and Centel Corporation
10.4* Stock Purchase Agreement, dated September 12, 1997, by and among Madison River Telephone Company, LLC and Mebcom Communications, Inc. and its stockholders

EXHIBIT
NUMBER                         Description of Exhibits
-------                        -----------------------

10.5* Employment Agreement, dated November 1, 2002, between Madison River Telephone Company, LLC and J. Stephen Vanderwoude
10.6** Amended and Restated Employment Agreement, dated January 1, 2004, between Madison River Telephone Company, LLC and James D. Ogg
          (incorporated herein by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003)
10.8* Employment Agreement, dated November 1, 2002, between Madison River Telephone Company, LLC and Paul H. Sunu
10.8.1** First Amendment to Employment Agreement, dated December 31, 2003, between Madison River Telephone Company, LLC and Paul H. Sunu (incorporated herein by reference to Exhibit 10.8.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003)
10.9* Employment Agreement, dated November 1, 2002, between Madison River Telephone Company, LLC and Bruce J. Becker
10.10* Terms of the Madison River Telephone Company, LLC Long Term Incentive Plan effective November 1, 1998
10.11* Loan Agreement and Promissory Notes, dated as of September 29, 1999, between Gulf Telephone Company and the Rural Telephone Finance Cooperative (the "RTFC")
10.12* Secured Revolving Line of Credit Agreement, dated as of September 29, 1999, between Gulf Telephone Company and the RTFC
10.13* Loan Agreement, dated as of January 16, 1998, between Mebtel, Inc. and the RTFC
10.14* Secured Revolving Line of Credit Agreement, dated as of January 16, 1998, between Mebtel, Inc. and the RTFC
10.15* Loan Agreement, dated as of October 30, 1998, between Gallatin River Communications, LLC and the RTFC
10.16* Loan Agreement, dated as of October 30, 1998, between Madison River Communications, Inc. and the RTFC
10.17* Secured Revolving Line of Credit Agreement, dated as of October 30, 1998, between Gallatin River Communications, LLC and the RTFC
10.18* Loan Agreement, dated as of March 29, 2000, between Coastal Utilities, Inc. and the RTFC
10.19* Secured Revolving Line of Credit Agreement, dated as of March 29, 2000, between Coastal Utilities, Inc. and the RTFC
10.20* Unsecured Revolving Line of Credit Agreement, dated as of March 29, 2000, between Coastal Utilities, Inc. and the RTFC
10.26* Loan Agreement and Secured Promissory Notes, dated as of December 29, 2000, by and between Madison River LTD Funding Corp. and the RTFC
10.27* Secured Revolving Line of Credit Agreement, dated as of December 29, 2000, by and between Madison River LTD Funding Corp. and the RTFC
10.28* Employment Agreement, dated November 1, 2002, between Madison River Telephone Company, LLC and Ken Amburn
10.29* Employment Agreement, dated December 1, 2002, between Madison River Telephone Company, LLC and Michael Skrivan
10.30* Amendment to Loan Agreement, dated July 30, 2003, amending the Loan Agreement dated as of December 29, 2000 by and between MRLTDF and the RTFC
10.31* Exchange Agreement, dated as of April 10, 2002, by and among Madison River Telephone Company, LLC, Coastal Communications, Inc., Daniel
         M. Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust.

EXHIBIT
NUMBER                         Description of Exhibits
-------                        -----------------------

12.1     Statements re: Computation of Earnings to Fixed Charges
21.1**   Subsidiaries of the Registrants (incorporated herein by reference to
         Exhibit 21.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003)
23.1     Consent of Ernst & Young LLP
23.2* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in its opinion filed as Exhibit 5.1 hereto)
24.1*    Power of Attorney
25.1*    Statement of Eligibility and Qualification of Norwest Bank
         Indenture Act of 1939, as amended
99.1*    Form of Letter of Transmittal
99.2* Form of Instruction to Registered Holder and/or Depository Trust Company Participant to Beneficial Owner
99.3*    Form of Notice of Guaranteed Delivery

* Previously filed.
** Incorporated by reference (incorporated herein by reference to corresponding exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).